Exhibit 4.1

LEASEHOLD DEED OF TRUST, SECURITY AGREEMENT AND FIXTURE FILING
TAUBMAN CHERRY CREEK SHOPPING CENTER, L.L.C., as grantor
c/o The Taubman Company LLC
200 East Long Lake Road, Ste. 300
Bloomfield Hills, Michigan 48304,
(Borrower)
to
THE PUBLIC TRUSTEE OF THE CITY AND COUNTY OF DENVER, COLORADO,
as trustee
(Trustee)
for the benefit of

METROPOLITAN LIFE INSURANCE COMPANY, as beneficiary
10 Park Avenue
PO Box 1902
Morristown, New Jersey 07962,
and
THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, as beneficiary
c/o Prudential Asset Resources, Inc.
2100 Ross Avenue, Suite 2500
Dallas, Texas 75201
Attention:  Asset Management Department
Prudential Loan No. 706110059,
(collectively, Lender)
______________________________
Dated:    As of May 6, 2016

Location:	Cherry Creek Shopping Center
3000 East 1st Avenue
Denver, Colorado
County:    The City and County of Denver
State:    Colorado
______________________________
PREPARED BY AND UPON
RECORDATION RETURN TO:
Hunton & Williams LLP
200 Park Avenue
New York, New York 10166
Attention: Peter J. Mignone, Esq.

TABLE OF CONTENTS

		Page

ARTICLE I

GRANT OF SECURITY

Section 1.01	REAL PROPERTY GRANT	16
Section 1.02	PERSONAL PROPERTY GRANT	18
Section 1.03	SATISFACTION AND RELEASE	20

ARTICLE II

	BORROWER REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 2.01	BORROWER REPRESENTATIONS AND WARRANTIES	20
Section 2.02	PERFORMANCE BY BORROWER	30
Section 2.03	WARRANTY OF TITLE	30
Section 2.04	TAXES, LIENS AND OTHER CHARGES	30
Section 2.05	ESCROW DEPOSITS	31
Section 2.06	CARE AND USE OF THE PROPERTY	32
Section 2.07	COLLATERAL SECURITY INSTRUMENTS	33
Section 2.08	SUITS AND OTHER ACTS TO PROTECT THE PROPERTY	34
Section 2.09	LIENS AND ENCUMBRANCES	34
Section 2.10	SINGLE PURPOSE ENTITY	34
Section 2.11	CASH MANAGEMENT; LOCKBOX ACCOUNT	41
Section 2.12	DISBURSEMENTS FROM THE LOCKBOX ACCOUNT	41
Section 2.13	QUALIFIED MANAGER	42
Section 2.14	SURVIVAL OF REPRESENTATIONS	42

ARTICLE III

INSURANCE

Section 3.01	REQUIRED INSURANCE AND TERMS OF INSURANCE POLICIES	43
Section 3.02	ADJUSTMENT OF CLAIMS	49
Section 3.03	ASSIGNMENT TO LENDER	49

ARTICLE IV

BOOKS, RECORDS AND ACCOUNTS

Section 4.01	BOOKS AND RECORDS	49
Section 4.02	ADDITIONAL MATTERS	51

ARTICLE V

LEASES AND OTHER AGREEMENTS AFFECTING THE PROPERTY

Section 5.01	BORROWER'S ADDITIONAL REPRESENTATIONS AND
	WARRANTIES	51
Section 5.02	ASSIGNMENT OF LEASES	52
Section 5.03	PERFORMANCE OF OBLIGATIONS	52
Section 5.04	SUBORDINATE LEASES AND NON-DISTURBANCE
	AGREEMENTS	53
Section 5.05	LEASING COMMISSIONS	53

ARTICLE VI

ENVIRONMENTAL HAZARDS

Section 6.01	REPRESENTATIONS AND WARRANTIES	54
Section 6.02	REMEDIAL WORK	54
Section 6.03	ENVIRONMENTAL SITE ASSESSMENT	55
Section 6.04	UNSECURED OBLIGATIONS	55
Section 6.05	HAZARDOUS MATERIALS	55
Section 6.06	REQUIREMENTS OF ENVIRONMENTAL LAWS	56

ARTICLE VII

CASUALTY, CONDEMNATION AND RESTORATION

Section 7.01	BORROWER'S REPRESENTATIONS	56
Section 7.02	CASUALTY	56
Section 7.03	CONDEMNATION	57
Section 7.04	REQUIREMENTS FOR RESTORATION	57

ARTICLE VIII

ADDITIONAL REPRESENTATIONS OF BORROWER

Section 8.01	INTENTIONALLY OMITTED	61
Section 8.02	NON-RELATIONSHIP; OFAC; FIRPTA	62
Section 8.03	NO ADVERSE CHANGE	62

ARTICLE IX

EXCULPATION AND LIABILITY

Section 9.01	LIABILITY OF BORROWER	63

ARTICLE X

CHANGE IN OWNERSHIP, CONVEYANCE OF PROPERTY

Section 10.01	CONVEYANCE OF PROPERTY, CHANGE IN OWNERSHIP AND
	COMPOSITION	65
Section 10.02	INTENTIONALLY OMITTED	70
Section 10.03	STATEMENTS REGARDING OWNERSHIP	70

ARTICLE XI

DEFAULTS AND REMEDIES

Section 11.01	EVENTS OF DEFAULT	70
Section 11.02	REMEDIES UPON DEFAULT	72
Section 11.03	APPLICATION OF PROCEEDS OF SALE	73
Section 11.04	WAIVER OF JURY TRIAL	74
Section 11.05	LENDER'S RIGHT TO PERFORM BORROWER'S OBLIGATIONS	74
Section 11.06	LENDER REIMBURSEMENT	74
Section 11.07	FEES AND EXPENSES	74
Section 11.08	WAIVER OF CONSEQUENTIAL DAMAGES	74
Section 11.09	ATTORNEY-IN-FACT	75

ARTICLE XII

BORROWER AGREEMENTS AND FURTHER ASSURANCES

Section 12.01	PARTICIPATION AND SALE OF LOAN	75
Section 12.02	REPLACEMENT OF NOTE	76
Section 12.03	BORROWER'S ESTOPPEL	76
Section 12.04	FURTHER ASSURANCES	77
Section 12.05	SUBROGATION	77
Section 12.06	LOAN SERVICING	77

ARTICLE XIII

SECURITY AGREEMENT

Section 13.01	SECURITY AGREEMENT	78
Section 13.02	REPRESENTATIONS AND WARRANTIES	78
Section 13.03	CHARACTERIZATION OF PROPERTY	78
Section 13.04	PROTECTION AGAINST PURCHASE MONEY SECURITY
	INTERESTS	79

Section 17.05	GROUND LEASE REQUIRED PROVISIONS	88

EXHIBITS
EXHIBIT “A”: Property Description
EXHIBIT “B”: Leasing Guidelines
EXHIBIT “C”: Schematic Diagram of Organizational Structure
EXHIBIT “D”: Intentionally Omitted
EXHIBIT “E”: Form of Tenant Direction Letter
EXHIBIT “F”:     Form of Termination Letter

LEASEHOLD DEED OF TRUST, SECURITY AGREEMENT AND FIXTURE FILING
DEFINED TERMS

Execution Date: As of May 6, 2016
Note: Collectively, Note A-1 and Note A-2.
Note A-1:  Promissory Note in the principal sum of $275,000,000.00 dated the Execution Date made by Borrower to Metropolitan Life Insurance Company, together with all further extensions, renewals, amendments, modifications, replacements, substitutions and restatements thereof.
Note A-2:  Promissory Note A-2 in the principal sum of $275,000,000.00 dated the Execution Date made by Borrower to The Prudential Insurance Company of America, together with all further extensions, renewals, amendments, modifications, replacements, substitutions and restatements thereof.

Lender:	Individually and collectively, as the context may require, Metropolitan Life Insurance Company, a New York corporation and The Prudential Insurance Company of America, a New Jersey corporation
Lender Addresses:	Metropolitan Life Insurance Company
10 Park Avenue
PO Box 1902
Morristown, New Jersey 07962
Attention: Senior Managing Director,
Real Estate Investments

and:	Metropolitan Life Insurance Company
425 Market Street, Suite 1050
San Francisco, California 94105
Attention: Associate General Counsel

The Prudential Insurance Company of America
c/o Prudential Asset Resources, Inc.
2100 Ross Avenue, Suite 2500
Dallas, Texas 75201
Attention: Asset Management Department
Prudential Loan No. 706110059

The Prudential Insurance Company of America
c/o Prudential Asset Resources, Inc.
2100 Ross Avenue, Suite 2500
Dallas, Texas 75201
Attention: Legal Department
Prudential Loan No. 706110059

Borrower & Address:	Taubman Cherry Creek Shopping Center, L.L.C.,
a Delaware limited liability company
c/o The Taubman Company LLC
200 East Long Lake Road, Ste. 300
Bloomfield Hills, Michigan 48304
Attention: Treasurer

Liable Party & Address:	The Taubman Realty Group Limited Partnership,
a Delaware limited partnership
c/o The Taubman Company LLC
200 East Long Lake Road, Ste. 300
Bloomfield Hills, Michigan 48304
Attention: Treasurer

County and State in which the Property is located: The City and County of Denver, State of Colorado.
Use: Regional shopping center and appurtenant uses.
Address for Insurance Notification:
Metropolitan Life Insurance Company
its affiliates and/or successors and assigns
One Madison Avenue
New York, New York 10010‑3690
Attn: Risk Management Unit, Area: 3 D/E

Accounts: The Lockbox Account, the Tax and Insurance Account, and the Payment Reserve Account.
Actions: As defined in Section 2.08(a) hereof.
Affiliate: As to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person. For the purposes of this definition, “control” when used with respect to any specified Person means the possession, directly or indirectly, of the power to direct the management and policies of the business and affairs of such Person in question by reason of the ownership of beneficial interests, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
Agent: Comerica Bank, a Texas banking association, having an address at 3551 Hamlin Rd., Floor 4E, MC-2390, Auburn Hills, Michigan 48236, together with its successors and permitted assigns.
Anchor Lease: Individually or collectively, as the context may require, (i) Land Lease by and between Taubman-Cherry Creek Limited Partnership, a Colorado limited partnership (“TCCLP”), as landlord, and The May Department Stores Company, a New York corporation (“May”), as tenant, dated as of January 30, 1989, a Memorandum of which is recorded in the office of the Clerk and Recorder of the City and County of Denver, Colorado (the “Real Estate Records”) as Reception No. R-89-0018513, as amended by that certain Supplemental Agreement dated as of January 30, 1989 by and between TCCLP and May, a Memorandum of which is recorded in the Real Estate Records as Reception No. R-89-0018521, as affected by that certain First Amendment to Supplemental Agreement, dated as of May 15, 2014 by and between Borrower and Macy’s West Stores, Inc., an Ohio corporation (successor-in-interest to May) amending the Macy’s Supplemental Agreement, as affected by that certain Agreement for Recognition to Operating Agreement and Nondisturbance and Attornment under Ground Lease, dated as of January 30, 1989 by and among Temple Hoyne Buell Foundation (“Buell”), TCCLP and May, as affected by that certain First Amendment to Agreement for Recognition to Operating Agreement and Nondisturbance and Attornment

under Ground Lease, dated as of November 1, 1998 by and among Buell, TCCLP and May amending the Agreement for Recognition to Operating Agreement and Nondisturbance and Attornment under Ground Lease, as affected by that certain Omnibus Agreement, dated as of May 19, 2005, by and between TCCLP and May, a Memorandum of which is recorded in the Real Estate Records as Reception No. 2006023330, as assigned by that certain Assignment and Assumption Agreement dated as of December 31, 2005 by and between Federated Retail Holdings, Inc. f/k/a May and Macy’s California, Inc., an Ohio corporation, as assigned by that certain Assignment and Assumption of Land Lease dated as of May 11, 2006 by and between TCCLP and Borrower, and as affected by that certain Letter Agreement, dated as of September 18, 2006 by and between Borrower and Federated Retail Holdings, Inc. f/k/a May amending the Omnibus Agreement, as affected by that certain Letter dated February 5, 2009 by and between Borrower and Macy’s Department Stores (successor in interest to May); (ii) Amended and Restated Land Lease, dated as of May 19, 2005 by and between TCCLP and Nordstrom, Inc., a Washington corporation (“Nordstrom”), a Memorandum of which is recorded in the Real Estate Records as Reception No. 2006009059, as affected by that certain Agreement for Recognition to Operating Agreement and Nondisturbance and Attornment under Ground Lease, dated as of January 30, 1989 by and among Buell, TCCLP and Adcor Realty Corporation (“Adcor”), as amended by that certain First Amendment to Agreement for Recognition to Operating Agreement and Nondisturbance and Attornment under Ground Lease dated as of November 1, 1998, by and among Buell, TCCLP and May (successor in interest to Adcor) amending the Agreement for Recognition to Operating Agreement and Nondisturbance and Attornment under Ground Lease, as amended by that certain Second Amendment to Agreement for Recognition to Operating Agreement and Nondisturbance and Attornment under Ground Lease dated as of May 19, 2005, by and among Buell, TCCLP and Nordstrom amending the Agreement for Recognition to Operating Agreement and Nondisturbance and Attornment under Ground Lease, as amended by that certain Second Amendment to Agreement for Recognition to Operating Agreement, as affected by that certain Amended and Restated Supplemental Agreement dated May 19, 2005 by and between TCCLP and Nordstrom, as affected by that certain First Amendment to Amended and Restated Supplemental Agreement, dated as of October 31, 2006 by and between Borrower and Nordstrom amending the Nordstrom Supplemental Agreement, as affected by that certain Second Amendment to Amended and Restated Supplemental Agreement, dated as of May 15, 2014 by and between Borrower and Nordstrom amending the Nordstrom Supplemental Agreement, as assigned by that certain Assignment and Assumption of Real Estate Agreements, dated as of May 19, 2005, by and between May and Nordstrom, as assigned by an Assignment and Assumption of Land Lease dated effective as of May 11, 2006 by and between TCCLP and Borrower, and as amended by a First Amendment to Amended and Restated Land Lease, dated as of October 31, 2006 by and between Borrower and Nordstrom; and (iii) Land Lease dated as of January 30, 1989 by and between TCCLP and Neiman, a Memorandum of which is recorded in the Real Estate Records as Reception No. R-89-0018510, as affected by that certain Supplemental Agreement dated January 30, 1989 by and between TCCLP and Neiman, as amended by a First Amendment to Land Lease, dated as of May 28, 1999 by and between TCCLP and Neiman, and by a Second Amendment to Land Lease, dated as of May 16, 2005 by and between TCCLP and Neiman, and as assigned by that certain Assignment and Assumption of Land Lease dated as of May 11, 2006 by and between TCCLP and Borrower; together with all further renewals, amendments, modifications, restatements and extensions of any of the same.
Assignment of Leases: That certain first priority Assignment of Leases, dated as of the Execution Date, from Borrower, as assignor, to Lender, as assignee, assigning to Lender all of Borrower’s interest in and to the Leases and rents as security for the Loan, as the same may be further amended, restated, replaced, supplemented or otherwise modified from time to time.
Award: Any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of the Property.
Big Four: Any of the following accounting firms: (a) Deloitte, Touche Tohmatsu LLP, (b) Ernst & Young LLP, (c) KPMG LLP and (d) PricewaterhouseCoopers LLP.
Borrower: As defined in Section 14.03(a) hereof.
Borrower Account: As defined in Section 2.11(i) hereof.
Borrower’s Constituents: Collectively, Borrower, Liable Party and any party that (x) directly or indirectly controls Borrower or the Liable Party, or (y) directly or indirectly holds a ten percent (10%) or greater ownership interest in Borrower or the Liable Party, except direct or indirect owners of Liable Party that are owners of entities regulated by the SEC, FINRA or the Federal Reserve.

Business Day: Any day of the week other than a Saturday, Sunday or a day on which national banks are closed in Detroit, Michigan, Denver, Colorado and/or New York, New York.
Casualty: As defined in Section 7.01 hereof.
Casualty Consultant: As defined in Section 7.04(b)(iii) hereof.
Casualty Retainage: An amount equal to the greater of (i) ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the related Restoration has been completed, or (ii) the amount actually held back by Borrower from contractors, subcontractors, and materialmen engaged in the Restoration.
Code: The Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.
Condemnation: A temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.
Condemnation Proceeds: As defined in Section 7.04(b) hereof.
Coverage Date: The date on which the Debt Yield for the Property falls below 6.75% based on the trailing twelve-month net operating income.
Debt: The outstanding principal amount set forth in, and evidenced by, this Security Instrument and the Note, together with all interest accrued and unpaid thereon and all other sums (including the Prepayment Fee, if any) due to Lender in respect of the Loan under the Note, this Security Instrument or any other Loan Document.
Debt Service: With respect to any particular period of time, scheduled interest payments under the Note.
Debt Yield:  The (x) net operating income of the Property (before interest, income taxes, depreciation and amortization) for the trailing twelve-month period immediately preceding the calculation as reflected in Borrower’s financial statements delivered to Lender in accordance with the Security Instrument, divided by (y) the then-outstanding aggregate principal balance of the Loan.
Default: The occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.
Eligible Institution: A depository institution or trust company insured by the Federal Deposit Insurance Corporation the short term unsecured debt obligations or commercial paper of which are rated at least “A-1” by S&P, “P-1” by Moody’s, and “F-1+” by Fitch in the case of accounts in which funds are held for thirty (30) days or less or, in the case of Letters of Credit or accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “A-” by Fitch and S&P and “A3” by Moody’s, or such other institution with respect to which the Rating Agencies shall have confirmed in writing that the then current rating assigned in any Securitization will not be qualified, downgraded or withdrawn by reason thereof; provided, however, that notwithstanding Comerica Bank’s short term unsecured debt obligations or commercial paper rating, so long as Comerica Bank’s long term unsecured debt obligations meet the requirements above, Comerica Bank shall be deemed an Eligible Institution.
Environmental Laws: As defined in the Unsecured Indemnity Agreement.
Environmental Report: The Phase I Environmental Site Assessment prepared by The Vertex Companies, Inc. dated March 25, 2016 (Vertex Project No. 38802), and delivered in connection with the closing of the Loan on the Execution Date.

ERISA: Employee Retirement Income Security Act of 1974, as amended.
ERISA Affiliate: At any time, each trade or business (whether or not incorporated) that would, at the time, be treated together with Borrower as a single employer under Section 414 of the Code or Section 4001 of ERISA.
Escrow Waivers: As defined in Section 2.05(b) hereof.
Existing Leases: As defined in Section 5.01(a) hereof.
Event of Default: As defined in Section 11.01 hereof.
Fiscal Year: Each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.
Fitch: Fitch Inc., and its successors.
GAAP: As defined in Section 4.01 hereof.
Governmental Authority: Any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.
Gross Rent Percentage: (1) in the event that the Net Proceeds are Insurance Proceeds, a percentage amount equal to seventy‑five percent (75%) and (2) in the event the Net Proceeds are Condemnation Proceeds, a percentage amount equal to seventy‑five percent (75%).
Ground Lease:  Amended and Restated Ground Lease (Regional Shopping Center Site), by and between Ground Lessor and Taubman-Cherry Creek Limited Partnership, a Colorado limited partnership, dated as of November 15, 1988, as amended pursuant to that certain First Amendment to Amended and Restated Ground Lease, dated as of November 30, 1992, that certain Second Amendment to Amended and Restated Ground Lease, dated as of August 1, 1995, which Ground Lease was assigned to Borrower by Taubman-Cherry Creek Limited Partnership on May 11, 2006, and the Ground Lessor Estoppel, with all amendments, modifications, replacements, substitutions and restatements thereof that are permitted pursuant to this Security Instrument.
Ground Lessor: The Temple Hoyne Buell Foundation, a Colorado charitable corporation, and its successors and/or assigns as landlord under the Ground Lease and the owner of the fee estate of the Land.
Ground Lessor Estoppel: Ground Lessor Estoppel and Agreement dated April 11, 2016 issued to Lender in connection with the closing of the Loan.
Guaranties: As defined in Section 5.01(a) hereof.
Guaranty: Guaranty Agreement dated as of the Execution Date by and between Liable Party and Lender, together with all further amendments, modifications, replacements, substitutions and restatements thereof. The Guaranty is not a Loan Document. Any subsequent guarantor which relieves TRG of its liabilities under the Guaranty in accordance with the terms hereof shall also be deemed a “Liable Party”.
Hazardous Materials: As defined in Section 6.05 hereof.
Impositions: As defined in Section 2.04(a) hereof.
Improvements: As defined in Section 1.01(b) hereof.

Indebtedness: Of a Person, at a particular date, means the sum (without duplication) at such date of (a) indebtedness or liability of such Person for borrowed money; (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations) and for equipment or other property leased; (d) obligations under letters of credit; (e) obligations under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; and (g) obligations secured by any lien or encumbrance of the type of the Liens and Encumbrances, whether or not the obligations have been assumed.
Insurance Proceeds: As defined in Section 7.04(b) hereof.
Investor: As defined in Section 12.01(a) hereof.
Kiosk Account: As defined in Section 2.11(i) hereof.
Land: As defined in Section 1.01(a) hereof.
Lease: Any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property, and every modification, amendment or other agreement relating to such lease, sublease, sub-sublease, or other agreement entered into in connection with such lease, sublease, sub-sublease, or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto; provided, however, for purposes hereof the term “Lease” shall not include any License Agreement.
Letter Agreement: As defined in Section 8.03(a) hereof.
Letter of Credit: An irrevocable, unconditional, transferable, clean sight draft letter of credit having an initial term of not less than one (1) year, in favor of Lender and entitling Lender to draw thereon in New York, New York, based solely on a statement that Lender has the right to draw thereon executed by an officer or authorized signatory of Lender. Notwithstanding the foregoing, the letter of credit may provide for draws in other locations in the United States provided that draws may be made by a courier or overnight delivery of applicable documents. A Letter of Credit must be issued by a financial institution having the Required Rating. If at any time (a) the institution issuing any such Letter of Credit shall cease to have the Required Rating or (b) if the Letter of Credit is due to expire prior to the termination of the event or events which gave rise to the requirement that Borrower deliver the Letter of Credit to Lender, Lender shall have the right to draw down the same in full or in part and deposit the proceeds thereof into the Lockbox Account to be held and applied in accordance with the provisions of this Security Instrument, unless Borrower shall deliver a replacement Letter of Credit from a financial institution having the Required Rating within (i) as to clause (a) above, twenty (20) days after Lender delivers written notice to Borrower that the institution issuing the Letter of Credit has ceased to have the Required Rating or (ii) as to clause (b) above, within twenty (20) days prior to the expiration date of said Letter of Credit. Any Letter of Credit must be obtained by a Person, on behalf of Borrower, other than an SPE Entity, and neither Borrower nor any SPE Entity shall have or be permitted to have any liability or other obligations under any reimbursement agreement with respect to any Letter of Credit or otherwise in connection with reimbursement to the issuer of Letter of Credit for draws on such Letter of Credit.
Licenses: As defined in Section 2.01(v) hereof.
License Agreement: Any license or occupancy agreement granted by Borrower to an operator of a cart, kiosk or similar merchandising or sponsorship facilities located in the common areas of the Property or a tenant of in‑line space for a term of one (1) year or less.

Lien: Any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance or charge on the Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.
Liens and Encumbrances: As defined in Section 2.09.
Loan: As defined in the Recitals hereof.
Loan Documents: Collectively, the Note, this Security Instrument, the Assignment of Leases, the Subordination of Management Agreement, the Lockbox Agreement, the Terrorism Insurance Agreement, and any other documents related to the Note and/or Security Instrument and all further renewals, amendments, modifications, restatements and extensions of these documents, provided that the Guaranty and the Unsecured Indemnity Agreement are not Loan Documents.
Lockbox Account: As defined in Section 2.11(a) hereof.
Lockbox Agreement: Blocked Deposit Account Control Agreement dated as of the Execution Date and executed by Borrower, Lender and Agent, together with all amendments, modifications, replacements, substitutions and restatements thereof.
Lockbox Event: The earlier of (i) the occurrence of an Event of Default or (ii) the Coverage Date.
Lockbox Termination Event: If the Lockbox Event is the occurrence of a Coverage Date, the first business day after the Property has maintained a Debt Yield of at least 6.75% for a period of six (6) consecutive calendar months following the occurrence of such Lockbox Event, provided no Event of Default shall have occurred or be continuing during such period. If the Lockbox Event is due to the occurrence of an Event of Default, “Lockbox Termination Event” shall mean the first (1st) Business Day after the Event of Default has ceased to occur or has otherwise been cured by Borrower; provided, however, this shall not apply upon Borrower’s third Event of Default (should the same in fact occur and be cured). For the purpose of clarification, the cessation of or cure of a third Event of Default shall not be deemed to be a Lockbox Termination Event.
Major Lease: Any lease at the Property which demises 20,000 square feet or more of the Property’s gross leasable area and all Anchor Leases.
Management Agreement: Management Agreement between Manager and Borrower dated May 11, 2006, as amended and/or supplemented by that certain Letter Agreement dated May 11, 2006, that certain First Amendment to Management Agreement dated August 27, 2007 and that certain Second Amendment to Management Agreement dated June 2, 2010., as the same may be further amended, restated, replaced, supplemented or otherwise modified from time to time or, if the context requires, a replacement Management Agreement.
Manager: The Taubman Company LLC, a Delaware limited liability company.
MetLife: Metropolitan Life Insurance Company, a New York corporation.
Minimum Debt Yield: As defined in Exhibit “B” hereto.
Moody’s: Moody’s Investors Service, Inc., and its successors.
Net Proceeds: As defined in Section 7.04(b) hereof.
Net Proceeds Deficiency: As defined in Section 7.04(b)(vi) hereof.

Net Worth: As defined in Section 11.01 hereof.
Officer’s Certificate: A certificate executed by an “Authorized Signatory” of Borrower that is familiar with the financial condition of Borrower and the operation of the Property.
Other Charges: As defined in Section 2.04(a) hereof.
Payment Reserve Account: An account with Agent into which Borrower shall deposit, or cause to be deposited, the sums required to be deposited hereunder pursuant to Sections 2.12(b)(ii) and (iii) hereof.
Permitted Exceptions: As defined in Section 2.03(a) hereof.
Permitted Owner: Any Person that satisfies one of the following criteria (it being agreed that a Person shall satisfy such criteria if it is controlled by (which, wherever it is used in this definition, shall mean the responsibility, either alone or with another, to make or veto all material decisions with respect to the operation, management, financing and disposition of the Property, which will not be negated by the fact that the responsibility for day‑to‑day operating, management and leasing functions may be handled by a property manager pursuant to a written agreement entered into in accordance with the terms of this Security Instrument), and fifty percent (50%) or more of the direct and/or indirect ownership interests of such Person are owned by, one or more Persons that satisfy such criteria):
(a)    a pension fund, pension trust or pension account that immediately prior to such transfer has either total real estate assets of at least $1 billion or total assets of at least $10 billion;
(b)    a pension fund advisor who immediately prior to such transfer (i) has an asset management portfolio that includes at least $1 billion in Real Estate Equity Assets and (ii) is acting on behalf of one or more pension funds that, in the aggregate, satisfy the requirements of clause (a) of this definition;
(c)    an insurance company which is subject to supervision by the insurance commissioner, or a similar official or agency, of a state or territory of the United States (including the District of Columbia) who immediately prior to such transfer (i) had a net worth, of at least $1 billion and (ii) who either (A) has a portfolio of Real Estate Equity Assets of at least $1 billion, (B) controls Real Estate Equity Assets of at least $1 billion or (C) is advised with respect to its real estate assets by a Person whose asset management portfolio includes at least $1 billion of Real Estate Equity Assets;
(d)    a corporation organized under the banking laws of the United States or any state or territory of the United States (including the District of Columbia) who immediately prior to such transfer (A) had a combined capital surplus of at least $1 billion and (B) who either (i) has a portfolio of Real Estate Equity Assets of at least $1 billion, (ii) controls Real Estate Equity Assets of at least $1 billion, or (iii) is advised with respect to its real estate assets by a Person whose asset management portfolio includes at least $1 billion of Real Estate Equity Assets;
(e)    a Person who, immediately prior to such transfer, (i) had a long‑term unsecured debt rating from each of the Rating Agencies rating the Securities of at least “investment grade” or (ii) (with its Affiliates) either controls, operates or owns (directly or indirectly), at least twenty‑five percent (25%) of at least twelve (12) regional or super‑regional malls totaling at least six million (6,000,000) square feet of gross leasable area (exclusive of the Property), has with its Affiliates a net worth of at least $500 million and, prior to such transfer, controls with its Affiliates Real Estate Equity Assets of at least $1 billion; or

(f)    any other Person, prior to a Securitization, approved by Lender (in its sole discretion) and, after a Securitization, regarding which Lender has received confirmation from the Rating Agencies that such transfer shall not, in and of itself, result in a downgrade, qualification or withdrawal of the then‑current ratings assigned to the Securities; provided, however, that the mere existence of The Temple Hoyne Buell Foundation, a Colorado charitable corporation, as an indirect member of the Borrower on the Execution Date shall not be deemed to be approval of The Temple Hoyne Buell Foundation, a Colorado charitable corporation, pursuant to this subsection (f) and Lender’s written approval shall be required before The Temple Hoyne Buell Foundation shall be deemed a “Permitted Owner” for purposes of this Security Instrument.
Person: Any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.
Personal Property: As defined in Section 1.02 hereof.
Physical Conditions Report: That certain Property Condition Assessment Report dated as of March 25, 2016, and prepared by The Vertex Companies, Inc. (Vertex Project No. 38802).
Premiums: As defined in Section 2.05(a) hereof.
Prepayment Fee: As defined in the Note.
Prescribed Laws: Collectively, (a) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107‑56) (The USA PATRIOT Act), (b) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (c) the International Emergency Economic Power Act, 50 U.S.C. §1701 et seq. and (d) all other Requirements relating to money laundering or terrorism.
Property: As defined in Section 1.02 hereof.
Prudential: The Prudential Insurance Company of America, a New Jersey corporation.
Qualified Manager: A manager (i) controlled by TRG, The Taubman Company LLC (“TTC”) or any wholly-owned affiliates of such parties, (ii) Simon Property Group, Westfield, Macerich or any wholly-owned affiliate of such entities or (iii) another reputable and experienced professional management company that (A) is not subject to a bankruptcy, insolvency or similar proceeding and (B) manages, together with its wholly owned affiliates, at least six (6) Super-Regional Shopping Centers other than the Property that have average in line sales in excess of $450 per square foot. “Super-Regional Shopping Center” shall mean, for the purpose of this definition, a shopping center containing at least seven hundred fifty thousand (750,000) square feet of leasable area, including anchor space constituting a portion of the shopping center regardless of whether such anchor space is owned by the owner of such shopping center. Provided that with respect to each such Qualified Manager (a) prior to a Securitization, Borrower shall have obtained the prior written consent of Lender for such Person, which consent shall not be unreasonably withheld or delayed and (b) after a Securitization, Borrower shall have obtained prior written confirmation from the Rating Agency that management of the Property by such Person will not, in and of itself, cause a downgrade, withdrawal or qualification of the then-current rating of the Securities issued pursuant to the Securitization; provided, however, that in any case the manager shall have executed a Subordination of Management Agreement in favor of Lender in substantially the same form as the Subordination of Management Agreement delivered to Lender in connection with the closing of the Loan or otherwise in a form reasonably satisfactory to Lender.
Qualifying Permitted Owner: As defined in Section 10.01(b)(ii) hereof.
Qualifying Sponsor Affiliate: As defined in Section 10.01(b)(ii) hereof.

Rating Agencies: (a) Prior to a Securitization, each of S&P, Fitch and Moody’s and (b) after a Securitization has occurred, each such Rating Agency which has rated the Securities in the Securitization.
REA: As defined in Section 1.02(g) hereof.
Real Estate Equity Assets: With respect to the applicable Person, the aggregate value as reasonably determined by Lender or the Rating Agencies, as applicable, of the real property and improvements and personalty located thereon that are owned, in whole or in part (but, directly or indirectly, not less than twenty‑five percent (25%)), by such Person, without deduction for any debt secured by such real property, improvements or personalty.
Real Property: As defined in Section 1.01 hereof.
Remedial Work: As defined in Section 6.02 hereof.
Renewal Lease: As defined in Exhibit ”B” hereto.
Rents and Profits: As defined in Section 1.01(c) hereof.
Required Deductible: As defined in Section 3.01(a)(i) hereof.
Required Rating: A rating by S&P of not less than “A-1” if the term of the related Letter of Credit, bond or other instrument is no longer than three (3) months or if S&P does not rate the issuer of such Letter of Credit, bond or other instrument, a comparable rating from the other Rating Agencies or if the term of such Letter of Credit, bond or other instrument is in excess of three (3) months, a rating by the applicable Rating Agencies of not lower than “A”, “A” and “A2” by S&P, Fitch and/or Moody’s, respectively, provided, however, that, in each case, such rating shall not be qualified by a “negative” rating outlook by any of S&P, Moody’s or Fitch or, if a Securitization has not occurred, such other rating that is reasonably acceptable to Mortgagee or, if a Securitization shall have occurred, such other rating that the Rating Agencies shall have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the then‑current ratings assigned in connection with such Securitization.
Requirements: All laws, ordinances, orders, covenants, conditions, restrictions regulations and other requirements, now or hereafter enacted, that pertain to or affect Borrower, the Property or any part of the Property or the Use, including, without limitation, planning, zoning, subdivision, environmental, air quality, flood hazard, fire safety, handicapped facilities, building, health, fire, traffic, safety, wetlands, coastal and other governmental or regulatory rules, laws, ordinances, statutes, codes, regulations and requirements applicable to Borrower or the Property, including permits, licenses, certificates of occupancy and/or other certificates that may be necessary from time to time to comply with any of the these requirements.
Requirements of Environmental Laws: As defined in Section 6.06 hereof.
Restoration: As defined in Section 7.02 hereof.
S&P: Standard & Poor’s Ratings Services, a division of The McGraw‑Hill Companies, Inc., and its successors.
Secured Indebtedness: As defined in the Recitals hereof.
Securities: Any certificates, notes or other securities issued in connection with a Securitization.
Securitization: Any transaction in which all or any portion of the Loan is deposited into a trust or other entity (including a REMIC trust) and such trust or other entity issues Securities to investors.
Security Instrument: As defined in the Preamble hereof.

Servicer: Any Lender that continues to hold an ownership interest in the Loan or any Affiliate of such Lender that is acting in the capacity as servicer for the Loan.
SPE Entity: Each Person other than Borrower which is required by this Security Instrument to be, as long as the Loan is outstanding, a Special Purpose Entity, including, without limitation, any TRS Subsidiary (if established). For avoidance of doubt, on the Execution Date, the Borrower is a limited liability company that complies with the requirements of subsections (k) and (ee) of the definition of “Special Purpose Entity” in Section 2.10 hereof and therefore, the member of Borrower shall not be required to be an SPE Entity so long as Borrower continues to comply with such requirements.
Special Purpose Entity: As defined in Section 2.10 hereof.
Special Purpose Provisions: As defined in Section 2.10 hereof.
Sponsor Affiliate: Any Person which is controlled by TRG and is at least fifty percent (50%) owned, directly or indirectly, by TRG. The term “control” as used in this definition shall mean the primary responsibility to make or veto all material decisions with respect to the operation, management, financing and disposition of the specified interest.
Springing Member: As defined in the limited liability company operating agreement of Borrower.
State:  The State of Colorado.
Subordination of Management Agreement: That certain Subordination of Management Agreement, dated as of the Execution Date, among Lender, Borrower and Manager, as the same may be further amended, restated, replaced, supplemented or otherwise modified from time to time.
Survey: A survey of the Property prepared by a surveyor licensed in the State and satisfactory to Lender and the company or companies issuing the Title Insurance Policy, and containing a certification of such surveyor satisfactory to Lender.
Tax and Insurance Account: An account with Agent into which Borrower shall deposit, or cause to be deposited, the sums required to be deposited hereunder pursuant to Sections 2.12(b)(i) hereof.
Tenant Direction Letter: As defined in Section 2.11(b) hereof.
Terrorism Insurance Agreement:  That certain Agreement by and between Borrower and Lender dated as of the date hereof relating to Borrower’s obligations to obtain and maintain terrorism insurance coverage.
Title Insurance Policy: Collectively, the ALTA mortgagee title insurance policies in the form acceptable to Lender (or, if the Property is in a State which does not permit the issuance of such ALTA policy, such form as shall be permitted in such State and acceptable to Lender) issued with respect to the Property by each of the title insurance companies providing coinsurance with respect to such mortgagee title insurance policy and insuring the lien of this Security Instrument.
Transfer: As defined in Section 10.01(a) hereof.
TRG: The Taubman Realty Group Limited Partnership, a Delaware limited partnership
Triggering Event: As defined in Section 2.05(b).
TRS Assets: As defined in Section 16.02 hereof.
TRS Conditions Precedent: As defined in Section 16.01(b) hereof.
TRS Guaranteed Obligations: As defined in Section 16.02.

TRS Subsidiary: As defined in Section 16.01 hereof.
TRS Subsidiary Business: As defined in Section 16.01(a) hereof.
TRS Subsidiary Loan Documents: As defined in Section 16.01(b)(vi) hereof.
TRS Subsidiary Profits: As defined in Section 16.02 hereof.
TRS Subsidiary Revenues: As defined in Section 16.02 hereof.
U.C.C.:  As defined in Section 13.01 hereof.
Unsecured Indemnity Agreement: Unsecured Indemnity Agreement dated as of the Execution Date by and between Borrower and Liable Party, collectively as Indemnitors, and Lender, as Indemnitee, together with all further amendments, modifications and restatements thereof. The Unsecured Indemnity Agreement is not a Loan Document.
Unsecured Obligations: As defined in Section 6.04 hereof.

THIS LEASEHOLD DEED OF TRUST, SECURITY AGREEMENT AND FIXTURE FILING (this “Security Instrument”) is made as of the Execution Date by Borrower, as grantor, to the Public Trustee of the City and County of Denver, Colorado, as trustee, for the benefit of Lender, as beneficiary, with reference to the following Recitals:
RECITALS
A.    This Security Instrument secures: (1) the payment of the indebtedness evidenced by the Note with interest at the rates set forth in the Note, together with all renewals, modifications, consolidations and extensions of the Note, all additional advances or fundings made by Lender, and any other amounts required to be paid by Borrower under any of the Loan Documents, (collectively, the “Secured Indebtedness”, and sometimes referred to as the “Loan”) and (2) the full performance by Borrower of all of the terms, covenants and obligations set forth in any of the Loan Documents.
B.    Borrower makes the following covenants and agreements for the benefit of Lender or any prospective purchaser of the Loan Documents, the Guaranty and the Unsecured Indemnity Agreement, or participant in the Loan as contemplated in this Security Instrument (all of which are collectively referred to as “Lender”).
NOW, THEREFORE, IN CONSIDERATION of the Recitals and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Borrower agrees as follows:

ARTICLE I

GRANT OF SECURITY

Section 1.01 REAL PROPERTY GRANT. Borrower irrevocably grants, sells, conveys, transfers, assigns and warrants to Trustee, in trust, with power of sale and right of entry and possession for the benefit of Lender, its successors and assigns, all of Borrower’s present and future estate, right, title and interest in and to the following which are collectively referred to as the “Real Property”:

(a)Borrower’s interest in the leasehold estate created by virtue of the Ground Lease in and to that certain real property located in the County and State which is more particularly described in Exhibit ”A” attached to this Security Instrument or any portion of the real property; all modifications, extensions and renewals of the Ground Lease; and all credits, deposits (including, without limitation, any deposit of cash or securities or any other property which may be held to secure Borrower’s performance of its obligations under the Ground Lease), options, privileges and rights of Borrower as tenant under the Ground Lease, including, but not limited to, the right, if any, to renew or extend the Ground Lease for a succeeding term or terms and also including all the right, title, claim or demand whatsoever of Borrower either in law or in equity, in possession or expectancy, of, in and to Borrower’s right, as tenant under the Ground Lease, to elect under Section 365(h)(1) of Title 11 U.S.C.A. § 101 et seq. and the regulations adopted and promulgated thereto (as the same may be amended from time to time, the “Bankruptcy Code”) to terminate or treat the Ground Lease as terminated or to consent to the transfer of the Ground Lessor’s interest in the Land and the Improvements free and clear of the Ground Lease under Section 363 of the Bankruptcy Code in the event (i) of the bankruptcy, reorganization or insolvency of the Ground Lessor, and (ii) (A) the rejection of the Ground Lease by such Ground Lessor, as debtor in possession, or by a trustee for such Ground Lessor, pursuant to Section 365 of the Bankruptcy Code or (B) any attempt by such Ground Lessor, as debtor in possession, or by a trustee for such Ground Lessor, to transfer such Ground Lessor’s interest in the Land and the Improvements under Section 363 of the Bankruptcy Code and all the estate, right, title, claim or demand whatsoever of Borrower either in law or in equity, in possession or expectancy, of, in and to the Property or any part thereof; all easements, rights‑of‑way, gaps, strips and gores of land; streets and alleys; sewers and water rights; privileges, licenses, tenements, and appurtenances appertaining to the real property, and the reversion(s), remainder(s), and claims of Borrower with respect to these items, and the benefits of any existing or future conditions, covenants and restrictions affecting the real property (collectively, the “Land”);

(b)all things now or hereafter affixed to or placed on the Land, including all buildings, structures and improvements, all fixtures and all machinery, elevators, boilers, building service equipment (including, without limitation, all equipment for the generation or distribution of air, water, heat, electricity, light, fuel or for ventilating or air conditioning purposes or for sanitary or drainage purposes or for the removal of dust, refuse or garbage), partitions, appliances, furniture, furnishings, building materials, supplies, computers and software, window coverings and floor coverings, lobby furnishings, and other property now or in the future attached, or installed in the improvements and all replacements, repairs, additions, or substitutions to these items (collectively, the “Improvements”);

(c)all present and future income, rents, revenue, profits, proceeds, accounts receivable, security deposits, and other benefits from the Land and/or Improvements and all deposits made with respect to the Land and/or Improvements, including, but not limited to, any security given to utility companies by Borrower, any advance payment of real estate taxes or assessments, or insurance premiums made by Borrower and all claims or demands relating to such deposits and other security, including claims for refunds of tax payments or assessments, and all insurance proceeds payable to Borrower in connection with the Land and/or Improvements whether or not such insurance coverage is specifically required under the terms of this Security Instrument (all of the items set forth in this paragraph are referred to collectively as “Rents and Profits”);

(d)all damages, payments and revenue of every kind that Borrower may be entitled to receive, from any person owning or acquiring a right to the oil, gas or mineral rights and reservations of the Land;
(e)all proceeds and claims arising on account of any damage to, or Condemnation (as hereinafter defined) of any part of the Land and/or Improvements, and all causes of action and recoveries for any diminution in the value of the Land and/or Improvements;

(f)all licenses, contracts, management agreements, guaranties, warranties, franchise agreements, permits, or certificates relating to the ownership, use, operation or maintenance of the Land and/or Improvements; and

(g)all names by which the Land and/or Improvements may be operated or known, and all rights to carry on business under those names, and all trademarks, trade names, and goodwill relating to the Land and/or Improvements.

TO HAVE AND TO HOLD the Real Property, unto and to Trustee for the use and benefit of Lender, and its successors and assigns, forever subject to the terms, covenants and conditions of this Security Instrument.
WITH POWER OF SALE (to the extent permitted by applicable law), to secure the payment to Lender of the indebtedness secured hereby and performance of the other obligations of the Loan Documents at the time and in the manner provided for in the Note, this Security Instrument and the other Loan Documents;

Section 1.02 PERSONAL PROPERTY GRANT. Borrower irrevocably grants, assigns, sells, transfers, conveys and warrants to Lender, its successors and assigns, a security interest in Borrower’s interest in all personal property in all of its forms that Borrower now or hereafter owns or in which Borrower now or hereafter acquires an interest or right, including, without limitation, those in which Borrower has an interest in mass or a joint or other interest or right of any kind, those which are now or hereafter located on or affixed to the Real Property, and those in transit thereto or in any other location, or used or useful in the operation, use or occupancy of the Real Property or the construction of any improvements thereon, including, without limitation, all of Borrower’s right, title and interest in and to the following items (expressly excluding, however, trade fixtures and other personal property of tenants of the Real Property), all of which are collectively referred to as “Personal Property”:

(a)    any portion of the Real Property which may be personal property, and all other personal property, whether now existing or acquired in the future which is attached to, appurtenant to, or used in the construction or operation of, or in connection with, the Real Property;

(b)     all rights to the use of water, including water rights appurtenant to the Real Property, pumping plants, ditches for irrigation, all water stock or other evidence of ownership of any part of the Real Property that is owned by Borrower in common with others and all documents of membership in any owner’s association or similar group;

(c)     all plans and specifications prepared for construction of the Improvements, and all contracts and agreements of Borrower relating to the plans and specifications or to the construction of the Improvements;

(d)     all art work located on or used in connection with the Real Property or its occupation or occupancy;

(e)     all equipment, furniture, furnishings, appliances, machinery, fixtures, goods and other personal property, at any time located on or used in connection with the Real Property;

(f)     all sales agreements, deposits, escrow agreements, other documents and agreements entered into with respect to the sale of any part of the Real Property, and all proceeds of the sale;

(g)     all leases, license agreements, tenant security deposits, policies of insurance, accounts (including, without limitation, any escrow account described in this Security Instrument and all sums on deposit therein), documents, instruments and chattel paper, and other agreements and rights relating to the Real Property, and other general intangibles, including but not limited to all rights under that certain Construction, Operation and Reciprocal Easement Agreement dated as of January 30, 1989 and recorded as Instrument No. R-89-0018519 in the records of City and County of Denver, Colorado, by and among Taubman-Cherry Creek Limited Partnership, a Colorado limited partnership (“Initial Developer”), May, Saks Fifth Avenue, Inc., a Massachusetts corporation (“Saks”), Adcor Realty Corp, a New York corporation, and Neiman, as assigned and/or amended by: First Amendment to Construction, Operation and Reciprocal Easement Agreement dated as of June 5, 1998, by and among Initial Developer, May, Neiman, and Saks; Second Amendment to Construction, Operation and Reciprocal Easement Agreement dated as of May 19, 2005 and recorded February 6, 2006 as Instrument No. 2006023329 in the records of the City and County of Denver, Colorado, by and among Initial Developer, May, Nordstrom, Neiman, and Saks; Supplement to Construction, Operation and Reciprocal Easement Agreement dated as of May 19, 2005, by and among Initial Developer, May, Nordstrom, and Neiman; Assignment and Assumption of COREA dated May 11, 2006 and recorded May 16, 2006 as Instrument No. 2006078035 in the records of City and County of Denver, Colorado, by and between Initial Developer and Borrower; Third Amendment to Construction, Operation and Reciprocal Easement Agreement dated as of October 31, 2006 and recorded December 8, 2006 as Instrument No. 2006195435 in the records of the City and County of Denver, Colorado, by and among Borrower, Federated Retail Holdings, Inc., a New York corporation (f/k/a May), Nordstrom, Neiman, and Saks; Assignment and Assumption Agreement dated as of March 31, 2011 and recorded April 5, 2011 as Instrument No. 2011036615 in the records of the City and County of Denver, Colorado, by and between Saks and Borrower; and Fourth Amendment to Construction, Operation and Reciprocal Easement Agreement dated as of May 15, 2014 and recorded July 14, 2014 as Instrument No. 2014083490 in the records of the City and County of Denver, Colorado, by and among Borrower, Macy’s West Stores, Inc., an Ohio corporation f/k/a Federated Retail Holdings, Inc., Nordstrom, and The Neiman Marcus Group LLC, a Delaware limited liability company (together with all amendments, modifications, replacements, substitutions and restatements thereof, the “REA”), all governmental permits relating to construction or other activities on the Real Property, all names under or by which the Real Property may at any time be operated or known, including, without limitation, the name “The Cherry Creek Shopping Center” and any similar name, all rights to carry on business under any such names, or any variant thereof, all trade names, trademarks and franchises relating in any way to the Real Property, all good will in any way relating to the Real Property, all licenses and permits relating in any way to, or to the operation of, the Real Property, all contractual rights, all options, all purchase orders, all manufacturers’ warranties with respect to improvements, all construction contracts, all maintenance contracts, all service contracts and all of Borrower’s claims and rights arising under or pursuant to Section 365 of the Bankruptcy Code, 11 U.S.C. § 365; and

(h)all proceeds from the voluntary or involuntary disposition or claim respecting any of the foregoing items (including, without limitation, judgments, condemnation awards or otherwise) and all substitutions, replacements of, and additions to, any of the foregoing items.

All of the Real Property and the Personal Property are collectively referred to as the “Property.”
Section 1.03 SATISFACTION AND RELEASE. If Borrower shall pay to Lender the Secured Indebtedness, at the times and in the manner stipulated in the Loan Documents, then this Security Instrument shall be satisfied and released of record by Lender in accordance with the laws of the State. Provided that all of the Assignment Conditions (as hereinafter defined) are satisfied, Lender agrees, upon request of Borrower, in lieu of executing a satisfaction and release of this Security Instrument, to assign this Security Instrument, without recourse, representation or warranty of any kind (other than that the Lender is the holder of the Security Instrument and is authorized to transfer the same) to any financial institution or other lender designated by Borrower. As used herein, the term “Assignment Conditions” shall mean all of the following: (i) Borrower shall have paid to Lender a non-refundable processing fee of $2,500.00 plus all of the reasonable out-of-pocket costs and expenses of Lender in connection with the proposed assignment of the Security Instrument and all related documents (including, without limitation, reasonable attorneys’ fees and disbursements); (ii) the request for assignment by Borrower is made not less than thirty (30) days (and not more than (90) days) prior to the date of the proposed payoff of the Loan; (iii) the form of the Assignment of Security Instrument and Allonge to the Note are reasonably satisfactory to Lender (and contain only those representations set forth in this Section 1.03); (iv) Borrower pays all transfer tax, mortgage recording tax, documentary stamp or intangibles tax due in connection with the assignment of the Security Instrument or other assignment documents being executed by Lender; (v) Borrower and Liable Party execute a release, with respect to the Loan and the Loan Documents, of Lender in such form as shall be reasonably required by Lender; and (vi) Lender is permitted by applicable federal or state law to assign the Security Instrument (it being understood that if there is any legal requirement to obtain consent prior to assignment, then in no event shall Lender be obligated to assign the Security Instrument until such time as consent is obtained).

ARTICLE II

BORROWER REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 2.01 BORROWER REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants, and as applicable, covenants as follows:

(a)Organization. Each of Borrower, Liable Party and each SPE Entity has been duly organized and each is validly existing and in good standing with requisite power and authority to own its properties and to transact the businesses in which it is now engaged. Each of Borrower, Liable Party and each SPE Entity has been duly qualified to do business and each is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations. Each of Borrower and each SPE Entity possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, and (i) the sole business of Borrower is the ownership, management and operation of the Property and any TRS Subsidiary (if established pursuant to the terms hereof), (ii) the sole business of any TRS Subsidiary is owning and operating the TRS Subsidiary Business and entering into the TRS Subsidiary Loan Documents and (iii) the sole business of any SPE Entity is the ownership, management and operation of an ownership interest in Borrower. The organizational structure of Borrower is accurately depicted by the schematic diagram attached hereto as Exhibit “C”. In addition to the ownership interests in Cherry Creek Holdings LLC, TRG owns interests in other entities.

(b)Proceedings. Each of Borrower and Liable Party has taken all necessary action to authorize the execution, delivery and performance of this Security Instrument, the Guaranty, the Unsecured Indemnity Agreement, and any other Loan Documents to which it is a party. This Security Instrument and any other Loan Documents, the Guaranty and the Unsecured Indemnity Agreement have been duly executed and delivered by or on behalf of Borrower and Liable Party, as applicable, and constitute legal, valid and binding obligations of Borrower and Liable Party, as applicable, enforceable against Borrower and Liable Party, as applicable, in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(c)No Conflicts. The execution, delivery and performance of this Security Instrument, the other Loan Documents, the Guaranty and the Unsecured Indemnity Agreement by Borrower and Liable Party, as applicable, will not result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents, the Guaranty or the Unsecured Indemnity Agreement) upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement or other agreement or instrument to which Borrower, Liable Party or any SPE Entity is a party or by which any of Borrower’s, Liable Party’s, or any SPE Entity’s property or assets is subject (unless consents from all applicable parties thereto have been obtained), nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower, Liable Party or any SPE Entity or any of Borrower’s, Liable Party’s or any SPE Entity’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any Governmental Authority required for the execution, delivery and performance by Borrower and Liable Party of this Security Instrument, the other Loan Documents, the Guaranty and the Unsecured Indemnity Agreement, as applicable, has been obtained and is in full force and effect.

(d)Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or, to the best of Borrower’s knowledge, threatened against or affecting Borrower, Liable Party, any SPE Entity, or the Property, which actions, suits or proceedings, if determined against Borrower, Liable Party, such SPE Entity, or the Property, are reasonably likely to materially and adversely affect the condition (financial or otherwise) or business of Borrower, Liable Party, or such SPE Entity, or the condition or operation of the Property.

(e)Agreements. Neither Borrower nor any SPE Entity is a party to any agreement or instrument or subject to any restriction which is reasonably likely to materially and adversely affect Borrower or any SPE Entity, the Property, or Borrower’s or any SPE Entity’s business, properties or assets, operations or condition, financial or otherwise. Neither Borrower nor any SPE Entity is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower, any SPE Entity or the Property is bound. Neither Borrower nor any SPE Entity has any material financial obligation (contingent or otherwise) under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower or any SPE Entity is a party or by which Borrower or any SPE Entity or the Property is otherwise bound, other than, in the case of Borrower, (i) obligations incurred in the ordinary course of the operation of the Property subject to Section 2.10 hereof and (ii) obligations under the Loan Documents and the Unsecured Indemnity Agreement.

(f)Title. Borrower has good, marketable and insurable leasehold title to the real property comprising the Property and good title to the balance of the Property, free and clear of all Liens (other than mechanics liens which are being insured over in the Lender’s title policy) whatsoever except the Permitted Exceptions, such other Liens as are permitted pursuant to the Loan Documents and the Unsecured Indemnity Agreement (if any) and the Liens created by the Loan Documents and the Unsecured Indemnity Agreement (if any). The Permitted Exceptions in the aggregate do not materially and adversely affect the value, operation or use of the Property (as currently used) or Borrower’s ability to repay the Loan. The Security Instrument, when properly recorded in the appropriate records, together with any U.C.C. financing statements required to be filed in connection therewith, will create (a) a valid, perfected first mortgage lien on the Property, subject only to Permitted Exceptions and the Liens created by the Loan Documents and the Unsecured Indemnity Agreement (if any) and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Exceptions, such other Liens as are permitted pursuant to the Loan Documents, the Guaranty, and the Unsecured Indemnity Agreement (if any) and the Liens created by the Loan Documents, the Guaranty, and the Unsecured Indemnity Agreement (if any). To the best of Borrower’s knowledge, there are no claims for payment for work, labor or materials affecting the Property which are or may become a lien prior to, or of equal priority with, the Liens created by the Loan Documents, the Guaranty, and the Unsecured Indemnity Agreement (if any).

(g)No Bankruptcy Filing. None of Borrower, Liable Party, any SPE Entity or Manager is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of such entity’s assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it or against Liable Party, any SPE Entity or Manager.

(h)Full and Accurate Disclosure. No statement of fact made by Borrower in this Security Instrument or in any of the other Loan Documents or the Unsecured Indemnity Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no material fact presently known to Borrower which has not been disclosed to Lender which adversely affects the Property or the business, operations or condition (financial or otherwise) of Borrower.

(i)No Plan Assets.

(A)Lender has advised Borrower and Borrower hereby acknowledges that, as of the date hereof, the source of funds from which Lender is extending the Loan evidenced by the Note will include one or more of the following accounts: (I) an “insurance company general account,” as that term is defined in Prohibited Transaction Class Exemption (“PTE”) 95-60 (60 Fed. Reg. 35925 (Jul. 12, 1995)), as to which Lender meets the conditions for relief in Sections I and IV of PTE 95-60; (II) pooled and single client insurance company separate accounts, which are subject to the provisions of ERISA; and (III) one or more insurance company separate accounts maintained solely in connection with fixed contractual obligations of the insurance company, under which the amounts payable or credited to the plan are not affected in any manner by the investment performance of the separate account.

(B)Borrower represents and warrants to Lender and covenants that (I) Borrower is not, and shall not be, an “employee benefit plan” as defined in Section 3(3) of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (II) Borrower is not, and shall not be, a “party in interest”, as defined in Section 3(14) of ERISA, other than as a service provider or an affiliate of a service provider, to any employee benefit plan that has invested in a separate account described in (A)(II) above, from which funds have been derived to make the Loan, or if so, the execution of the Loan Documents and making of the Loan thereunder do not constitute nonexempt prohibited transactions under ERISA; (III) Borrower is not, and shall not be, subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans, or if subject to such statutes, is not in violation thereof in the execution of the Loan Documents and the making of the Loan thereunder; (IV) the assets of Borrower do not and shall not constitute “plan assets” of one or more plans within the meaning of 29 C.F.R. Section 2510.3-101; or (V) one or more of the following circumstances is and shall remain true: (1) equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. Section 2510.3-101(b)(2); (2) less than twenty-five percent (25%) of all equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R. Section 2510.3-101(f)(2); or (3) Borrower qualifies as an “operating company,” a “venture capital operating company” or a “real estate operating company” within the meaning of 29 C.F.R. Section 2510.3-101(c), (d) or (e), respectively.

(C)Borrower represents, warrants and covenants that neither Borrower nor any ERISA Affiliate maintains, contributes to or has any liability (contingent or otherwise) with respect to an “employee benefit plan” as defined by Section 3(3) of ERISA, which is subject to Section 302 or Title IV of ERISA or Section 412 of the Code.

(D)Borrower shall deliver to Lender such certifications and/or other evidence periodically requested by Lender, in its reasonable discretion, to verify the representations and warranties in paragraphs (B) and (C) above. Failure to deliver these certifications or evidence, breach of these representations and warranties, or consummation of any transaction which would cause this Instrument or any exercise of Lender’s rights under this Security Instrument to (A) constitute a non-exempt prohibited transaction under ERISA or (B) violate ERISA or any state statute regulating governmental plans (collectively, a “Violation”), shall be an Event of Default. Notwithstanding anything in the Loan Documents to the contrary, no sale, assignment, or transfer of any direct or indirect right, title, or interest in Borrower or the Property (including creation of a junior lien, encumbrance or leasehold interest) shall be permitted which would negate Borrower’s representations in this Section 2.01(i) or cause a Violation. By virtue of the consummation of any of the foregoing, Borrower and the proposed transferee or lienholder shall be deemed to have made in favor of Lender (x) a certification that the representations and warranties of this Section 2.01(i) will be true after consummation and (y) an agreement to comply with this Section 2.01(i).

(j)Compliance. Borrower and the Property and the use thereof comply in all material respects with all applicable Requirements, including, without limitation, building and zoning ordinances and codes and Prescribed Laws. To the best of Borrower’s knowledge, Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority. To the best of Borrower’s knowledge, there has not been committed by Borrower any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents and the Unsecured Indemnity Agreement.

(k)Financial Information. All financial data of Borrower, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender by Borrower in respect of the Property (i) are true, complete and correct in all material respects, (ii) fairly represent the financial condition of the Property as of the date of such reports and (iii) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and likely to have a materially adverse effect on the Property or the operation thereof as a retail shopping center, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of Borrower from that set forth in said financial statements.

(l)Condemnation. No Condemnation has been commenced or, to Borrower’s knowledge, is contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

(m)Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Requirements or by the terms and conditions of this Security Instrument, the other Loan Documents, the Guaranty, or the Unsecured Indemnity Agreement.

(n)Utilities and Public Access. The Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses. All utilities necessary to the existing use of the Property are located either in the public right-of-way abutting the Property (which are connected so as to serve the Property without passing over other property) or in recorded easements serving the Property and such easements are set forth in and insured by the Title Insurance Policy. All roads necessary for the use of the Property for its current purposes have been completed and, if necessary, dedicated to public use.

(o)Not a Foreign Person. Borrower is not a “foreign person” within the meaning of § 1445(f)(3) of the Code.

(p)Separate Lots. The Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of the Property.

(q)Assessments. To the best of Borrower’s knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.

(r)Enforceability. This Security Instrument, the other Loan Documents, the Guaranty, and the Unsecured Indemnity Agreement are not subject to any existing right of rescission, set-off, counterclaim or defense by Borrower or Liable Party, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, the Guaranty, or the Unsecured Indemnity Agreement, or the exercise of any right thereunder, render this Security Instrument or the other Loan Documents, the Guaranty, or the Unsecured Indemnity Agreement, unenforceable, and Borrower and Liable Party have not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

(s)No Prior Assignment. There are no prior assignments of the Leases or any portion of the rents due and payable or to become due and payable which are presently outstanding, other than those assigned to Lender concurrently herewith.

(t)Insurance. Borrower has obtained and has delivered to Lender copies of all policies reflecting the insurance coverages (or such other documents evidencing coverage as are permitted under Section 3.01 hereof), amounts and other requirements set forth in this Security Instrument. Borrower has not, and to the best of Borrower’s knowledge, no Person has, done by act or omission anything which would impair the coverage of any such policy.

(u)Use of Property. The Property is used exclusively for retail and commercial purposes and other appurtenant and related uses.

(v)Certificate of Occupancy; Licenses. To the best of Borrower’s knowledge, all certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required of Borrower for the legal use, occupancy and operation of the Property as a retail shopping center (collectively, the “Licenses”), have been obtained and are in full force and effect. Borrower shall keep and maintain all Licenses necessary for the operation of the Property as a retail shopping center. The use being made of the Property is in conformity with the certificate of occupancy issued for the Property.

(w)Flood Zone. Except as shown on the Survey, none of the Improvements on the Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards.

(x)Physical Condition. To the best of Borrower’s knowledge and except as expressly disclosed in the Physical Conditions Report, the Property, including, without limitation, all buildings, Improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, is in good condition, order and repair in all material respects; to the best of Borrower’s knowledge and except as disclosed in the Physical Conditions Report, there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and Borrower has not received written notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

(y)Leases. The Property was not subject to any Leases or License Agreements as of May 2, 2016 other than the Leases described in the certified rent roll delivered in connection with the closing of the Loan on the Execution Date and those License Agreements described in the certified schedule of License Agreements delivered in connection with the closing of the Loan on the Execution Date and those subleases or concession agreements that have been entered into by any tenant at the Property. Such certified rent roll and certified schedule of License Agreements are each true, complete and correct in all material respects as of the date set forth therein. No Person has any possessory interest in the Property or right to occupy the same except under and pursuant to the provisions of the Leases, the REA or a License Agreement. The certified schedule of tenant security deposits delivered in connection with the closing of the Loan on the Execution Date sets forth the security deposits held by or on behalf of Borrower as of May 2, 2016, for any tenants under any Leases and any licensees under any License Agreements. The current Leases are in full force and effect and to the best of Borrower’s knowledge, there are no material defaults thereunder as of May 2, 2016 by either party thereto (other than as expressly disclosed on the certified schedule of tenants in material default delivered in connection with the closing of the Loan on the Execution Date) and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute material defaults thereunder. No rent has been paid more than one (1) month in advance of its due date, except as disclosed on an estoppel certificate delivered to Lender in connection with the closing of the Loan on or before the Execution Date. There has been no prior sale, transfer or assignment, hypothecation or pledge by Borrower of any Lease or of the rents received therein, which will be outstanding following the Execution Date. No tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the Property of which the leased premises are a part. To the best of Borrower’s knowledge, and except as expressly disclosed to Lender in the Environmental Report, no hazardous wastes or toxic substances, as defined by applicable federal, state or local statutes, rules and regulations, have been disposed, stored or treated by any tenant under any Lease on or about the Property of which the leased premises are a part, nor does Borrower have any knowledge of any tenant’s intention to use its leased premises for any activity which, directly or indirectly, involves the use, generation, treatment, storage, disposal or transportation of any petroleum product or any toxic or hazardous chemical, material, substance or waste, except in either event, in compliance with applicable federal, state or local statutes, rules and regulations.

(z)REA. The REA is in full force and effect and neither Borrower nor, to Borrower’s knowledge, any other party to the REA, is in default thereunder, and to the best of Borrower’s knowledge, there are no conditions which, with the passage of time or the giving of notice, or both, would constitute a default thereunder. Except as set forth in the definition of “REA” or disclosed on an estoppel certificate with regards to the REA delivered to Lender in connection with the closing of the Loan on or before the Execution Date, the REA has not been modified, amended or supplemented. Borrower shall not, (i) prior to a Securitization, cancel, terminate, modify or amend in any material way the REA without the approval of Lender, which approval shall not be unreasonably withheld or delayed with respect to amendments or modifications to the REA or (ii) after a Securitization, modify or amend the REA, if such modification or amendment would have a material adverse effect on the value (including, without limitation, the net operating income) of the Property, taken as a whole or the use or operation of the Property or the ability of Borrower to pay its obligations in respect of a Loan. Subject to the terms above, Lender shall subordinate the lien of the Security Instrument to the REA as so amended, if Lender consented to the amendment to the REA or if Lender’s consent is not required for such amendment.

(aa)Principal Place of Business; State of Organization. Borrower’s business is primarily conducted at the Property. Borrower’s principal place of business as of the Execution Date is the address set forth in the introductory paragraph of this Security Instrument and the organizational and financial records of Borrower are kept at the address set forth in the introductory paragraph. Each of Borrower and each SPE Entity is organized under the laws of the State of Delaware.

(bb)     Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Requirements currently in effect in connection with the transfer of the Property to Borrower have been paid. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of this Security Instrument, any of the other Loan Documents, the Guaranty, or the Unsecured Indemnity Agreement have been paid, and, under current Requirements, the Security Instrument is enforceable in accordance with its terms by Lender (or any subsequent holder thereof).

(cc)    Management Agreement. The Management Agreement is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder. Manager manages other commercial properties.

(dd)    Illegal Activity. No portion of the Property has been or will be purchased with proceeds of any illegal activity.

(ee)    No Change in Facts or Circumstances; Disclosure. All financial statements and rent rolls submitted by Borrower in connection with the Loan are accurate, complete and correct in all material respects as of the date set forth therein. All other written information, reports, certificates and other documents submitted by Borrower to Lender in connection with the Loan are, to the best of Borrower’s knowledge, accurate and correct in all material respects. Except with respect to such representations and warranties contained in this Security Instrument, any other Loan Document or the Unsecured Indemnity Agreement which are qualified as being made to the best of Borrower’s knowledge, all representations and warranties made by Borrower in this Security Instrument, any other Loan Document or the Unsecured Indemnity Agreement are accurate, complete and correct in all material respects. There has been no material adverse change known to Borrower in any condition, fact, circumstance or event that would make any such information or any representation made herein as of a specific date inaccurate, incorrect or otherwise misleading in any material respect or that otherwise materially and adversely affects the Property or the business operations or the financial condition of Borrower. Borrower has disclosed to Lender all material facts known to Borrower and has not failed to disclose any material fact known to Borrower that is likely to cause any representation or warranty made herein to be materially misleading.

(ff)     Tax Filings. Borrower has filed (or has obtained effective extensions for filing) all federal, state and local tax returns required to be filed and has paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by Borrower.

(gg)    Solvency/Fraudulent Conveyance. Borrower (a) has not entered into the transaction contemplated by this Security Instrument, any Loan Document or the Unsecured Indemnity Agreement, with the actual intent to hinder, delay, or defraud any creditor and (b) has received reasonably equivalent value in exchange for its obligations under the Loan Documents and the Unsecured Indemnity Agreement. After giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured, and Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur Indebtedness and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Indebtedness as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower).

(hh)    Investment Company Act. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

(ii)    Lockbox Account.

(i)This Security Instrument, together with the other Loan Documents, creates a valid and continuing security interest (as defined in the U.C.C.) in the Lockbox Account and each other account created pursuant to the Lockbox Agreement in favor of Lender, which security interest is prior to all other Liens, other than Permitted Exceptions, and is enforceable as such against creditors of and purchasers from Borrower. Other than in connection with the Loan Documents and except for Permitted Exceptions, Borrower has not sold or otherwise conveyed the Lockbox Account or any other account created pursuant to the Lockbox Agreement;

(ii)The Lockbox Account and each other account created pursuant to the Lockbox Agreement constitute “deposit accounts” or “securities accounts” each within the meaning of the U.C.C.;

(iii)Pursuant and subject to the terms hereof and the Lockbox Agreement, Agent has agreed to comply with all instructions originated by Lender, without further consent by Borrower, directing disposition of the Lockbox Account, each other account created pursuant to the Lockbox Agreement and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities; and

(iv)Neither the Lockbox Account nor any other account created pursuant to the Lockbox Agreement is in the name of any Person other than Borrower, as pledgor, or Lender, as pledgee.

(jj)    Ground Lease. The Ground Lease is in full force and effect and Borrower has not received written notice of a default under the Ground Lease which has not been cured. Except as set forth in the definition of Ground Lease and as described in the Ground Lessor Estoppel, the Ground Lease has not been modified, amended or supplemented. There has been no prior sale, transfer assignment, hypothecation or pledge by Borrower of its interest in the Ground Lease, which will be outstanding following the Execution Date.

Section 2.02    PERFORMANCE BY BORROWER. Borrower shall pay the Secured Indebtedness to Lender and shall keep and perform each and every other obligation, covenant and agreement of the Loan Documents and the Unsecured Indemnity Agreement.

Section 2.03    WARRANTY OF TITLE. (a) Supplementing Section 2.01(f) hereof, Borrower warrants that it has the right and is lawfully authorized to sell, convey or encumber the Property subject only to those property specific exceptions to title contained in Schedule B of the Title Insurance Policy (the “Permitted Exceptions”). The warranties of Borrower contained in this Section 2.03(a) and in Section 2.01(f) hereof are made solely for the benefit of Lender and any prospective purchaser of the Loan Documents, the Guaranty, and the Unsecured Indemnity Agreement, and any participant in the Loan as contemplated in this Security Instrument.

(b)     Borrower further covenants to warrant and forever defend Lender from and against all persons claiming any interest in the Property other than interests specifically permitted hereunder.

Section 2.04     TAXES, LIENS AND OTHER CHARGES. (a) Unless otherwise paid to Lender as provided in Section 2.05 hereof, Borrower shall pay (or shall cause to be paid) all real estate and other taxes and assessments which may be payable, assessed, levied, imposed upon or become a lien on or against any portion of the Property (all of the foregoing items are collectively referred to as the “Imposition(s)”). The Impositions shall be paid not later than the dates on which the particular Imposition would become delinquent and Borrower shall produce to Lender receipts of the imposing authority, or other evidence reasonably satisfactory to Lender, evidencing the payment of the Imposition in full, except with regards to Impositions paid by Lender pursuant to Section 2.05 hereof. If Borrower elects by appropriate legal action to contest any Imposition, Borrower shall not be required to pay the Imposition provided that the contest operates to prevent enforcement or collection of the Imposition, or the sale or forfeiture of, the Property, and is prosecuted with due diligence and continuity. Upon termination of any proceeding or contest, Borrower shall pay the amount of the Imposition as finally determined in the proceeding or contest. In addition, Borrower covenants and agrees to pay (or cause to be paid) all water and sewer charges, vault and other license or permit fees, liens, fines, penalties, interest and other similar public and private claims which may be payable, assessed, levied, imposed upon or become a lien on or against any portion of the Property (“Other Charges”) on or before the date such charges, fees, liens, fines, penalties, interest and claims become delinquent and upon the request of Lender, Borrower shall produce to Lender receipts of the imposing authority, or other evidence reasonably satisfactory to Lender, evidencing the payment of such amount in full. If Borrower elects by appropriate legal action to contest any Other Charges, Borrower shall not be required to pay such Other Charges provided that the contest operates to prevent enforcement or collection of such Other Charges, or the sale or forfeiture of, the Property, and is prosecuted with due diligence and continuity. Upon termination of any proceeding or contest, Borrower shall pay the amount of the Other Charges as finally determined in the proceeding or contest.

(b)    In the event of the passage, after the Execution Date, of any law which deducts from the value of the Property, for the purposes of taxation, any lien or security interest encumbering the Property, or changing in any way the existing laws regarding the taxation of mortgages, deeds of trust and/or security agreements or debts secured by these instruments, or changing the manner for the collection of any such taxes, and the law has the effect of imposing payment of any Impositions upon Lender, at Lender’s option, the Secured Indebtedness shall become due and payable without any prepayment fee upon one hundred twenty (120) days’ prior written notice to Borrower. Notwithstanding the preceding sentence, Lender’s election to accelerate the Loan shall not be effective if (1) Borrower is permitted by law (including, without limitation, applicable interest rate laws) to, and actually does, pay the Imposition or the increased portion of the Imposition and (2) Borrower agrees in writing to pay or reimburse Lender in accordance with

Section 11.06 hereof for the payment of any such Imposition which becomes payable at any time when the Loan is outstanding.

Section 2.05    ESCROW DEPOSITS. (a) Without limiting the effect of Section 2.04 and Section 3.01, Borrower shall pay to Lender monthly on the same date the monthly installment is payable under the Note, an amount equal to one‑twelfth (1/12th) of the amounts Lender reasonably estimates are necessary to pay, on an annualized basis, (a) all Impositions and (b) the premiums for the insurance policies required under this Security Instrument (collectively the “Premiums”) until such time as Borrower has deposited an amount equal to the annual charges for these items and on demand, from time to time, shall pay to Lender any additional amounts necessary to pay the Premiums and Impositions. Borrower will furnish to Lender bills for Impositions and Premiums thirty (30) days before Impositions become delinquent and such Premiums become due for payment. If Lender has the right hereunder to escrow sums as described in this Section 2.05 and Lender is in fact holding such sums (as opposed to the applicable bank pursuant to the Lockbox Agreement), no amounts paid as Impositions or Premiums shall be deemed to be trust funds and these funds may be commingled with the general funds of Lender but shall be held by Lender in a non‑segregated interest‑bearing account, provided, however, that Lender shall not guarantee any particular rate of return. All amounts held under this Section 2.05 shall be used only for the payment of the Premiums or Impositions for which the amounts were deposited.

(b)    Notwithstanding the provisions of Section 2.05(a) to the contrary, provided no Event of Default or Lockbox Event has occurred under the Loan Documents, the Guaranty or the Unsecured Indemnity Agreement, Lender shall not require an escrow for the Impositions or the Premiums (collectively, the “Escrow Waivers”), provided, with respect to the Premiums only, Borrower shall deliver to Lender on or before the date on which any Premiums become delinquent, evidence satisfactory to Lender that such Premiums have been paid in full, including, without limitation, certificates of insurance evidencing the insurance policies required pursuant to Section 3.01 of the Security Instrument evidencing compliance with such Section 3.01. Each Event of Default, Lockbox Event or failure, with respect to Premiums only to provide the information provided in this Section 2.05(b), shall constitute a “Triggering Event”.

(c)    Notwithstanding the provisions of Section 2.05(b) to the contrary, in the event Borrower shall cure the Event of Default referred to in Section 2.05(b) (provided Lender has accepted said cure) or Borrower shall have cured a Lockbox Event or Borrower shall have provided the evidence regarding payment of Premiums, as set forth in Section 2.05(b) hereof, Lender shall reinstate the Escrow Waivers and release all escrowed funds within five (5) Business Days of the applicable cure, provided, however, the Escrow Waivers shall be permanently terminated upon the occurrence of the third Triggering Event.

Section 2.06     CARE AND USE OF THE PROPERTY. (a) Borrower represents, warrants, and covenants as follows:

(i)    Intentionally omitted;

(ii)    Borrower shall at all times comply in all material respects with all present or future Requirements (including, without limitation, Prescribed Laws) affecting or relating to Borrower, the Property and/or the Use, and shall not use or knowingly permit the use of the Property, or any part thereof, for any illegal purpose.

(iii)    Borrower, at its sole cost and expense, shall keep the Property in good order, condition, and repair.

(iv)    Borrower shall abstain from, and not permit, the commission of physical waste to the Property and, subject to the rights of Macy’s West Stores, Inc.; The Neiman Marcus Group LLC; and Nordstrom, Inc., as tenant, under their respective leases of portions of the Real Property, (A) prior to a Securitization, shall obtain Lender’s prior written consent (which consent, provided no Event of Default is continuing, shall not be unreasonably withheld or delayed) with respect to any alterations (including off-site work, such as roadwork) that (I) may have a material adverse effect on Borrower’s financial condition or the use, operation or value (including the net operating income) of the Property, (II) materially adversely affect the structural integrity of the Improvements or any utility or HVAC system contained in any Improvements or (III) the total estimated cost to Borrower of such alterations (when added to the total estimated costs to Borrower of all other alterations then being conducted at the Property) in the aggregate (other than such amounts to be paid or reimbursed by tenants under the Leases) at any time exceeds $27,500,000.00 (the “Threshold Amount”) or (B) after a Securitization, shall obtain Lender’s prior written consent (which consent, provided no Event of Default is continuing, shall not be unreasonably withheld or delayed) with respect to any alterations (including off-site work, such as roadwork) that (I) may have a material adverse effect on Borrower’s financial condition or the use, operation or value (including the net operating income) of the Property or (II) materially adversely affect the structural integrity of the Improvements or any utility or HVAC system contained in any Improvements. If the total estimated cost to Borrower of such alterations (when added to the total estimated costs to Borrower of all other alterations then being conducted at the Property) in the aggregate shall exceed the Threshold Amount, Borrower shall promptly deliver to Lender and maintain as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (w) Cash, (x) U.S. Obligations, (y) other securities (of a type that a REMIC Trust is permitted to hold and foreclose upon) having a rating, if prior to Securitization, acceptable to Lender or, after a Securitization has occurred, regarding which the Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the then current ratings assigned in connection with such Securitization or (z) a completion bond or Letter of Credit, in either case, issued by a financial institution having the Required Rating. Such security shall be in an amount equal to the excess of the total unpaid amounts with respect to such alteration (other than such amounts to be paid or reimbursed by tenants under the Leases) over the Threshold Amount and, if Borrower has not timely paid for the costs and expenses of the alteration, applied from time to time at the option of Lender to pay for such alteration or to terminate the alteration and restore the Property to the extent necessary to prevent any material adverse effect on the use, operation or value (including the net operating income) of the Property.

(v)Borrower represents and warrants that the zoning approval for the Property is not dependent upon the ownership or use of any property which is not encumbered by the Security Instrument.

(b)    Lender shall have the right, at any time and from time to time during normal business hours and upon reasonable prior notice, to enter the Property in order to ascertain Borrower’s compliance with the Loan Documents and the Unsecured Indemnity Agreement, to examine the condition of the Property, to perform an appraisal, to undertake surveying or engineering work, and to inspect premises occupied by tenants subject to the rights of tenants under their leases. Borrower shall reasonably cooperate with Lender performing these inspections. Lender shall reimburse Borrower for any losses or damages caused by such inspections.

(c)    Borrower shall use, or cause to be used, the Property continuously (subject to any disruption due to any casualty at the Property) for the Use. Borrower shall not use, or knowingly permit the use of, the Property for any other use without the prior written consent of Lender. Borrower shall not file or record a declaration of condominium, master deed of trust or mortgage or any other similar document evidencing the imposition of a so‑called “condominium regime” whether superior or subordinate to this Security Instrument and Borrower shall not permit any part of the Property to be converted to, or operated as, a “cooperative apartment house” whereby the tenants or occupants participate in the ownership, management or control of any part of the Property.

(d)    Without the prior written consent of Lender, Borrower shall not (i) initiate or acquiesce in a change in the zoning classification of, and/or seek any variance under, existing zoning ordinances which would materially adversely affect the value of the Property, (ii) use or permit the use of the Property in a manner which may result in the Use becoming a non‑conforming use under applicable zoning ordinances, or (iii) subject the Property to restrictive covenants that may impair the lien of this Security Instrument or materially impair the value of the Property.

Section 2.07    COLLATERAL SECURITY INSTRUMENTS. Borrower covenants and agrees that if Lender at any time holds additional security for any obligations secured by this Security Instrument, it may, upon the occurrence of an Event of Default, enforce its rights and remedies with respect to the security, at its option, either before, concurrently or after a sale of the Property is made pursuant to the terms of this Security Instrument. Lender may apply the proceeds of the additional security to the Secured Indebtedness without affecting or waiving any right to any other security, including the security under this Security Instrument, and without waiving any breach or default of Borrower under this Security Instrument, any other Loan Document, or the Unsecured Indemnity Agreement.

Section 2.08    SUITS AND OTHER ACTS TO PROTECT THE PROPERTY. (a) Borrower shall promptly notify Lender of the commencement, or receipt of written notice, of any and all material actions or proceedings or other material claim affecting the Property or Borrower and/or the interest of Lender under the Loan Documents, the Guaranty, or the Unsecured Indemnity Agreement (collectively, “Actions”). Borrower shall appear in and defend any Actions.

(b)    Lender shall have the right, at the cost and expense of Borrower, to institute, maintain and participate in Actions and take such other action, as it may deem appropriate in the good-faith exercise of its discretion to preserve or protect the Property and/or the interest of Lender under the Loan Documents, the Guaranty, and the Unsecured Indemnity Agreement if Borrower has not instituted, maintained or participated in Actions in an appropriate manner as reasonably determined by Lender. Any money paid by Lender under this Section shall be reimbursed to Lender in accordance with Section 11.06 hereof.

Section 2.09    LIENS AND ENCUMBRANCES. Except as expressly permitted herein, without the prior written consent of Lender, to be exercised in Lender’s sole and absolute discretion, other than (a) the liens and security interests created by the Loan Documents, (b) the Permitted Exceptions, (c) liens, if any, for taxes imposed by any governmental authority not yet due or delinquent, (d) such Liens as Lender has approved or may approve in writing in Lender’s sole discretion, and (e) Liens (other than Liens to secure Indebtedness except to the extent if any expressly permitted under clause (t) of the definition of “Special Purpose Entity” in Section 2.10 hereof) that do not, individually or in the aggregate, materially adversely affect the value, operation, or, use of the Property or Borrower’s ability to repay the Loan, Borrower shall not create, place or allow to remain any lien or encumbrance on the Property, including deeds of trust, mortgages, security interests, conditional sales, mechanics’ liens, tax liens or assessment Liens regardless of whether or not they are subordinate to the lien created by this Security Instrument (collectively, “Liens and Encumbrances”). If any Liens and Encumbrances which are not permitted by the preceding sentences are recorded against the Property or any part of the Property, Borrower shall obtain a discharge and release of any Liens and Encumbrances or obtain title insurance over such liens and encumbrances within thirty (30) days after receipt of notice of their existence. Notwithstanding the foregoing, Borrower, without the approval of Lender, may grant easements, reservations and rights of way in the ordinary course of business for water and sewer lines, telephone and cable lines, electric and natural gas lines or other public utilities for similar purposes provided that no such easement or encumbrance shall have a material adverse effect on the utility or operation of the Property or materially adversely affect the value of the Property.

Section 2.10    SINGLE PURPOSE ENTITY. (a) Until the Debt has been paid in full, Borrower hereby represents, warrants and covenants that each of Borrower and SPE Entity was and each of Borrower and each SPE Entity, if any, is and shall continue to be a Special Purpose Entity.

(b)    Intentionally Omitted.

(c)     Borrower has not at any time owned any real property other than, or engaged in any business activities or incurred any debt (contingent or actual) unrelated to, the Property. Borrower has at all times maintained and accounted for its assets in such a manner that it would not be costly or difficult to segregate, ascertain or identify its assets from those of its Affiliates. Borrower has not engaged in any activities or made any representations that would cause a reasonable creditor of any of its Affiliates to believe that the assets of Borrower are available for payment of the debts of such Affiliate.

“Special Purpose Entity” shall mean a corporation, partnership or limited liability company which at all times, on and after the Execution Date:
(a)    is organized solely for the purpose of (i) acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing and operating the Property and in the case of Borrower only, owning any TRS Subsidiary (if established pursuant to the terms hereof), (ii) in the case of Borrower only, entering into the Loan Documents, the Guaranty, and/or the Unsecured Indemnity Agreement with Lender, refinancing the Property in connection with a permitted repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing or (iii) with respect to a TRS Subsidiary, owning and operating the TRS Subsidiary Business and entering into the TRS Subsidiary Loan Documents, or (iv) in the case of the member of Borrower, only if such member becomes required to be an SPE Entity hereunder, acquiring and holding an ownership interest in Borrower and acting as a managing member of Borrower;

(b)     is not engaged and will not engage in any business unrelated to the purposes set forth in clause (a)(i), (ii) or (iii) as applicable, above;

(c)    does not have and will not have any assets other than those related to (i) the Property, (ii) if the TRS Subsidiary is formed, the ownership of 100% of the interest in such TRS Subsidiary (or with respect to TRS Subsidiary, assets related to the TRS Subsidiary Business), or (iii) in the case of the member of Borrower, only if such member becomes required to be an SPE Entity hereunder, its ownership interest in Borrower;

(d)    to the fullest extent permitted by law, has not engaged, sought or consented to and will not engage in, seek or consent to any dissolution, winding up, liquidation, consolidation, merger, sale of all or substantially all of its (and in the case of SPE Entity, Borrower’s) assets (except as otherwise permitted herein);

(e)    with respect to Borrower and SPE Entity only, has organizational documents that contain and will contain such restrictions on transfers of interests therein consistent with this Security Instrument;

(f)    with respect to Borrower and SPE Entity only, has organizational documents that contain and will contain restrictions on the modification and amendment of Special Purpose Provisions of such organizational documents requiring the prior written consent of Lender and, after a Securitization, confirmation by each applicable Rating Agency that such modification or amendment will not, in and of itself, result in a reduction, withdrawal, downgrade or qualification of the then current rating of the Loan or any pool of loans of which the Loan forms a part, or of any rated Securities;

(g)    with respect to Borrower and SPE Entity only, if such entity is a general partnership, has and will have at least two (2) general partners that are each a Special Purpose Entity;

(h)    if any such entity is a limited partnership, has and will have at least one (1) general partner, which is a Special Purpose Entity;

(i)    intentionally omitted;

(j)    intentionally omitted;

(k)    if such entity is a limited liability company with only one (1) member, is a limited liability company organized in the State of Delaware that has and will have an operating agreement that requires (A) a Springing Member that will become the member of such entity upon there being no other member of such entity and (B) any resignation, removal or replacement of any Springing Member shall not be effective without (1) prior written notice to Lender and, after a Securitization has occurred, the Rating Agencies (which such prior written notice must be given on the earlier of five (5) days or three (3) Business Days prior to the applicable resignation, removal or replacement) and (2) evidence that the replacement Springing Member satisfies the applicable terms and conditions hereof and of the applicable organizational documents (which such evidence must accompany the aforementioned notice);

(l)    if such entity is (i) a limited liability company, has and will have articles of organization, a certificate of formation and/or an operating agreement, as applicable, (ii) a limited partnership, has and will have a general partner which has and will have an operating agreement or by‑laws, as the case may be, or (iii) a corporation, has and will have a certificate of incorporation or articles of incorporation that, in each case, provide that such entity will not (and, in the case of an SPE Entity, will not permit Borrower to): (A) dissolve, merge, liquidate, consolidate; (B) sell all or substantially all of its (and, in the case of an SPE Entity, Borrower’s) assets, except as otherwise permitted herein; (C) engage in any other business activity, or amend its (and, in the case of an SPE Entity, Borrower’s) organizational documents with respect to the matters set forth in this paragraph without the consent of Lender; or (D) without the unanimous vote of all of (i) its members, directors or managers, as applicable, (ii) in the case of a limited partnership which has a general partner that is an SPE Entity, its general partner, or (iii) in the case of a limited liability company which has a managing member that is an SPE Entity, its managing member, file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest;

(m)    has paid and will pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due, and has maintained, is maintaining and shall maintain adequate capital in light of its contemplated business operations;

(n)    has taken and will take all reasonable actions to correct any known misunderstanding regarding the separate identity of such entity;

(o)    has maintained and will maintain its bank accounts, books and records separate from any other Person and has filed and will file its own tax returns, except to the extent that it is a corporation or a limited liability company which files or will file consolidated tax returns with another corporation or a wholly‑owned subsidiary that files or will file its tax returns with its parent entity;

(p)    has not commingled and will not commingle its funds or assets with those of any other Person;

(q)    has maintained and will maintain its own financial statements showing its assets and liabilities separate and apart from those of any other Person and not have its assets listed on any financial statement of any other Person; provided, however, that such entity’s assets may be included in a consolidated financial statement of an Affiliate;

(r)    has paid and will pay its own liabilities and expenses, including the salaries of its own employees, if any, out of its own funds and assets, and has maintained and will maintain a sufficient number of employees in light of its contemplated business operations or has retained and will retain a property manager, as applicable;

(s)    has observed and will observe all partnership, corporate or limited liability company formalities, as applicable;

(t)    has no Indebtedness that is still outstanding and will have no Indebtedness other than, in the case of Borrower, (i) the Loan and (ii)  unsecured Indebtedness in an amount not to exceed Fifteen Million and No/100 Dollars ($15,000,000.00) in the aggregate (excluding amounts payable to tenants for tenant improvements, tenant allowances or similar payments and brokers or Manager for leasing commissions payable in each case pursuant to Leases executed in accordance with the terms hereof), incurred in the ordinary course of business relating to the ownership and operation of the Property (including trade payables) and the routine administration of Borrower, which are not more than sixty (60) days past the date incurred (unless Borrower is in good faith contesting same) and not evidenced by a note and (iii) Indebtedness incurred in the ordinary course of business in connection with the financing of Personal Property or fixtures or equipment at the Property, which financing may be secured by, and only by, a pledge of the Personal Property or such fixtures or equipment, provided that equipment/fixtures lenders under such financing(s) agree to give Lender notice of any default thereunder and provide Lender with a reasonable opportunity to cure such default; provided, however, in no event shall amounts incurred by Borrower pursuant to this clause (iii) plus the amount of Indebtedness incurred by Borrower under clause (ii) exceed Fifteen Million and No/100 Dollars ($15,000,000.00), and if such Indebtedness under this clause (iii) is evidenced by a note, such Indebtedness is paid on the date payment is due under such note. No Indebtedness other than the Loan may be secured (subordinate or pari passu) by the Property, except as set forth in this clause (iii);

(u)    has not and will not guarantee or become obligated for the debts of any other Person or hold out its credit or assets or pledge its assets as being available for the benefit or to satisfy the obligations of any other Person except as permitted pursuant to this Security Instrument, specifically, the TRS Subsidiary shall be permitted to enter into a subsidiary guaranty and a pledge agreement for the benefit of Lender;

(v)    has not and will not acquire obligations or securities of its partners, members or shareholders or any other Affiliate, provided, however, if TRS Subsidiary is formed, Borrower may acquire and hold 100% of the interests in such TRS Subsidiary;

(w)    has allocated and will allocate fairly and reasonably any overhead expenses for shared office space that are shared with any Affiliate, including, but not limited to, paying for shared office space and services performed by any employee of an Affiliate;

(x)    has maintained and used and will maintain and use separate stationery, invoices and checks bearing its own name;

(y)    has held itself out and identified itself and will hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of such Person and not as a division or part of any other Person, except for services rendered by Manager under the Management Agreement, so long as Manager holds itself out and will hold itself out as an agent of such Person;

(z)    has not made any loan or advance to any Person (other than loans or advances to tenants that are no longer outstanding) or held evidence of indebtedness issued by any other Person (other than cash and investment‑grade securities) and will not make loans or advances to any Person or hold evidence of indebtedness issued by any other Person (other than cash and investment‑grade securities), it being agreed that references to loans or advances do not include tenant allowances;

(aa)    except for capital contributions and distributions, has not entered into or been a party to, and will not enter into or be a party to, any transaction with its partners, members, shareholders or Affiliates, except (x) the Ground Lease and (y) other transactions in the ordinary course of business and on commercially reasonable terms;

(bb)    has not and will not have any obligation to, and will not, indemnify its partners, officers, directors or members, as the case may be, unless such indemnification obligation is and will be fully subordinated to the Debt and will not constitute a claim against such entity in the event its cash flow is insufficient to satisfy its obligations;

(cc)    has complied and will comply with all of the terms and provisions contained in its organizational documents, and the statements of facts contained in its organizational documents are true and correct and will remain true and correct;

(dd)    if such entity is a limited partnership, the limited partnership agreement requires and will require the remaining partners to continue the partnership as long as one (1) solvent general partner exists; and

(ee)    if such entity is a limited liability company with only one (1) member, its articles of organization, certificate of formation and/or operating agreement, as applicable, provides and will provide that a Springing Member automatically becomes a Member to continue the life of the limited liability company without dissolution in the event of a termination event;

(ff)    has not and will not form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other) or own any equity interest in any other entity, except the TRS Subsidiary and except in the case of an SPE Entity, the ownership interest in Borrower;

(gg)    has not had any of its obligations guaranteed by an affiliate, except for guarantees that have been either released or discharged (or that will be discharged as a result of the closing of the Loan) or the Guaranty or the Unsecured Indemnity Agreement or any other guarantees that are expressly contemplated by the Loan Documents, and shall not have any of its obligations guaranteed by an affiliate in the future, except for the Guaranty or the Unsecured Indemnity Agreement, or any other guarantees under which the guaranteed obligations will not exceed, in the aggregate at any one time outstanding, Five Million Five Hundred Thousand and No/100 Dollars ($5,500,000.00).

Section 2.11    CASH MANAGEMENT; LOCKBOX ACCOUNT. (a) On or prior to the date hereof, an account (the “Lockbox Account”) into which Borrower shall deposit, or cause to be deposited, all rents and other revenue (subject to Section 2.11(i) hereof) from the Property has been established with Agent. Borrower agrees that, upon notice from Lender to Agent of the occurrence and during the continuance of an Event of Default or the occurrence of a Lockbox Event until the occurrence of a cure of such Event of Default or a Lockbox Termination Event, as applicable, Agent shall establish the Payment Reserve Account and the Tax and Insurance Account in accordance with the Lockbox Agreement. Borrower hereby grants to Lender a first priority security interest in the Accounts and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Lockbox Account, including, without limitation, authorizing Lender to file UCC‑1 Financing Statements and continuations thereof. All costs and expenses for establishing and maintaining the Lockbox Account shall be paid by Borrower. Borrower will not in any way alter or modify the Lockbox Agreement without Lender’s consent and will notify Lender of the Lockbox Account number.

(b)    Borrower shall, or shall cause Manager to, deliver written instructions to all tenants under Leases to deliver all rents payable thereunder directly to the Lockbox Account. Without limitation of the foregoing, Borrower shall notify and advise each tenant of the Property under each lease with respect to the Property (whether such lease is presently effective or executed after the date hereof) to send directly to the Lockbox Account all payments of rent. Borrower shall so notify and advise such tenants pursuant to an instruction letter in the form of Exhibit ”E” attached hereto (a “Tenant Direction Letter”) to the extent Borrower has not previously so instructed the tenants.

(c)    Commencing with the first billing statement delivered after the date hereof and for each subsequent statement delivered, Borrower and Manager shall instruct all Persons that maintain open accounts with Borrower or Manager or with whom Borrower or Manager does business on an “accounts receivable” basis with respect to the Property to deliver all payments due under such accounts to the Lockbox Account. Neither Borrower nor Manager shall direct, any such Person to make payments due under such accounts in any other manner.

(d)    If, notwithstanding the provisions of this Section 2.11, Borrower or Manager receives any rents or other income from the Property then (i) such amounts shall be deemed to be collateral for the Loan and shall be held in trust for the benefit, and as the property, of Lender, (ii) Borrower or Manager shall, except as described in Section 2.11(i) hereof, deposit such amounts in the Lockbox Account within one (1) Business Day of receipt, and (iii) Borrower and Manager shall exercise reasonable efforts to cause the applicable tenant to thereafter remit its rents to the Lockbox Account.

(e)    Without the prior written consent of Lender, neither Borrower nor Manager shall terminate, amend, revoke or modify any Tenant Direction Letter to pay any amount in any manner other than as provided in the related Tenant Direction Letter.

(f)    Borrower shall make such additional deposits into the Lockbox Account as may be required by the Loan Documents.

(g)    Agent is authorized to accept electronic payments, including, without limitation, wire transfers and automated clearinghouse payments. The receipt of such payments will be subject to applicable laws, rules and regulations which may include, without limitation, requiring a reversal of an initial credit or a return of such payment.

(h)    Except for the Kiosk Account, Borrower warrants, represents and covenants that (i) there are no other accounts maintained by Borrower, Manager or any other Person into which rents or other revenues from the ownership and operation of the Property are deposited and (ii) so long as the Note shall be outstanding, neither Borrower, Manager, nor any other Person shall open any other such account for the deposit of rents or other revenues from the Property except for accounts opened by a TRS Subsidiary in accordance with this Security Instrument.

(i)    Borrower and Manager shall be permitted to maintain a bank account (the “Kiosk Account”) into which rents from Tenants pursuant to License Agreements and other miscellaneous revenue from sources other than Tenants, may be deposited. Except as hereinafter set forth, no withdrawals are permitted from the Kiosk Account. At any time that there exists no Event of Default or a Lockbox Event, Borrower or Manager shall be permitted to transfer funds in the Kiosk Account to an account controlled by the Borrower (the “Borrower Account”); provided that on any Business Day on which the amount of available funds on deposit in the Kiosk Account exceeds Two Hundred Thousand and No/100 Dollars ($200,000.00), Borrower or Manager be required to transfer the funds in the Kiosk Account to the Borrower Account. Upon the occurrence of and during the continuance of an Event of Default or a Lockbox Event until a Lockbox Termination Event, at any time that the available funds in the Kiosk Account exceed One Hundred Thousand and No/100 Dollars ($100,000.00), Borrower and Manager shall cause all funds in the Kiosk Account to be transferred, by wire transfer or the automated clearing house system, to the Lockbox Account. Notwithstanding the foregoing, Borrower and Manager shall not be obligated to transfer any funds from the Kiosk Account to the Lockbox Account except (A) during the continuance of an Event of Default or (B) during the period following the occurrence of a Lockbox Event until a Lockbox Termination Event.

(j)    Borrower shall maintain each Account with an Eligible Institution. If at any time Agent shall fail to be an Eligible Institution, upon Lender’s request in its sole discretion, Borrower shall within thirty (30) days (x) substitute Agent with a successor Agent that satisfies the requirements of an Eligible Institution or (y) have the Accounts held by Servicer or another institution that is reasonably acceptable to Lender, provided that such successor Agent (or Servicer, as the case may be) shall perform the duties of Agent pursuant to the terms of the Loan Documents; provided, however, that, if an Event of Default shall exist and be continuing or Borrower shall not replace Agent within such thirty (30) day period, then Lender may (A) replace the Agent with a successor Agent or (B) have one or more of the Accounts held by Servicer or another institution.

(k)    Upon payment of the Debt and the performance in full of all other obligations under the Loan Documents and upon Borrower’s written request, Lender shall execute and deliver to Borrower a signed letter (in the form of Exhibit “F” attached hereto directing tenants to pay the rents directly to Borrower or as otherwise directed by Borrower). Borrower shall be obligated to deliver such letters to each Tenant.

Section 2.12    DISBURSEMENTS FROM THE LOCKBOX ACCOUNT.

(a)    Any amounts on deposit in the Lockbox Account shall be automatically transferred at the end of each Business Day to an account of Borrower; provided, however, that upon the occurrence and during the continuance of an Event of Default or the occurrence of a Lockbox Event until the occurrence of a Lockbox Termination Event, if any, Lender shall instruct Agent to suspend such transfer to Borrower’s account and all funds in the Lockbox Account shall be disbursed in accordance with the terms and conditions of this Section 2.12. Except as set forth in the Lockbox Agreement, Borrower shall have no rights to make withdrawals therefrom or receive the proceeds thereof.

(b)    During a Lockbox Event, Lender shall instruct Agent that all available funds in the Lockbox Account shall be applied, on each Business Day, in the following order of priority:

(i)    First, funds sufficient to pay the required monthly deposits for Impositions and Premiums, as described in Section 2.04(a) of this Security Instrument, shall be deposited in the Tax and Insurance Account;

(ii)    Second, funds sufficient to pay the next Debt Service payment due and payable under the Loan Documents shall be deposited in the Payment Reserve Account;

(iii)    Third, funds sufficient to pay any interest accruing at the Default Rate and late payment charges, if any, and other amounts (without duplication of amounts under the clause (ii) above) then due to Lender under the Loan Documents shall be deposited in the Payment Reserve Account; and

(iv)    Lastly, provided no Event of Default has occurred and remains uncured, all amounts remaining in the Lockbox Account after deposits for items in clauses (i) through (iii) shall be deposited into the Borrower Account.

(c)    Upon the occurrence and during the continuance of an Event of Default, Lender shall promptly notify Agent in writing of such Event of Default and, notwithstanding anything to the contrary in this Agreement, without notice from Agent or Lender, (i) Borrower shall have no further right in respect of (including, without limitation, the right to instruct Lender or Agent to transfer from) the Accounts, (ii) Lender may provide notice to the Lockbox Bank to distribute all amounts in the Accounts to Lender and (iii) Lender may apply any funds in the Accounts to the Debt and such other payment obligations under the Loan Documents in such order of priority as Lender may determine.

(d)    During the continuance of a Lockbox Event, Lender shall (i) withdraw amounts on deposit in the Tax and Insurance Account to pay Impositions and Premiums when due and (ii) withdraw amounts from the Payment Reserve Account (A) to pay Debt Service on the date such payment is due and payable, and (B) to make the payments more particularly described in Section 2.12(b)(iii), if applicable.

(e)    Upon the occurrence of a Lockbox Event or Lockbox Termination Event, Lender shall provide Agent with entitlement orders and/or disbursement instructions, as applicable, in accordance with the Lockbox Agreement. Lender shall simultaneously forward a copy of any entitlement orders and disbursement instructions to Borrower.

Section 2.13    QUALIFIED MANAGER. The Property shall at all times be managed by a Qualified Manager. Lender acknowledges that the Management Agreement has been approved. Any subsequent agreement for the management and operation of the Property shall also be subject to Lender’s approval (other than amendments to the Management Agreement that do not increase the base management fee above 5% of the gross revenues of the Property or increase other fees or commissions payable to Manager, unless Borrower reasonably determines that the same would result in greater cost savings to Borrower than increases in such fees and or commissions or cause the Management Agreement to contain commercially unreasonable terms). Borrower shall provide copies of any amendments to the Management Agreement to Lender promptly after execution thereof.

Section 2.14    SURVIVAL OF REPRESENTATIONS. Borrower agrees that all of the representations and warranties of Borrower set forth in Section 2.01 and elsewhere in this Security Instrument, the other Loan Documents and the Unsecured Indemnity Agreement shall be deemed given and made as of the Execution Date and the date of the funding of the Loan and survive for so long as any amount remains owing to Lender under this Security Instrument, any of the other Loan Documents, or the Unsecured Indemnity Agreement by Borrower. All representations, warranties, covenants and agreements made in this Security Instrument, the other Loan Documents, and the Unsecured Indemnity Agreement by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.
ARTICLE III

INSURANCE

Section 3.01    REQUIRED INSURANCE AND TERMS OF INSURANCE POLICIES.

(a)During the term of this Security Instrument, Borrower at its sole cost and expense must provide insurance policies, subject to the terms of Section 3.01(a)(xiv) below, and certificates of insurance for types of insurance described below all of which must be satisfactory to Lender as to form of policy, amounts, deductibles, sublimits, types of coverage, exclusions and the companies underwriting these coverages. In no event shall such policies be terminated or otherwise allowed to lapse. Borrower shall be responsible for its own deductibles. Borrower shall also pay for any insurance, or any increase of policy limits, not described in this Security Instrument which Borrower requires for its own protection or for compliance with government statutes. Borrower’s insurance shall be primary and without contribution from any insurance procured by Lender, including, without limitation, any insurance obtained by Lender pursuant to Section 3.01(d)(v) hereof. Evidence of insurance shall be delivered to Lender in accordance with the following requirements:

(i)Property insurance on the Improvements (excluding the Improvements leased pursuant to the Anchor Leases, if the tenants thereunder are required to maintain, and have not failed to maintain, all risk insurance with respect to such Improvements as stated in this Section 3.01) and the Personal Property insuring against any peril now or hereafter included within the classification “All Risk” or “Special Perils,” including contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements, in each case (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost” (as hereinafter defined) of the Improvements and Personal Property (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property, containing no margin clause unless approved by Lender and waiving all co-insurance provisions; (C) except as set forth in subsections (viii) and (xi) below providing for no deductible in excess of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) for all such insurance coverage (each, as applicable, the “Required Deductible”) or such higher deductibles if Borrower provides Lender a Letter of Credit in an amount equal to the difference between the actual deductible and the Required Deductible, which Letter of Credit may be drawn upon by Lender upon the occurrence of a Casualty to pay such amounts that would have been paid by the issuer of the Policies (hereinafter defined) if the Required Deductible had been maintained; and (D) containing an “Ordinance or Law Coverage,” “Operation of Building Laws, Demolition Costs and Increased Cost of Construction in an amount reasonably required by Lender” or “Enforcement” endorsement if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses, then in the amount of 100% of the Full Replacement Cost. The Full Replacement Cost shall be determined from time to time by an appraiser or contractor designated and paid by Borrower and approved by Lender or, at Borrower’s election, by an engineer or appraiser in the regular employ of the insurer. The “Full Replacement Cost” for purposes of this Article III shall mean the estimated total cost of construction required to replace the Improvements with a substitute of like utility, and using modern materials and current standards, design and layout. For purposes of calculating Full Replacement Cost direct (hard) costs shall include, without limitation, labor, materials, supervision and contractor’s profit and overhead and indirect (soft) costs shall include, without limitation, fees for architect’s plans and specifications, construction financing costs, permits, sales taxes, insurance and other costs included in the Marshall Valuation Service published by Marshall & Swifts;

(ii)Commercial General Liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (A) to be on the form with a combined single limit of not less than the amount set forth in the Defined Terms of One Million per occurrence and No/100 Dollars ($1,000,000.00) and Two Million and No/100 Dollars ($2,000,000.00) in the aggregate for any policy year, plus umbrella liability coverage in an amount not less than Fifty Million and No/100 Dollars ($50,000,000.00) per occurrence; (B) to continue at not less than this limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all contracts; and (5) contractual liability covering the indemnities contained in this Security Instrument to the extent the same is available;

(iii)Business Income insurance in an amount sufficient to prevent Borrower from becoming a co-insurer within the terms of the applicable policies, and sufficient to recover twenty-four (24) months “Business Income” (as hereinafter defined) or actual loss sustained with no time limitation and with an Extended Period of Indemnity (“EPI”) of 12 months following Restoration. The amount of such insurance shall be increased from time to time during the term of this Security Instrument as and when new leases and renewal leases are entered into and rents payable increase or the annual estimate of gross income from occupancy of the Property increases to reflect such rental increases. “Business Income” shall mean the sum of (i) the total anticipated gross income from occupancy of the Property, (ii) the amount of all charges (such as, but not limited to, operating expenses, insurance premiums and taxes) which are the obligation of tenants or occupants to Borrower, (iii) the fair market rental value of any portion of the Property which is occupied by Borrower, and (iv) any other amounts payable to Borrower or to any affiliate of Borrower pursuant to leases.

(iv)If Lender determines at any time that any part of the Property is located in an area identified on a Flood Hazard Boundary Map or Flood Insurance Rate Map issued by the Federal Emergency Management Agency as having special flood hazards and flood insurance has been made available (e.g. other than Zones B, C or X), Borrower will maintain a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration with a generally acceptable insurance carrier, in an amount not less than the lesser of (i) ”Full Replacement Cost” or (ii) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994,

as amended. In addition, if Lender determines at any time that any part of the Property is located in Flood Zone A or V, Difference in Conditions (DIC) insurance and/or excess insurance from and against all losses, damages, costs, expenses, claims and liabilities related to or arising from acts of flood, of such types, in such amounts, with such deductibles, issued by such companies, and on such forms of insurance policies as required by Lender (provided, however, deductibles that arise from a named storm shall not exceed 5% of the insurable value);

(v)At all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the Property coverage form (described in Section 3.01(a) above) does not otherwise apply, (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i) above written in a so-called “Builder’s All-Risk” completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to Section 3.01(a)(i) above including, without limitation, for demolition and increased cost of construction or renovation, (3) including Occupancy endorsement (4) with an agreed amount endorsement (in an amount reasonably required by Lender including an Occupancy endorsement) waiving co-insurance provisions and (5) Worker’s Compensation Insurance covering all persons engaged in the construction, renovation or alteration in an amount at least equal to the minimum required by statutory limits of the State;

(vi)Workers’ Compensation insurance, subject to the statutory limits of the State, and employer’s liability insurance with a limit of at least One Million and No/100 Dollars ($1,000,000.00) per accident and per disease per employee, and One Million and No/100 Dollars ($1,000,000.00) for disease in the aggregate in respect of any work or operations on or about the Property, or in connection with the Property or its operations (if applicable);

(vii)Boiler & Machinery, or Equipment Breakdown Coverage, insurance covering the major components of the central heating, air conditioning and ventilating systems, boilers, other pressure vessels, high pressure piping and machinery, elevators and escalators, if any, and other similar equipment installed in the Improvements, in an amount equal to one hundred percent (100%) of the full replacement cost of all equipment installed in, on or at the Improvements. These policies shall insure against physical damage to and loss of occupancy and use of the Improvements arising out of an accident or breakdown;

(viii)Insurance from and against all losses, damages, costs, expenses, claims and liabilities related to or arising from acts of terrorism, of such types, in such amounts, with such deductibles, issued by such companies, and on such forms of insurance policies as required by Lender. Notwithstanding the foregoing, in the event that the Terrorism Risk Insurance Act of 2002, as extended and modified by the Terrorism Risk Insurance Program Reauthorization Act of 2015, or other similar government legislation, is no longer in effect, then Borrower shall be required to procure and maintain only such coverage against acts of terrorism as may be obtained at a premium cost equal to the greatest of (A) two (2) times the amount of the premium (without terrorism coverage) for the All-Risk Property and Liability coverage provided in Section 3.01(a)(i), (ii) and (iii) above for the then-current insurance period, (B) such amount as may be required to remain in compliance with the Ground Lease and (C) such amount as may be required to remain in compliance with the REA;

(ix)Business Automobile Insurance with a combined single limit of not less than One Million and No/100 Dollars ($1,000,000.00) per occurrence for bodily injury and property damage arising out of the use of owned, non-owned, hired and/or leased automotive equipment when such equipment is operated by Borrower, Borrower’s employees or Borrower’s agents in connection with the Property;

(x)If the Property is or becomes a legal “non-conforming” use, ordinance or law coverage and insurance coverage to compensate for the cost of demolition or rebuilding of the undamaged portion of the Property along with any reduced value and the increased cost of construction in amounts as requested by Lender;

(xi)Windstorm coverage, including coverage for Named Storms, in an amount equal to the Full Replacement Cost, plus an amount equal to the business income insurance and Extended Period of Indemnity contemplated in Section 3.01(a)(iii) and on terms consistent with the commercial property insurance policy required under Section 3.01(a)(i) above; provided, however, that the Required Deductible for windstorm shall not exceed the greater of (i) Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) or (ii) five percent (5%) of the insurable values;

(xii)If Property is located in a UBC Zone 3 or 4, insurance from or against all losses, damages, costs, expenses, claims and liabilities related to or arising from earthquake on such form of insurance policy and in such amount as required by Lender, and provided that the deductible for earthquake coverage shall not exceed the greater of (i) $250,000 or (ii) five percent (5%) of the Full Replacement Cost.

(xiii)Such other insurance (i) as may from time to time be required by Lender to replace coverage against any hazard, which as of the date hereof is insured against under any of the insurance policies described in Sections 3.01(a)(i) through (xii), and (ii) as may from time to time be reasonably required by Lender against other insurable hazards, including, but not limited to, vandalism, earthquake, environmental, sinkhole and mine subsidence;

(xiv)upon sixty (60) days’ written notice, such other reasonable insurance and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards; provided however that Borrower shall only be required to maintain such coverage for any such insurable hazard which may be obtained at a cost equal to two (2) times the amount of the premium for the All-Risk Property coverage in Section 3.01(a) above for the then-current insurance period; and

(xv)The policies described in this Section 3.01 (other than those strictly limited to liability protection) shall designate Lender as Lender (under New York Standard Lender Clause or equivalent) and Loss Payee. Borrower shall deliver to Lender on or before the date on which any Premiums become delinquent, evidence satisfactory to Lender that such Premiums have been paid. Borrower shall provide, without limitation, certificates of insurance, endorsements and/or portions of the policy evidencing the insurance policies required pursuant to this Section 3.01 prior to each renewal. Lender will accept certificates of insurance and applicable portions of the policy in lieu of policies for the insurance required pursuant to Section 3.01(a) above, provided that Lender will not be required to accept certificates which do not confer rights on Lender as certificate holder. If certificates are not satisfactory to Lender in its sole discretion, redacted copies of the insurance policies (which redacted policies shall include the Lender loss payee endorsements, declaration pages, evidence of required 30 day cancellation notice to Lender and information for blanket policies as required under Section 3.01(b) below) or other evidence of insurance satisfactory to Lender in its sole discretion must be provided. Additionally, if Lender accepts an insurance binder as evidence of insurance, a redacted insurance policy (which redacted policy shall include the Lender loss payee endorsements, declaration pages, evidence of required 30 day cancellation notice to Lender and information for blanket policies as required under Section 3.01(b) below) or certificate satisfactory to Lender must be submitted to Lender at least ten (10) days prior to the expiration date of the binder. In addition, if Lender is named in any claim or suit with respect to any insurance coverage or any insurance policy in which Lender has accepted a certificate in lieu of the insurance policy, Borrower will deliver a copy of the applicable insurance policy (which may be redacted for information only relating to property specific information for other clients covered under the policy) within five (5) Business Days of Lender’s request. Any redacted policy shall include mortgagee loss payee endorsements, declaration pages, evidence of required 30 day cancellation notice to Lender and information for blanket policies as required under Section 3.01(b) below.

For the avoidance of doubt and without limiting any other obligations of Borrower set forth in this Security Instrument, if any of the above insurance requirements shall be less than those contained in the Ground Lease or the REA, Borrower shall maintain in each case of (i)-(xiv) above the greater of the insurance required by such subsection, and that required pursuant to the Ground Lease and that required pursuant to the REA.
(b)Any blanket insurance policy shall specifically allocate to the Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate policy insuring only the Property in compliance with the provisions of Section 3.01(a), and such policy shall be acceptable to Lender. Upon request, Borrower shall provide a 3rd Party Hazard Analysis report completed by a recognized risk modeling company (e.g. RMS, EQE, AIR), approved by Lender or necessary underwriting information, including but not limited to a schedule of locations, property types and replacement cost of all properties covered by the blanket policy.

(c)The policies of insurance referenced in Sections 3.01(a)(i), (iii), (iv), (v), (vii), (viii), (x), (xi) and (xii) shall identify Lender under the New York standard mortgagee clause noncontributory endorsement or equivalent, and Lender shall also be named as Loss Payee under such policies. The policies of insurance referenced in Sections 3.01(a)(ii), (viii) and (ix) shall name Lender as a named additional insured and the policies of insurance in Section 3.01(xiii) shall name Lender in such form and manner as Lender shall require.

(d)All policies of insurance provided for in this Section 3.01 shall contain clauses or endorsements to the effect that:

(i)no act or negligence by Borrower, or anyone acting for Borrower, or any tenant or other occupant, or failure to comply with the provisions of any policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii)All of the policies referred to in this Section 3.01 shall provide that the policy shall not be materially changed (other than to increase the coverage provided thereby) or cancelled without at least thirty (30) days’ written notice to Lender and any other party named therein as an additional insured; provided, however, in the event that Borrower is informed that the insurance coverage required to be maintained pursuant to Section 3.01(a) above is cancelled, or will be cancelled, Borrower shall immediately notify Lender of such cancellation after Borrower receives such notice;

(iii)the issuers thereof shall give written notice to Lender if the policy has not been renewed fifteen (15) days prior to its expiration; and

(iv)Lender shall not be liable for any Premiums thereon or subject to any assessments thereunder.

(v)If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, upon prior notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate. All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Security Instrument and shall bear interest at the Default Rate (as defined in the Note).

(e)All the insurance companies must be authorized to do business in New York State and the State and be approved by Lender. The insurance companies must have a general policy rating of A.M. Best “Excellent” or better and a financial class of X or better by A.M. Best. So called “Cut-through” endorsements shall not be permitted. If there are any Securities (as defined in Section 12.01) issued with respect to this Loan which have been assigned a rating by a Rating Agency, the insurance company shall have a claims paying ability rating by such Rating Agency equal to or greater than the rating of the highest class of the Securities. Borrower shall deliver evidence satisfactory to Lender of payment of premiums due under the insurance policies. Notwithstanding the foregoing, in the event the policies are issued by FM Global Insurance Company (“FM Global”) and FM Global has an S&P Rating of “BBBpi” FM Global will be deemed an acceptable insurance carrier provided FM Global maintains (i) a minimum claims paying ability of “A” or better by Fitch and (ii) a rating of at least “A:X” by A.M. Best.

(f)All binders, policies, endorsements, certificates, and cancellation notices are to be sent to the Lender’s Address for Insurance Notification as set forth in the Defined Terms until changed by notice from Lender.

Section 3.02    ADJUSTMENT OF CLAIMS. Provided that no Event of Default has occurred and is continuing, Borrower may settle, adjust or compromise any claim for damage to, or loss or destruction of, all or a portion of the Property, regardless of whether there are Insurance Proceeds available or whether any such Insurance Proceeds are sufficient in amount to fully compensate for such damage, loss or destruction, (i) with prior written notice to but without the necessity of approval by Lender, if the aggregate loss to which such claim pertains is greater than $1,000,000 and less than $7,500,000 as reasonably determined by the insurance carrier or a qualified insurance adjuster, and (ii) if such aggregate loss as reasonably determined by the insurance carrier or a qualified insurance adjuster is $7,500,000 or greater Borrower hereby authorizes and empowers Lender to join Borrower in settling, adjusting or compromising any claim in excess of Seven Million Five Hundred Thousand and No/100 Dollars ($7,500,000.00) for damage to, or loss or destruction of, all or a portion of the Property, regardless of whether there are Insurance Proceeds available or whether any such Insurance Proceeds are sufficient in amount to fully compensate for such damage, loss or destruction. Borrower shall not settle, adjust or compromise any claim in excess of Seven Million Five Hundred Thousand and No/100 Dollars ($7,500,000.00) without Lender’s consent, which consent shall not be unreasonably withheld or delayed. Borrower hereby authorizes and empowers Lender to settle, adjust or compromise any such claim regardless of whether there are Insurance Proceeds available or whether any such Insurance Proceeds are sufficient in amount to fully compensate for such damage, loss or destruction, if an Event of Default has occurred and is continuing, regardless of the amount of such loss.

Section 3.03    ASSIGNMENT TO LENDER. In the event of the foreclosure of this Security Instrument or other transfer of the title to the Property in extinguishment of the Secured Indebtedness, all right, title and interest of Borrower in and to any insurance policy, or premiums or payments in satisfaction of claims or any other rights under these insurance policies and any other insurance policies covering the Property shall pass to the transferee of the Property.

ARTICLE IV

BOOKS, RECORDS AND ACCOUNTS

Section 4.01    BOOKS AND RECORDS. Borrower shall keep adequate books and records of account in accordance with generally accepted accounting principles (“GAAP”), consistently applied and furnish to Lender:

(a)on request of Lender, quarterly certified rent rolls signed and dated by Borrower, detailing the names of all tenants of the Improvements, the portion of Improvements occupied by each tenant, the base rent and any other charges payable under each Lease, the term of each Lease, including the expiration date, and any other information as is reasonably required by Lender and available from Borrower’s operating systems, within forty-five (45) days after the end of each fiscal quarter;

(b)on request of Lender, at the end of each fiscal quarter of Borrower, a monthly operating statement of the Property and year to date operating statements detailing the total revenues received, total expenses incurred, total cost of all capital improvements, total debt service and total cash flow, to be prepared and certified by Borrower primarily in accordance with GAAP (with an explanation of any known divergence from GAAP), and if available, any quarterly operating statement prepared by an independent certified public accountant, within thirty to sixty (30‑60) days after the close of each fiscal quarter of Borrower;

(c)annually, within ninety (90) days following the end of each Fiscal Year of Borrower, (x) a complete copy of each of Borrower’s and Liable Party’s annual financial statements audited by a Big Four accounting firm, or other independent certified public accountant reasonably acceptable to Lender in accordance with GAAP (or such other accounting basis reasonably acceptable to Lender) covering the Property for such Fiscal Year and containing statements of profit and loss for Borrower and Liable Party (as applicable) and the Property, (y) a balance sheet for Borrower and Liable Party (as applicable), together with a certified rent roll signed and dated by Borrower containing the information set forth in subparagraph (a) above and a certified schedule of security deposits held for each tenant, including the name and identification number of the account in which the security deposit is held and the name and address of the financial institution in which the deposit is held and (z) a certified statement regarding ownership pursuant to Section 10.03 hereof. Such statements shall set forth the financial condition and the results of operations for the Property for such Fiscal Year, and shall include, but not be limited to, to the extent consistent with GAAP, amounts representing annual income, gross revenue, and operating expenses. Borrower’s and Liable Party’s respective annual financial statements shall be accompanied by (i) a certificate executed by an authorized signatory of TRG or such other party as may be approved by Lender stating that each such annual financial statement presents fairly the financial condition and the results of operations of Borrower and the Property being reported upon and has been prepared in accordance with GAAP, and (ii) an opinion of a Big Four accounting firm or other independent certified public accountant reasonably acceptable to Lender, and to the extent such opinion is qualified, a detailed explanation as to such qualification. Together with Borrower’s and Liable Party’s respective annual financial statements, Borrower shall furnish to Lender an Officer’s Certificate certifying as of the date thereof whether there exists an event or circumstance which constitutes a material Default or Event of Default under the Loan Documents, the Guaranty, or the Unsecured Indemnity Agreement, executed and delivered by, or applicable to, Borrower or Liable Party (as applicable), and if such material Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same;

(d)an annual operating budget for the Property including cash flow projections for the upcoming year and all proposed capital replacements and improvements at least fifteen (15) days prior to the start of each calendar year;

(e)within thirty (30) days after Lender’s request, a rent roll and other supporting information related to tenant reimbursements as is reasonably required by Lender and available from Borrower’s operating systems;

(f)upon reasonable request of Lender, a certified schedule of License Agreements detailing the names of all licensees and any other information as is reasonably required by Lender and available from Borrower’s operating systems;

(g)quarterly sales reports for all tenants required to report sales under their Leases, to the extent such tenants actually report such sales to Borrower which reports shall be delivered by Borrower to Lender within forty-five (45) days after the close of each fiscal quarter;

(h)annual sales reports for all tenants required to provide sales reports under their Leases, to the extent such tenants actually deliver such reports to Borrower which reports shall be delivered by Borrower to Lender within forty-five (45) days after the close of each fiscal quarter; and

(i)a copy of any appraisal of the Property which is hereafter initiated by Borrower shall be delivered by Borrower to Lender within thirty (30) days after the final version of the same has been delivered to Borrower.

Section 4.02    ADDITIONAL MATTERS. (a) Borrower shall furnish Lender with such other additional financial or management information (including, without limitation, State and Federal tax returns and schedules of License Agreements) as may, from time to time, be reasonably required by Lender.

(b)Upon reasonable prior notice, Borrower shall furnish Lender and its agents convenient facilities at Borrower’s main offices for the examination and audit of any such books and records.

ARTICLE V

LEASES AND OTHER AGREEMENTS AFFECTING THE PROPERTY

Section 5.01    BORROWER’S ADDITIONAL REPRESENTATIONS AND WARRANTIES. Supplementing Sections 2.01(y) and (z) hereof, Borrower represents and warrants to Lender as follows:

(a)Borrower has delivered to Lender true, correct and complete copies of all Leases, including amendments (collectively, “Existing Leases”) and all guaranties and amendments of guaranties given in connection with the Existing Leases (the “Guaranties”).

(b)No oral or written modification, amendment, or supplement has occurred with respect to any of the Existing Leases or Guaranties or the REA, except as set forth in writing in the copies delivered to Lender.

(c)Borrower is not in material default of any obligations to be performed by Borrower under the Existing Leases and, to the best knowledge of Borrower, as of May 2, 2016, there are no material defaults by any tenants or any guarantors under the Existing Leases or the Guaranties (as applicable), or conditions that, with the passage of time or the giving of notice, or both, would constitute material defaults thereunder, except as disclosed on the certified schedule of material tenant defaults delivered in connection with the closing of the Loan on the Execution Date.

(d)To the best knowledge of Borrower, none of the tenants now occupying ten percent (10%) or more of the Property or having a current lease affecting ten percent (10%) or more of the Property nor any tenant under any Major Lease is the subject of any bankruptcy, reorganization or insolvency proceeding or any other debtor‑creditor proceeding.

(e)Intentionally omitted.

(f)Borrower has deposited all security deposits delivered in connection with the Existing Leases in accordance with applicable law.

(g)To the best knowledge of Borrower, as of May 2, 2016, no tenant under any Existing Lease has asserted in writing any defense, set‑off or counterclaim with respect to its tenancy or its obligations under its lease, and to the best of Borrower’s knowledge, no such defense, set‑off or counterclaim exists, except to the extent, if any, disclosed in any tenant estoppel letter delivered to Lender in connection with the closing of the Loan on or prior to the Execution Date or on the certified schedule of material tenant defaults delivered in connection with the closing of the Loan on the Execution Date.

(h)As of May 2, 2016, there are no material unfulfilled landlord obligations due to tenants for tenant improvements, moving expenses or rental concessions or other matters, and all material credits required to be paid or contributed by Borrower under the Existing Leases have been paid or contributed in full, except as disclosed on the certified schedule of material unfulfilled landlord obligations and material credits under Existing Leases delivered in connection with the closing of the Loan on the Execution Date.

Section 5.02    ASSIGNMENT OF LEASES. In order to further secure payment of the Secured Indebtedness and the performance of Borrower’s obligations under the Loan Documents, Borrower absolutely, presently and unconditionally grants and assigns to Lender all of Borrower’s right, title, interest and estate in, to and under (a) all of the Existing Leases and Guaranties affecting the Property and (b) all of the future Leases and guaranties affecting the Property and (c) the Rents and Profits. Borrower acknowledges that it is permitted to collect the Rents and Profits pursuant to a revocable license unless and until an Event of Default occurs provided, however, if the Event of Default is cured by Borrower, the license to receive the Rents and Profits shall be reinstated.

Section 5.03    PERFORMANCE OF OBLIGATIONS. (a) Borrower shall perform in all material respects all obligations under any and all Leases and the REA.

(b)All future Leases and amendments, modifications, extensions and renewals of Leases shall be submitted by Borrower to Lender upon request, but no more frequently than quarterly, within ten (10) days of Lender’s request to Borrower. Copies of Leases and related documents may be provided to Lender in Adobe Portable Document Format (PDF) or other electronic format acceptable to Lender. Borrower shall not, without the express written consent of Lender, (i) enter into or extend any Lease unless the Lease complies with the Leasing Guidelines which are attached to this Security Instrument as Exhibit ”B”, or (ii) cancel or terminate any Leases (except in the case of a default) unless Borrower has entered into new Leases covering all of the premises of the Leases being terminated or surrendered or unless such cancellation or termination otherwise complies with the Leasing Guidelines, or (iii) modify or amend any Leases in any material way or reduce the rent or additional rent or unless such modification or amendment or reduction in rent or additional rent otherwise complies with the Leasing Guidelines, or (iv) accept payment of advance rents or security deposits in an amount in excess of one month’s rent, or (v) grant any options to purchase the Property or portion thereof, or (vi) prior to a Securitization, cancel, terminate, or modify or amend in any material way the REA, which consent shall not be unreasonably withheld or delayed with respect to amendments or modifications to the REA, or after a Securitization, modify or amend the REA, if such modification or amendment would have a material adverse effect on the value (including, without limitation, the net operating income) of the Property, taken as a whole, or the use or operation of the Property or the ability of Borrower to pay its obligations in respect of the Loan. Lender shall execute any modifications to the REA for which Lender’s consent is obtained or Lender’s consent is not required in order to subordinate the lien of the Security Instrument to the REA as so amended.

Section 5.04    SUBORDINATE LEASES AND NON‑DISTURBANCE AGREEMENTS. (a) All future Leases shall be subordinate to the lien of the Security Instrument and shall provide the Lender may elect to make the Lease superior to the Security Instrument and to require the tenant to attorn to Lender. Upon request by Borrower, Lender shall grant non-disturbance under any Lease that Borrower is entitled to enter into hereunder, (x) prior to a Securitization, on Lender’s standard form of subordination, non-disturbance and attornment agreement with such changes as Lender shall approve in its judgment, reasonably exercised or (y) after a Securitization, on a form reasonably acceptable to Lender (which form shall, among other things, require the applicable tenant to attorn to Lender or Lender’s nominee or other third party purchaser of the Property following a foreclosure of the Security Instrument or delivery of a deed in lieu of foreclosure) to those tenants under Leases which require the delivery of non-disturbance agreements. Any such non-disturbance granted by Lender shall not be deemed effective until Lender receives an executed copy of the related Lease. Notwithstanding the foregoing, prior to a Securitization, Lender shall have approval rights, not to be unreasonably withheld or delayed, with respect to any Lease, including, without limitation, Leases which otherwise comply with the Leasing Guidelines, in the event Lender is asked to provide a non‑disturbance agreement in connection with such Lease.

(b)With respect to Leases submitted from and after the Execution Date Borrower shall pay on demand, a processing fee of $1,500.00 per Lease and Borrower shall pay, or, on demand, reimburse Lender for the payment of any reasonable costs or expenses (including reasonable attorneys’ fees and disbursements of Lender’s outside counsel) incurred or expended in connection with or incidental to (i) the review and approval of any Lease requiring a non‑disturbance agreement, and (ii) the preparation and negotiation of a non-disturbance agreement in connection with any Lease.

Section 5.05    LEASING COMMISSIONS. Borrower covenants and agrees that all contracts and agreements relating to the Property requiring the payment of leasing commissions, management fees or other similar compensation shall (a) provide (whether in the agreement itself or a separate subordination agreement) that the obligation will not be enforceable against Lender, except for management fees due for any period that Lender is in possession of the Property, and (b) be subordinate to the lien of this Security Instrument. Lender will be provided evidence of Borrower’s compliance with this Section upon request.

ARTICLE VI

ENVIRONMENTAL HAZARDS

Section 6.01 REPRESENTATIONS AND WARRANTIES. Borrower hereby represents, warrants, covenants and agrees to and with Lender that, except as otherwise disclosed in the Environmental Report, (a) neither Borrower nor, to Borrower’s actual knowledge, any tenant, subtenant or occupant of the Property, has at any time placed, suffered or knowingly permitted, nor at any time will Borrower place, suffer or knowingly permit the presence of any toxic waste or other Hazardous Materials (as defined in Section 6.05 hereof) at, on, under, within or about the Property in violation of applicable Environmental Laws except as expressly approved by Lender in writing, (b) neither Borrower nor any portion of the Property is subject to any existing, or to Borrower’s actual knowledge threatened, investigation by any governmental authority under any Requirements of Environmental Laws (as defined in Section 6.06 hereof), (c) Borrower has not and is not required by any Requirements of Environmental Laws to obtain any permits or licenses to use any portion of the Improvements, fixtures, or equipment on the Property which have not been obtained, (d) all operations or activities upon the Property to the best of Borrower’s knowledge, and any use or occupancy of the Property by Borrower or any tenant are currently and shall in the future be in compliance with all Requirements of Environmental Laws, (e) Borrower will use all commercially reasonable efforts to assure (i) that any tenant, subtenant or occupant of the Property shall in the future be in compliance with all Requirements of Environmental Laws and (ii) that no tenant, subtenant or occupant places, suffers or permits any toxic waste or other Hazardous Materials at, on, under, within or about the Property in violation of applicable Environmental Laws, and (f) Borrower will comply with all of the requirements and recommendations set forth in any environmental site assessment performed with respect to the Property prior to the Execution Date as a condition of the Loan and will obtain and forward to Lender revised environmental site assessments, if reasonably requested by Lender.

Section 6.02 REMEDIAL WORK. In the event any investigation or monitoring of site conditions or any clean‑up, containment, restoration, removal or other remedial work (collectively, the “Remedial Work”) is reasonably necessary under any Requirements of Environmental Laws (defined below), Borrower shall within thirty (30) days after written demand by Lender (or such shorter period of time as may be required under Requirements of Environmental Laws) perform or cause to be performed the Remedial Work in compliance with the applicable law, regulation, order or agreement. All Remedial Work shall be performed by one or more contractors, selected by Borrower and approved in advance in writing by Lender, which approval shall not be unreasonably withheld or delayed, and, if mandated by Requirements of Environme ntal Laws, under the supervision of a licensed engineer, selected by Borrower and approved in advance in writing by Lender, which approval shall not be unreasonably withheld or delayed. All costs and expenses of Remedial Work shall be paid by Borrower including, without limitation, the charges of the contractor(s) and/or the licensed engineer, and Lender’s reasonable attorneys’, architects’ and/or consultants’ fees and costs incurred in connection with monitoring or review of the Remedial Work. In the event Borrower shall fail to timely commence, or cause to be commenced, or fail to diligently prosecute to completion, the Remedial Work, Lender may, but shall not be required to, upon thirty (30) days’ prior written notice to Borrower, cause such Remedial Work to be performed, subject to the provisions of Sections 11.05 and 11.06 hereof.

Section 6.03 ENVIRONMENTAL SITE ASSESSMENT. Lender shall have the right, if evidence exists, in its reasonable judgment, that there may be a violation of applicable Environmental Laws, to undertake, at the expense of Borrower, an environmental site assessment on the Property, including any sampling or testing that Lender may determine, in its reasonable discretion, is necessary or desirable to ascertain the environmental condition of the Property and the compliance of the Property with Requirements of Environmental Laws. Borrower shall cooperate fully with Lender and its consultants performing such assessments, samples and tests.

Section 6.04 UNSECURED OBLIGATIONS. No amounts which may become owing by Borrower to Lender under this Article VI or under any other provision of this Security Instrument as a result of a breach of or violation of this Article VI shall be secured by this Security Instrument. The obligations of Lender under this Article VI shall nevertheless continue in full force and effect and any breach of this Article VI shall constitute an Event of Default subject to the notice and cure periods provided in this Security Instrument. The lien of this Security Instrument shall not secure (a) any obligations evidenced by or arising under the Unsecured Indemnity Agreement (“Unsecured Obligations”), or (b) any other obligations to the extent that they are the same or have the same effect as any of the Unsecured Obligations. The Unsecured Obligations shall continue in full force, and any breach or default of any such obligations shall constitute a breach or default under this Security Instrument but the proceeds of any foreclosure sale shall not be applied against Unsecured Obligations. Nothing in this Section shall in any way limit or otherwise affect the right of Lender to obtain a judgment in accordance with applicable law for any deficiency in recovery of all obligations that are secured by this Security Instrument following foreclosure, notwithstanding that the deficiency judgment may result from diminution in the value of the Property by reason of any event or occurrence pertaining to Hazardous Materials or any Requirements of Environmental Laws.

Section 6.05 HAZARDOUS MATERIALS. “Hazardous Materials” shall include without limitation:

(a)Those substances included within the definitions of “hazardous substances,” “hazardous materials,” “toxic substances,” or “solid waste” in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 as amended, 42 U.S.C. Sections 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Sections 6901 et seq., and the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801 et seq., and in the regulations promulgated pursuant to said laws;

(b)Those substances defined as “hazardous wastes” or “hazardous substance” pursuant to applicable state statutes and in the regulations promulgated pursuant to such laws;

(c)Those chemicals known to cause cancer or reproductive toxicity, as published pursuant to applicable state statutes;

(d)Those substances listed in the United States Department of Transportation Table (49 CFR 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 CFR Part 302 and amendments thereto);

(e)Any material, waste or substance which is (i) petroleum, (ii) asbestos, (iii) polychlorinated biphenyls, (iv) designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, 33 U.S.C. §1251 et seq., (33 U.S.C. §1321) or listed pursuant to Section 307 of the Clean

Water Act (33 U.S.C. § 1317); (v) a chemical substance or mixture regulated under the Toxic Substances Control Act of 1976, 15 U.S.C. § 2601 et seq., (vi) flammable explosives; or (vii) radioactive materials; and

(f)Such other substances, materials and wastes which are or become regulated as hazardous or toxic under applicable local, state or federal law, or the United States government, or which are classified as hazardous or toxic under federal, state, or local laws or regulations during the Period in which Borrower owns the Property.

Section 6.06 REQUIREMENTS OF ENVIRONMENTAL LAWS. “Requirements of Environmental Laws” means all requirements related to the Property imposed by any law, rule, order, or regulation of any federal, state, or local executive, legislative, judicial, regulatory, or administrative agency, which relate to (a) exposure to Hazardous Materials; (b) pollution or protection of the air, surface water, ground water, land; (c) solid, gaseous, or liquid waste generation, treatment, storage, disposal, or transportation; or (d) regulation of the manufacture, processing, distribution and commerce, use, or storage of Hazardous Materials.

ARTICLE VII

CASUALTY, CONDEMNATION AND RESTORATION

Section 7.01    BORROWER’S REPRESENTATIONS. Supplementing Section 2.01(x), Borrower represents and warrants that except as expressly approved by Lender in writing, no casualty or damage to, or destruction in whole or in part of, the Property by fire or other casualty (a “Casualty”) that would cost more than Fifty Thousand and No/100 Dollars ($50,000.00) to restore or replace has occurred which has not been fully restored or replaced.

Section 7.02    CASUALTY. If the Property shall be subject to a Casualty, Borrower shall promptly commence and diligently prosecute the completion of the repair and restoration of the Property substantially to the condition the Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender (a “Restoration”) and otherwise in accordance with Section 7.04 hereof. Borrower shall give prompt notice of any such damage in excess of One Million and No/100 Dollars ($1,000,000.00), which shall include any damages or claims in connection with a human person being injured, to Lender. Borrower shall pay all costs of such Restoration which are not covered by insurance. Upon prior written notice to Borrower, Lender may, but shall not be obligated to, make proof of loss if not made promptly by Borrower.

Section 7.03    CONDEMNATION. Borrower shall promptly give Lender notice of the actual or threatened (upon receipt by Borrower of written notice of such threat) commencement of any proceeding for the Condemnation of the Property and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi‑public authority through Condemnation or otherwise (including but not limited to any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Security Instrument and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt pursuant to the terms and conditions of this Security Instrument. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If the Property or any portion thereof is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of the Property and otherwise comply with the provisions of Section 7.04 hereof. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

Section 7.04    REQUIREMENTS FOR RESTORATION. The following provisions shall apply in connection with the Restoration of the Property:

(a)If the Net Proceeds (hereinafter defined) shall be less than Seven Million Five Hundred Thousand and No/100 Dollars ($7,500,000.00) and the costs of completing the Restoration shall be less than Seven Million Five Hundred Thousand and No/100 Dollars ($7,500,000.00), the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 7.04(b)(i)(G) and (H) are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Security Instrument.

(b)If the Net Proceeds are equal to or greater than Seven Million Five Hundred Thousand and No/100 Dollars ($7,500,000.00) or the costs of completing the Restoration are equal to or greater than Seven Million Five Hundred Thousand and No/100 Dollars ($7,500,000.00) Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 7.04. The term “Net Proceeds” for purposes of this Section 7.04 shall mean: (i) the net amount of all insurance proceeds received by Lender pursuant to Section 3.01(a)(i), (iv), (vi), (ix), (x) and (xi) hereof as a result of such damage or destruction, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

(i)The Net Proceeds shall be made available to Borrower for Restoration, provided that each of the following conditions are met:

(A)no Event of Default shall have occurred and be continuing;

(B)(1) In the event the Net Proceeds are Insurance Proceeds, less than thirty percent (30%) of the total floor area of the Improvements on the Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than ten percent (10%) of the land constituting the Property is taken and not more than ten percent (10%) of the total floor area of the Improvements is taken or rendered unusable as a result of such Condemnation;

(C)Leases requiring payment of rent, in the aggregate, in a percentage amount equal to or greater than the Gross Rent Percentage of the total gross rents from operations of the Property under executed and delivered Leases in effect as of the date of the occurrence of such Casualty or Condemnation, whichever the case may be, shall remain in full force and effect during and after the completion of the Restoration, notwithstanding the occurrence of any such Casualty or Condemnation, whichever the case may be;

(D)Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than sixty (60) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion;

(E)Lender shall be reasonably satisfied that any operating deficits, including all Debt Service, which will be incurred with respect to the Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 3.01(a)(iii) or 3.01(a)(x), if applicable or (3) by other funds of Borrower;

(F)Lender shall be reasonably satisfied that the Restoration will be completed on or before the earliest to occur of (1) the earliest date required for such completion under the terms of any Leases, (2) such time as may be required under applicable zoning law, ordinance, rule or regulation in order to repair and restore the Property to the condition it was in immediately prior to such Casualty or Condemnation or to as nearly as possible the condition it was in immediately prior to such Casualty or Condemnation, as applicable, (3) the expiration of the insurance coverage referred to in Section 3.01(a)(iii) or 3.01(a)(x) or (4) the date which is not later than six (6) months prior to the Maturity Date (as defined in the Note);

(G)the Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable zoning laws, ordinances, rules and regulations;

(H)the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable governmental laws, rules and regulations (including, without limitation, all applicable environmental laws);

(I)such Casualty or Condemnation, as applicable, does not result in the loss of access to the Property or the related Improvements;

(J)Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be acceptable to Lender in Lender’s reasonable discretion;

(K)the Net Proceeds together with (1) any cash or cash equivalent deposited by Borrower with Lender, or (2) any Letter of Credit are sufficient in Lender’s reasonable discretion to cover the cost of the Restoration; and

(L)The Ground Lease shall remain in full force and effect during and after the completion of the Restoration, notwithstanding the occurrence of any such Casualty or Condemnation, whichever the case may be.

(ii)The Net Proceeds shall be held by Lender in an interest‑bearing account and, until disbursed in accordance with the provisions of this Section 7.04(b), shall constitute additional security for the Debt and other obligations under the Loan Documents. The Net Proceeds shall be disbursed by Lender to Borrower from time to time during the course of the Restoration, upon receipt of evidence reasonably satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the

Restoration have been paid for in full and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company or companies issuing the Title Insurance Policy.

(iii)All plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance in all respects by Lender, which acceptance shall not be unreasonably withheld or delayed, and by an independent consulting engineer selected by Lender (the “Casualty Consultant”). Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to prior review and acceptance by Lender, which acceptance shall not be unreasonably withheld or delayed, and the Casualty Consultant. All reasonable costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower.

(iv)In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 7.04(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 7.04(b) and that all approvals necessary for the re‑occupancy and use of the Property have been obtained from all appropriate governmental and quasi‑governmental authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company or companies issuing the Title Insurance Policy, and Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the lien of the Security Instrument and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v)Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi)If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 7.04(b) shall constitute additional security for the Debt and other obligations under the Loan Documents.

(vii)The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 7.04(b), and the receipt by Lender of evidence reasonably satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be (a) if the Net Proceeds are Insurance Proceeds, remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing under the Note, this Security Instrument, any of the other Loan Documents, the Guaranty, or the Unsecured Indemnity Agreement, or (b) if the Net Proceeds are Condemnation Proceeds, be applied by Lender, subject to Section 7.04(c), toward the payment of the Debt (without any Prepayment Fee) whether or not then due and payable in such order, priority and proportions as Lender in its sole discretion shall deem proper.

(c)All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 7.04(b)(vii), may be retained and applied by Lender toward the payment of the Debt (without any Prepayment Fee) whether or not then due and payable in such order, priority and proportions as Lender in its sole discretion shall deem proper (including, in the event of severance of the Note and other Loan Documents into separate notes, deeds of trust, mortgages and other security documents as provided in this Security Instrument or in any of the other Loan Documents), or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall designate, in its discretion.

(d)In the event of foreclosure of the Security Instrument with respect to the Property, or other transfer of title to the Property in extinguishment in whole or in part of the Debt, all right, title and interest of Borrower in and to the insurance policies that are not blanket policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

(e)Notwithstanding anything contained herein to the contrary, (i) the provisions of the Ground Lease, REA and the Anchor Leases with respect to insurance proceeds for the Restoration shall control in the event of any conflict between the provisions of the Ground Lease, REA and/or the Anchor Leases and the provisions of this Security Instrument, or any of the Loan Documents, and (ii) Lender hereby agrees to apply the proceeds of insurance to the Restoration to the extent required by, and in accordance with, the REA, Ground Lease and/or the Anchor Leases.

ARTICLE VIII

ADDITIONAL REPRESENTATIONS OF BORROWER

Section 8.01    INTENTIONALLY OMITTED.

Section 8.02     NON-RELATIONSHIP; OFAC; FIRPTA. Borrower represents that on the date hereof and shall use commercially reasonably efforts to furnish Lender on request evidence that: (a) no partner, member or stockholder having a direct interest in Borrower or any party that holds a direct or indirect controlling (as defined below) interest in Borrower is an officer or director of any Lender or is a son, daughter, mother, father or spouse of an officer or director of any Lender; (b) neither Borrower nor any partner, member or stockholder having a direct interest or indirect ownership interest (excluding shareholders of a company whose shares are listed and traded on a U.S. nationally recognized exchange) in Borrower is a “foreign person” in accordance with those codes and regulations relating to FIRPTA (Sections 1445 and 7701 of the Internal Revenue Code of 1986, as amended) and Borrower and Borrower’s sole member have received timely and properly completed IRS Form W-9 form from each of its partners, members and holders of any direct ownership in Borrower or in Borrower’s sole member; (c) neither Borrower nor Liable Party, nor any party that (x) directly or indirectly controls Borrower or the Liable Party, nor (y) directly or indirectly holds a ten percent (10%) or greater ownership interest in Borrower or the Liable Party, is or will be a person or entity appearing on a US Treasury Office of Foreign Assets Control (“OFAC”) list, with respect to which entering into transactions with such a person or entity would violate OFAC or any other law (notwithstanding the foregoing, neither the Borrower nor the Liable Party shall be required to make the representations set forth in this subsection (c) with respect to individual shareholders of entities regulated by the SEC, FINRA or the Federal Reserve); (d) neither Borrower nor any direct partner, member or stockholder of Borrower or any party that holds a direct or indirect controlling interest in Borrower has been convicted of, or been indicted for a felony criminal offense; (e) neither Borrower nor any direct partner, member or stockholder of Borrower or any party that holds a direct or indirect controlling interest in Borrower is in default under any mortgage, deed of trust, note, loan or credit agreement; and (f) neither Borrower nor any direct partner, member or stockholder of Borrower or any party that holds a direct or indirect controlling interest in Borrower is involved in any litigation, arbitration, or other proceeding or governmental investigation pending which if determined adversely would materially adversely affect Borrower’s ability to perform in accordance with the Loan Documents. For purposes of this provision, “control” of any person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of ownership interest, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

Section 8.03     NO ADVERSE CHANGE. Supplementing Section 2.01(ee) hereof, Borrower represents and warrants that:

(a)There has been no material adverse change from the conditions shown in the letter agreement (including the rental income of the Property) submitted for the Loan by Borrower (“Letter Agreement”) or in the materials submitted by Borrower in support of the Letter Agreement or (B) the financial condition of Borrower or Liable Party, respectively as the case may be.

(b)Borrower has delivered to Lender true and correct copies of all Borrower’s organizational documents and except as expressly approved by Lender in writing, there have been no changes in who constitutes Borrower’s Constituents since the date that the Letter Agreement was executed by Borrower.

(c)None of Borrower, any of Borrower’s Constituents, or any SPE Entity is involved in any bankruptcy, reorganization, insolvency, dissolution or liquidation proceeding, and to the best knowledge of Borrower, no such proceeding is contemplated or threatened.

ARTICLE IX

EXCULPATION AND LIABILITY

Section 9.01    LIABILITY OF BORROWER. Upon the occurrence of an Event of Default, except as provided in this Section 9.01, Lender will look solely to the Property and the security under the Loan Documents for the repayment of the Loan and will not enforce a deficiency or other judgment, order or claim against Borrower or any direct or indirect owner of Borrower or any partner, director, officer, trustee, shareholder, member, employee or principal of any such owner, nor any of their successors and assigns except as set forth in this Section 9.01. However, nothing contained in this Section 9.01 shall limit the rights of Lender to proceed against Borrower and/or Liable Party, (i) to enforce any leases entered into by Borrower or its affiliates as tenant, guarantees, or other agreements entered into by Borrower in a capacity other than as borrower or any policies of insurance; (ii) to recover damages for fraud or intentional material misrepresentation; (iii) to recover any Net Proceeds which have not been applied in accordance with the terms of the Loan Documents, the Guaranty, and the Unsecured Indemnity Agreement, by Borrower or which, under the terms of the Loan Documents, the Guaranty, and the Unsecured Indemnity Agreement, should have been paid to Lender; (iv) to recover any tenant security deposits, tenant letters of credit or other deposits or fees paid to Borrower that are part of the collateral for the Loan or prepaid rents for a period of more than thirty (30) days which have not been delivered to Lender upon foreclosure; (v) to recover Rents and Profits received by Borrower after the first day of the month in which an Event of Default occurs and prior to the earlier of (1) the date such Event of Default is cured by Borrower or expressly waived in writing by Lender or (2) the date Lender (or any other third party purchaser at a foreclosure sale) acquires title to the Property, which have not been applied to the Loan or in accordance with the Loan Documents, the Guaranty, and the Unsecured Indemnity Agreement, to operating and maintenance expenses of the Property; (vi) to recover damages, costs and expenses arising from, or in connection with the provisions of this Security Instrument pertaining to Hazardous Materials or the Unsecured Indemnity Agreement; (vii) to recover losses, damages, reasonable costs and expenses arising from, or in connection with, any misrepresentation under or breach or violation of the provisions of the Security Instrument, Guaranty or Unsecured Indemnity pertaining to ERISA; (viii) to recover damages arising from Borrower’s failure to obtain Lender’s prior written consent to any subordinate mortgage financing encumbering the Property; (ix) to recover costs and damages arising from Borrower’s failure to pay Premiums or Impositions (to the extent its cash flow is sufficient to satisfy such obligations) in the event Borrower is not required to deposit such amounts with Holder pursuant to Section 2.05 of this Security Instrument; (x) to recover damages arising from breach in any material respect of any of the representations and warranties contained in Section 2.10(c), (d) and (e) or those contained in the definition of “Special Purpose Entity” which are backward-looking representations, to the extent such breach results in a consolidation of Borrower with any of its Affiliates in a bankruptcy or other insolvency proceeding; (xi) to recover costs and damages arising from Borrower, Liable Party or any Affiliate of Liable Party voluntarily modifying the Ground Lease in violation of the Loan Documents in any material respect and in a manner adverse to Lender or Borrower but only to the extent such modification is binding on Lender; (xii) in the event that the fee owner of the Land is none of Borrower, Liable Party or any Affiliate of Liable Party (including, without limitation, any Qualifying Fee Owner Borrower Affiliate), to recover costs and damages arising from (1) Borrower, Liable Party or any Affiliate of Liable Party voluntarily terminating, cancelling or surrendering the Ground Lease or Borrower voluntarily rejecting the Ground Lease in an involuntary bankruptcy proceeding of Borrower if such surrender, termination, rejection or cancellation is effective and binding on the Lender, (2) in connection with any bankruptcy of the Ground Lessor, Borrower failing to object and diligently pursue such actions required by applicable law in such bankruptcy proceeding to object to any rejection, termination, cancellation, or surrender of the Ground Lease or (3) Lender seeking a new ground lease, enforcement of the leasehold mortgagee protections in the Ground Lease and Ground Lessor Estoppel or other litigation as the result of Lender or Servicer complying with the proviso of this subsection

(xii) or subsection (C) in the paragraph immediately below in connection with a rejection in bankruptcy, cancellation, surrender or termination of the Ground Lease; provided that with respect to clauses (1) and (2) of this subsection (xii), no recourse liability shall be imposed under this subsection (xii) unless Servicer or Lender shall pursue its rights under the Ground Lease and the Ground Lessor Estoppel, including making a request for a new ground lease (provided Lender or Servicer has the right to pursue the same and is not prohibited by any applicable law or legal requirement from pursuing such rights) and the Ground Lessor does not (x) rescind such rejection, surrender, termination or cancellation of the Ground Lease or (y) enter into a new ground lease with Lender or its nominee in accordance with the terms of the Ground Lease and the Ground Lessor Estoppel; (xiii) to recover costs and damages arising from Borrower or any Affiliate of Borrower acquiring the fee interest in the Land in violation of Section 17.03 hereof; and/or (xiv) to recover costs and damages arising from Borrower, Liable Party or any Affiliate of Liable Party allowing, permitting or causing the occurrence of one of more of the following Transfers without Lender’s prior written consent having been obtained: (A) a voluntary assignment of Borrower’s interest as ground lessee in the Ground Lease, a transfer by deed or similar conveyance of any portion of the fee title to the Improvements, and/or any Transfer of any portion of Borrower’s interest in the Leases or the Rents and Profits, except, in each case, as expressly permitted under the Loan Documents (it being acknowledged and agreed, for the avoidance of doubt, that any space leases (for less than all or substantially all of the Property), any easements or utility rights granted in the ordinary course of business and for the benefit of the Property, any mechanic’s, materialmen’s or similar Lien, any Lien securing an obligation to pay Impositions, any statutory lien or any notice of pendency are not covered by this item (xiv)(A)) or (B) a Transfer of the direct or indirect interests in Borrower in violation of Section 10.01 hereof. Notwithstanding anything to the contrary contained herein, in no event shall any direct or indirect partner in Borrower have any personal liability hereunder, except in its capacity as Liable Party, but in no event shall the direct or indirect partners of Liable Party have any personal liability hereunder.

The limitation of liability set forth in this Section 9.01 shall not apply and the Loan will be a recourse loan in the event that (A) Borrower commences a voluntary bankruptcy, (B) Borrower, its affiliates or any of its partners, members or other constituent entities owning direct or indirect controlling interest in Borrower, directly or indirectly participate in a collusive involuntary bankruptcy or collusive insolvency proceeding with respect to Borrower or (C) if the fee owner of the Land is Borrower, Liable Party or any Affiliate of Liable Party (including, without limitation, any Qualifying Fee Owner Borrower Affiliate), (1) Borrower, Liable Party or any Affiliate of Liable Party (including, without limitation, any Qualifying Fee Owner Borrower Affiliate) voluntarily terminates, cancels or surrenders the Ground Lease and such surrender, termination or cancellation is effective and binding on the Lender or (2) Borrower, Liable Party or any Affiliate of Liable Party (including, without limitation, any Qualifying Fee Owner Borrower Affiliate) rejects the Ground Lease in a bankruptcy proceeding; provided that with respect to clauses (1) and (2) of this subsection (C), no recourse liability shall be imposed under this subsection (C) unless Servicer or Lender shall pursue its rights under the Ground Lease and the Ground Lessor Estoppel, including making a request for a new ground lease (provided Lender or Servicer has the right to pursue the same and is not prohibited by any applicable law or legal requirement from pursuing such rights) and the Borrower and/or Affiliate of Liable Party (including, without limitation, any Qualifying Fee Owner Borrower Affiliate) does not (x) rescind such rejection, surrender, termination or cancellation of the Ground Lease or (y) enter into a new ground lease with Lender or its nominee in accordance with the terms of the Ground Lease and the Ground Lessor Estoppel.

ARTICLE X

CHANGE IN OWNERSHIP, CONVEYANCE OF PROPERTY

Section 10.01     CONVEYANCE OF PROPERTY, CHANGE IN OWNERSHIP AND COMPOSITION. (a) Except as otherwise permitted by the provisions of this Section 10.01 or except to the extent permitted elsewhere in the Loan Documents, the Guaranty, and the Unsecured Indemnity Agreement, Borrower will not (i) permit or suffer (by operation of law or otherwise) any sale, assignment, conveyance, transfer and/or other disposition of legal or equitable interest in all or any part of the Property, (ii) permit or suffer (by operation of law or otherwise) any sale, assignment, conveyance, transfer or other disposition of any direct or indirect ownership interests in Borrower (including, without limitation, any sale, assignment, conveyance, transfer or other disposition of (in each case, by operation of law or otherwise) any direct or indirect ownership interest in any SPE Entity), (iii) permit or suffer (by operation of law or otherwise) any mortgage, lien and/or other encumbrance of all or any part of the Property, (iv) permit or suffer (by operation of law or otherwise) any pledge, hypothecation, creation of a security interest in and/or other encumbrance of any direct or indirect ownership interest in Borrower (including, without limitation, any pledge, hypothecation, creation of a security interest in and/or other encumbrance of (in each case, by operation of law or otherwise) any direct or indirect ownership interest in any SPE Entity), (v) file a declaration of condominium with respect to the Property cause, or (vi) permit (A) any change in the organizational form of Borrower, any SPE Entity or any TRS Subsidiary or (B) any merger, reorganization, dissolution of Borrower or the general partners or members of Borrower (by operation of law or otherwise), including, without limitation, any conversion of the Borrower or any member or general partner of the Borrower to a limited partnership, a limited liability partnership or a limited liability company (any of the foregoing, a “Transfer”).

(b)    Notwithstanding paragraph (a) above, a sale or conveyance by Borrower of the Property (not including a mortgage, lien, and/or other encumbrance) is permitted at any time and from time to time during the term of the Loan, provided that each of the following conditions have been satisfied:

(i)(A) prior to a Securitization, Borrower has obtained the prior consent of Lender, which consent shall not be unreasonably withheld with respect to a sale or conveyance by Borrower of the Property to (I) a Sponsor Affiliate or (II) any Person described in clauses (a) through (f) of the definition of Permitted Owner (except clause (f), which Lender may approve or disapprove in its sole discretion, subject to the terms of such provision), and (B) after a Securitization, the Rating Agencies shall have confirmed that such sale or conveyance to such transferee shall not, in and of itself, result in a downgrade, qualification or withdrawal of the then current ratings assigned to the Securities; provided, however, this clause (i)(B) shall not apply to any sale or conveyance by Borrower of the Property to a Sponsor Affiliate provided that the remaining conditions in this Section 10.01 are satisfied;

(ii)the transferee is a Person described in clauses (a) through (f) of the definition of Permitted Owner satisfying the requirements of subsection (b)(i) of this Section 10.01 (hereinafter referred to as a “Qualifying Permitted Owner”) or a Sponsor Affiliate satisfying the requirements of subsection (b)(i) of this Section 10.01 (hereinafter referred to as a “Qualifying Sponsor Affiliate”) or a Person controlled by a Qualifying Permitted Owner or Qualifying Sponsor Affiliate, as applicable, and wholly‑owned, directly or indirectly, by a Qualifying Permitted Owner or Qualifying Sponsor Affiliate, as applicable;

(iii)the transferee shall have executed and delivered to Lender an assumption agreement, in form and substance reasonably acceptable to Lender, evidencing its agreement to abide and be bound by the terms of the Loan Documents, the Guaranty, and the Unsecured Indemnity Agreement (as applicable), and containing representations with respect to the transferee substantially equivalent to those relating to Borrower itself (and not the Property) contained in Articles II and VIII hereof;

(iv)the transferee shall execute and deliver such U.C.C. financing statements as may be reasonably requested by Lender;

(v)after giving effect to the proposed transaction, the Property, Borrower and each SPE Entity shall be owned, directly or indirectly, by either (A) a Qualifying Permitted Owner or (B) a Qualifying Sponsor Affiliate;

(vi)no Event of Default shall have occurred and be continuing;

(vii)after giving effect to the proposed sale or conveyance, the Property is owned by a Person which is a Special Purpose Entity;

(viii)Lender shall have received a new corporate and enforceability opinion with regard to any assumption documents which may be relied upon by Lender, the Rating Agencies and their respective counsel, successors and/or assigns, with respect to the sale or conveyance, which opinions shall be, prior to a Securitization, reasonably acceptable to Lender and, after a Securitization, acceptable to the Rating Agencies as evidenced by the confirmation described in clause (xii) below;

(ix)if TRG is no longer a direct or indirect equityholder of Borrower, then Lender shall release TRG of its liabilities and obligations under the Guaranty and the Unsecured Indemnity Agreement to the extent that such liabilities are assumed, pursuant to an assumption agreement reasonably satisfactory to Lender, by a Person who shall demonstrate to Lender a creditworthiness and financial ability satisfactory to Lender in its reasonable discretion (it being agreed that a Person which is a Special Purpose Entity shall not be satisfactory to Lender);

(x)the transferee shall have delivered to Lender all documents reasonably requested by it relating to the existence of such transferee (and, if applicable, any SPE Entity) and the due authorization of such transferee (and, if applicable, any SPE Entity) to assume the Loan (or in the case of any SPE Entity, to cause such transferee to assume the Loan) and to execute and deliver the documents described in this Section 10.01(b), each in form and substance reasonably satisfactory to Lender, including a certified copy of the applicable resolutions from all appropriate persons, certified copies of the organizational documents of such transferee (and, if applicable, any SPE Entity), together with all amendments thereto, and certificates of good standing or existence for such transferee (and, if applicable, any SPE Entity) issued as of a recent date by its state of organization and each other state where such entity, by the nature of its business, is required to qualify or register;

(xi)the Title Insurance Policy shall have been properly endorsed to reflect the transfer of the Property to the transferee;

(xii)(A) prior to a Securitization, the legal structure of the transferee and any SPE Entity (but not the respective owners thereof), the form of the documentation of assumption, and the legal opinions delivered in connection with the assumption shall be in form and substance reasonably satisfactory to Lender, or (B) after a Securitization, Lender shall have received a written confirmation from each of the Rating Agencies to the effect that such sale or conveyance shall not result in a downgrade, withdrawal or qualification of the then‑current ratings assigned or to be assigned to the related Securities;

(xiii)Borrower shall give written notice to Lender of the proposed sale or conveyance not later than thirty (30) days prior thereto, which notice shall set forth (A) the name of the proposed transferee, the identity of the owners of the direct and/or indirect interests of the proposed transferee to the extent necessary for Lender to confirm that the transferee is a Permitted Owner or a Sponsor Affiliate and (B) the date the sale or conveyance is expected to be effective; and

(xiv)Borrower shall pay to Lender a transfer fee with respect to each transfer under this Section 10.01(b) equal to one‑eighth of one percent (0.125%) of the outstanding principal balance of the Loan at the time of such proposed sale or conveyance unless, after giving effect to such transfer, TRG controls the proposed transferee and owns, directly or indirectly, at least fifty percent (50%) of the ownership interests in the transferee.

(c)     A sale, assignment, conveyance, transfer and/or other disposition (but not a pledge, hypothecation, creation of a security interest in, and/or other encumbrance) of direct and/or indirect ownership interests in Borrower shall be permitted if the following conditions are satisfied:

(i)    after giving effect to such transfer each of Borrower and each SPE Entity shall be controlled, and at least fifty percent (50%) owned directly or indirectly, by (A) TRG, (B) a Qualifying Sponsor Affiliate and/or (C) a Qualifying Permitted Owner (as used in this Section 10.01, “control” shall mean the responsibility, either alone or with another, to make or veto all material decisions with respect to the operation, management, financing and disposition of the Property, which will not be negated by the fact that the responsibility for day‑to‑day operating, management and leasing functions may be handled by a property manager pursuant to an agreement in writing entered into in accordance with the terms of the Loan Documents);

(ii)    intentionally omitted;

(iii)immediately prior to such transfer or sale no Event of Default has occurred and is continuing;

(iv)after giving effect to the proposed sale or conveyance, the Property continues to be owned by a Person that is a Special Purpose Entity;

(v)Borrower shall give or cause to be given written notice to Lender of the proposed transfer or sale not later than thirty (30) days prior thereto, which notice shall set forth (A) the name of the proposed transferee or the Person to which the interests in Borrower and any SPE Entity are to be transferred or sold, including the relationship required by clause (i) above of this subsection (c), and (B) set forth the date the transfer or sale is expected to be effective; and

(vi)Borrower shall pay to Lender a transfer fee with respect to each transfer under this Section 10.01(c) equal to one‑eighth of one percent (0.125%) of the outstanding principal balance of the Loan at the time of such proposed sale or conveyance if, after giving effect to such transfer, more than fifty percent (50%) of the direct and/or indirect interests in Borrower are owned by a Person and its Affiliates not owning, collectively, directly or indirectly at least fifty percent (50%) of the ownership interests in Borrower immediately prior to such transfer.

The foregoing transfer restrictions will in no event restrict sales, conveyances, transfers, pledges, security interests, hypothecations or other encumbrances (but not pledges of or grants of security interests in direct interests in Borrower or sales, conveyances or transfers of the direct interests of the SPE Entity in Borrower) of direct and/or indirect ownership interests in (x) TRG, (y) any Person described in clauses (a) through (f) of the definition of Permitted Owner satisfying the requirements of Section 10.01(b)(i), or (z) in any other Person which owns direct and/or indirect interests in Borrower so long as following any such transfer referred to in this clause (z), (1) at least fifty percent (50%) of the ownership interests in each of Borrower and each SPE Entity are owned, directly or indirectly, by TRG, a Qualifying Sponsor Affiliate or a Qualifying Permitted Owner, and (2) each of Borrower and each SPE Entity shall be controlled by TRG, a Qualifying Sponsor Affiliate or a Qualifying Permitted Owner; provided, however, that notwithstanding anything to the contrary contained herein, (1) pledges, security interests, hypothecations or other encumbrances of direct or indirect ownership interests in Borrower and/or in any SPE Entity shall be prohibited hereunder, unless, if such pledges, security interests, hypothecations or other encumbrances were to be foreclosed, TRG, a Qualifying Sponsor Affiliate or a Qualifying Permitted Owner would still control each of Borrower and each SPE Entity and would own, directly or indirectly, at least fifty percent (50%) of the ownership interests in each of Borrower and each SPE Entity and (2) as long as (A) TRG is a Liable Party and/or (B) TRG owns, directly or indirectly, a fifty percent (50%) interest in Borrower and controls Borrower and/or (C) TRG owns directly or indirectly, at least a fifty percent (50%) in a Qualifying Sponsor Affiliate and controls a Qualifying Sponsor Affiliate, then in any such case Taubman Centers, Inc., a Delaware corporation, shall remain as the managing general partner of TRG.

(d)A sale, assignment, conveyance, transfer and/or other disposition of Borrower’s interest as tenant under the Ground Lease to Ground Lessor pursuant to Article 9 of the Ground Lease shall be permitted provided the terms and conditions of the Ground Lease as supplemented by the Ground Lessor Estoppel have been satisfied.

(e)With respect to any sale, assignment, conveyance, transfer and/or other disposition of legal or equitable interests in all or any part of the Property or in all or any direct and/or indirect ownership interest in Borrower or any SPE Entity which requires Lender prior written consent hereunder, Borrower shall reimburse Lender on demand for all reasonable expenses incurred by Lender in connection with sale, assignment, conveyance, transfer and/or other disposition. Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Loan immediately due and payable upon any violation of this Section 10.01.

(f)Notwithstanding anything to the contrary contained herein, in no event shall any Transfer be permissible or permitted under the Security Instrument unless after giving effect to the Transfer Borrower can make the representations set forth in Section 8.02 hereof and Section 2.01(i) hereof.

(g)If, during any calendar quarter, a Transfer permitted under Section 10.01(c) occurs, and if the same results in (i) a change in control of Borrower, any SPE Entity or any Liable Party or (ii) the transferee owning ten percent (10%) or more of the direct or indirect ownership interests in Borrower or Liable Party, then Borrower shall deliver to Lender concurrently with its quarterly reporting for such quarter an updated organizational chart showing the direct and indirect ownership interests in Borrower reflecting such change (certified by Borrower as true and correct), together with a summary describing any such change, and Borrower or transferee, upon request of Lender, shall furnish to Lender such additional information as Lender requests in order to conduct due diligence, satisfactory to Lender, with respect to compliance with sanctions programs administered by the U.S. Office of Foreign Assets Control; provided, however, that Borrower shall not be required pursuant to this clause (g) to provide organizational documents or other information with respect to (A) individual beneficiaries of any US pension plan created by a state statute and managed by a government appointed board holding interests in Borrower or (B) any direct or indirect owner of Liable Party that is regulated by the SEC, FINRA or the Federal Reserve.

Section 10.02    INTENTIONALLY OMITTED.

Section 10.03    STATEMENTS REGARDING OWNERSHIP. Borrower agrees to submit or cause to be submitted to Lender twenty (20) days after any written request by Lender (provided that such request shall not be more frequently than annually unless in connection with a Transfer), a certified statement of Borrower signed by an authorized (a) individual who is Borrower or one of the individuals comprising Borrower, (b) member of Borrower, (c) partner of Borrower or (d) officer of Borrower, as the case may be, stating whether (i) except for (A) Leases made pursuant to the Leasing Guidelines, (B) License Agreements permitted or not prohibited under the terms of the Loan Documents, and (C) Transfers otherwise expressly permitted under the terms of the Loan Documents without Lender’s consent or where Lender’s consent was previously given, any part of the Property, or any interest in the Property, has been conveyed, transferred, assigned, encumbered, or sold, and if so, to whom; or (ii) except as expressly permitted under the terms of the Loan Documents without Lender’s consent or where Lender’s consent was previously given, any conveyance, transfer, pledge or encumbrance of any direct or indirect interest in Borrower has been made and if so, to whom.

ARTICLE XI

DEFAULTS AND REMEDIES

Section 11.01    EVENTS OF DEFAULT. Any of the following shall be deemed to be a material breach of Borrower’s covenants in this Security Instrument and shall constitute an “Event of Default”:

(a)The failure of Borrower to pay any installment of principal, interest or principal and interest within seven (7) days of the due date of such payment;

(b)The failure of Borrower to perform or observe any other term, provision, covenant, condition or agreement under any Loan Document or the Unsecured Indemnity Agreement for a period of more than thirty (30) days after receipt of notice of such failure, provided, however, that if such default is curable but cannot reasonably be cured within such thirty (30) day period and Borrower shall have commenced to cure such default within such thirty (30) day period and shall thereafter diligently and expeditiously proceed to cure the same, such thirty (30) day period shall be extended for so long as it shall require Borrower in the exercise of due diligence to cure such default, but no such extension shall be for a period in excess of one hundred twenty (120) days;

(c)The filing by Borrower or Liable Party of a voluntary petition or application for relief in bankruptcy, the filing against Borrower of an involuntary petition or application for relief in bankruptcy which is not dismissed within ninety (90) days, or Borrower’s or Liable Party’s adjudication as a bankrupt or insolvent, or the filing by Borrower or Liable Party of any petition, application for relief or answer seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future federal, state or other statute, law, code or regulation relating to bankruptcy, insolvency or other relief for debtors, or Borrower’s seeking or consenting to or acquiescing in the appointment of any trustee, custodian, conservator, receiver or liquidator of Borrower or of all or any substantial part of the Property or of any or all of the Rents and Profits, or the making of any general assignment for the benefit of creditors, or the admission in writing of its inability to pay its debts generally as they become due;

(d)If any warranty, representation, certification, financial statement or other information made or furnished at any time pursuant to the terms of the Loan Documents, the Guaranty, or the Unsecured Indemnity Agreement, by Borrower or Liable Party shall be materially false or misleading provided, however, that if such false or misleading warranty, representation or certification shall have been made or furnished unintentionally, Borrower shall have a period of thirty (30) days after receipt of notice from Lender to cure such default;

(e)If for a period of thirty (30) days after receipt of notice from Lender, Borrower shall suffer or permit the Property, or any part of the Property, to be used in a manner that might (1) impair Borrower’s title to the Property, (2) create rights of adverse use or possession, or (3) constitute an implied dedication of any part of the Property;

(f)If Liable Party shall default under the Guaranty executed by Liable Party in favor of Lender and such default remains uncured for a period of thirty (30) days after notice to Liable Party of such default;

(g)If the net worth, as hereinafter defined, of Liable Party shall fail to equal or exceed Five Hundred Million Dollars ($500,000,000) (the “Net Worth Amount”);

(h)Borrower fails to furnish to Lender the financial statements, rent rolls and budgets required under Article IV within thirty (30) days after notice from Lender; or

(i)if, except as permitted pursuant to Article X hereof or except to the extent expressly permitted elsewhere in the Loan Documents, Borrower (a) permits or suffers (by operation of law or otherwise) any sale, assignment, conveyance, transfer or other disposition of legal or equitable interest in the Property or any part thereof, (b) permits or suffers (by operation of law or otherwise) any sale, assignment, conveyance, transfer or other disposition of any direct or indirect interest in Borrower and/or in any SPE Entity, (c) permits or suffers (by operation of law or otherwise) any mortgage lien or other voluntary encumbrance on the Property or any part thereof, (d) permits or suffers (by operation of law or otherwise) any pledge, hypothecation, creation of a security interest in or other encumbrance of any direct or indirect interests in Borrower and/or any SPE Entity or (e) files a declaration of condominium with respect to the Property, provided, however, for the purpose of this subparagraph (i), the leasing of space at the Property shall not be deemed a conveyance or disposition of a legal or equitable interest in the Property.

(j)Any (i) misrepresentation under or breach in the delivery of any notices or certifications required by Section 2.01(i), provided that if (A) such misrepresentation or breach is inadvertent, immaterial and non-recurring, and (B) if such misrepresentation is curable, Borrower shall promptly cure such breach within ten (10) days after written notice thereof from Lender, or (ii) Violation that (1) causes any Lender to (x) pay any taxes or other amounts or (y) incur any liabilities in connection with such Violation or (2) otherwise adversely affects any Lender and/or its clients.

(k)A default shall occur by Borrower, as tenant under the Ground Lease, in the observance or performance of any term, condition or covenant of the Ground Lease on the part of Borrower, to be observed or performed and said default is not cured prior to the expiration of any applicable grace period or cure period therein; provided, however, that the foregoing shall not prejudice Lender’s rights to pursue, at Borrower’s cost and expense, simultaneous cure rights under the Ground Lease.

“Net Worth” as used in subparagraph (g) of this Section 11.01, shall mean the excess of: (1) the sum of (i) the value of all operating shopping centers which are wholly owned by Liable Party and Liable Party’s percentage interest of the value of all operating shopping centers which are partially owned by Liable Party, calculated by capitalizing annual net operating income at an annual rate equal to seven and one-half percent (7.5%), (ii) the cost basis of all shopping centers of Liable Party under development, and (iii) cash or cash equivalents over (2) the sum of (x) all outstanding indebtedness of shopping centers which are wholly owned by Liable Party, (y) Liable Party’s share of outstanding indebtedness of shopping centers which are partially owned by Liable Party, and (z) any direct indebtedness of Liable Party.
Notwithstanding the foregoing, if Liable Party’s Net Worth as determined above shall fall below the Net Worth Amount, it shall not be a default hereunder or under any of the other Loan Documents, the Guaranty, or the Unsecured Indemnity Agreement if Liable Party’s Net Worth exceeds such amount when determined by either of the following methods:
1.    Calculate Liable Party’s Net Worth by multiplying (A) the average closing price for a share of the common stock of Taubman Centers, Inc., on the New York Stock Exchange for the ten (10) days prior to the date of calculation and (B) the number of outstanding shares of common stock of Taubman Centers, Inc., on the date of calculation and then dividing by (C) the percentage of partnership units of Liable Party owned by Taubman Centers, Inc., on the date of the calculation; or
2.    Determine the Net Worth of Liable Party according to the definition of Net Worth above, except that the value of all operating centers shall be determined by appraisals conducted by an appraiser reasonably satisfactory to Lender.
Section 11.02    REMEDIES UPON DEFAULT. Upon the happening of an Event of Default the Secured Indebtedness shall, at the option of Lender, become immediately due and payable, without further notice or demand, and Lender may undertake any one or more of the following remedies:

(a)Foreclosure. Institute a foreclosure action in accordance with the law of the State, or take any other action as may be allowed, at law or in equity, for the enforcement of the Loan Documents and realization on the Property or any other security afforded by the Loan Documents. In the case of a judicial proceeding, Lender may proceed to final judgment and execution for the amount of the Secured Indebtedness (including, without limitation, any applicable prepayment or yield maintenance premiums or fees) owed as of the date of the judgment, together with all costs of suit, reasonable attorneys’ fees and interest on the judgment at the maximum rate permitted by law from the date of the judgment until paid. If Lender is the purchaser at the foreclosure sale of the Property, the foreclosure sale price shall be applied against the total amount due Lender; and/or

(b)Power of Sale. To the extent permitted by applicable law, institute a non‑judicial foreclosure proceeding in compliance with applicable law in effect on the date foreclosure is commenced for Trustee to sell the Property either as a whole or in separate parcels as Lender may determine at public sale or sales to the highest bidder for cash, in order to pay the Secured Indebtedness. If the Property is sold as separate parcels, Lender may direct the order in which the parcels are sold. Trustee shall deliver to the purchaser a trustee’s deed or deeds without covenant or warranty, express or implied. Trustee may postpone the sale of all or any portion of the Property by public announcement at the time and place of sale, and from time to time may further postpone the sale by public announcement in accordance with applicable law; and/or

(c)Entry. Enter into possession of the Property, lease the Improvements, collect all Rents and Profits and, after deducting all costs of collection and administration expenses, apply the remaining Rents and Profits in such order and amounts as Lender, in Lender’s sole discretion, may elect to the payment of Impositions, operating costs, costs of maintenance, restoration and repairs, Premiums and other charges, including, but not limited to, costs of leasing the Property and fees and costs of counsel and receivers, and in reduction of the Secured Indebtedness; and/or

(d)Receivership. Have a receiver appointed to enter into possession of the Property, lease the Property, collect the Rents and Profits and apply them as the appropriate court may direct. Lender shall be entitled to the appointment of a receiver without the necessity of proving either the inadequacy of the security or the insolvency of Borrower or any Liable Parties. Borrower and Liable Parties shall be deemed to have consented to the appointment of the receiver. The collection or receipt of any of the Rents and Profits by Lender or any receiver shall not affect or cure any Event of Default; and/or

(e)Other. Take such action and exercise its rights and remedies, procedural and substantive, as may be allowable now or in the future by statutory or case law, or in equity.

Section 11.03    APPLICATION OF PROCEEDS OF SALE. In the event of a sale of the Property pursuant to Section 11.02 of this Security Instrument, to the extent permitted by law, Lender shall determine in its sole discretion the order in which the proceeds from the sale shall be applied to the payment of the Secured Indebtedness, including without limitation, the expenses of the sale and of all proceedings in connection with the sale, including reasonable attorneys’ fees and expenses; Impositions, Premiums, liens, and other charges and expenses; the outstanding principal balance of the Secured Indebtedness; any accrued interest; any Prepayment Fee; and any other amounts owed under any of the Loan Documents.

Section 11.04    WAIVER OF JURY TRIAL. To the fullest extent permitted by law, Borrower and Lender HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY in any action, proceeding and/or hearing on any matter whatsoever arising out of, or in any way connected with, the Note, this Security Instrument, any of the Loan Documents, the Guaranty, or the Unsecured Indemnity Agreement, or the enforcement of any remedy under any law, statute, or regulation. Neither party will seek to consolidate any such action in which a jury has been waived, with any other action in which a jury trial cannot or has not been waived. Each party has received the advice of counsel with respect to this waiver.

Section 11.05    LENDER’S RIGHT TO PERFORM BORROWER’S OBLIGATIONS. Borrower agrees that, if Borrower fails to perform any act or to pay any money which Borrower is required to perform or pay under the Loan Documents or the Unsecured Indemnity Agreement, Lender may, after the occurrence of an Event of Default, make the payment or perform the act at the cost and expense of Borrower and in Borrower’s name or in its own name. Any money paid by Lender under this Section 11.05 shall be reimbursed to Lender in accordance with Section 11.06.

Section 11.06    LENDER REIMBURSEMENT. All payments made, or funds expended or advanced by Lender pursuant to the provisions of any Loan Document shall (a) become a part of the Secured Indebtedness, (b) bear interest at the Interest Rate (as defined in the Note) from the date such payments are made or funds expended or advanced, (c) become due and payable by Borrower within ten (10) days after demand by Lender, and (d) bear interest at the Default Rate (as defined in the Note) from ten (10) days after written notice of such non‑payment. Borrower shall reimburse Lender within ten (10) days after receipt of written demand for such amounts.

Section 11.07    FEES AND EXPENSES. Borrower shall pay or, within ten (10) days after demand, reimburse Lender for the payment of, all recording and filing fees, abstract fees, title insurance premiums and fees, U.C.C. search fees, escrow fees, reasonable attorneys’ fees, and disbursements and such other fees and expenses as may be reasonably incurred by Borrower or Lender in connection with the granting, administration, closing and consummation (including, without limitation, the preparation, negotiation, delivery and execution of this Security Instrument, the Note, any of the other Loan Documents, the Guaranty and the Unsecured Indemnity Agreement) of the transactions contemplated hereunder or under the other Loan Documents, the Guaranty and the Unsecured Indemnity Agreement. If Lender becomes a party (by intervention or otherwise) to any action or proceeding affecting, directly or indirectly, Borrower, the Property or the title thereto or Lender’s interest under this Security Instrument, or employs an attorney to collect any of the Secured Indebtedness or to enforce performance of the obligations, covenants and agreements of the Loan Documents, the Guaranty, or the Unsecured Indemnity Agreement, Borrower shall reimburse Lender in accordance with Section 11.06 for all expenses, costs, charges and reasonable legal fees incurred by Lender (including, without limitation, the fees and expenses of experts and consultants), whether or not suit is commenced.

Section 11.08    WAIVER OF CONSEQUENTIAL DAMAGES. Borrower covenants and agrees that in no event shall Lender be liable for consequential damages, and to the fullest extent permitted by law, Borrower expressly waives all existing and future claims that it may have against Lender for consequential damages, except with respect to claims arising from the gross negligence or willful misconduct of Lender.

Section 11.09    ATTORNEY‑IN‑FACT. Borrower hereby irrevocably appoints and constitutes Lender as Borrower’s true and lawful attorney‑in‑fact, coupled with an interest and with full power of substitution, for the purpose of, after the occurrence of an Event of Default, taking any of the actions described herein and all acts incidental thereto including, without limitation, the right to collect and receive the Rents and Profits and to preserve any rights of Borrower whatsoever in respect of any part of the Property. The exercise by Lender of any of its options or rights pursuant to this Security Instrument shall not be considered a waiver by Lender of any default or Event of Default by Borrower under the Note or this Security Instrument or any of the other Loan Documents or the Unsecured Indemnity Agreement.

ARTICLE XII

BORROWER AGREEMENTS AND FURTHER ASSURANCES

Section 12.01 PARTICIPATION AND SALE OF LOAN. (a) Lender may sell, transfer or assign its entire interest or one or more interests (including, without limitation, participation interests) in the Loan and the Loan Documents, the Unsecured Indemnity Agreement and the Guaranty, at any time and from time to time, including, without limitation, its rights and obligations as servicer of the Loan and may issue mortgage pass‑through certificates or other securities evidencing a beneficial interest in one or more rated or unrated public offering(s) or private placement(s), including depositing the Loan with a trust or trusts that may issue Securities. MetLife shall be the initial servicer. In no event shall Borrower be responsible for payment of any servicer’s fees. Lender may forward (on a confidential basis, except as required by law) to each investor in such Securities and/or to each purchaser, transferee, assignee, servicer, or participant of the Loan, (each, an “Investor”), any prospective Investor or any Rating Agency rating or assigning value to such Securities, all documents and information which Lender now has or may hereafter acquire relating to the Secured Indebtedness and to Borrower, any SPE Entity, or any Liable Parties and the Property, whether furnished by Borrower, Liable Party or otherwise, as Lender determines necessary or desirable. Lender shall not sell, transfer or assign an interest in the Loan to any Investor unless and until such Investor shall have delivered to Borrower such evidence as Borrower may reasonably request to evidence such Investor exemption from the withholding of any tax imposed by an applicable jurisdiction in connection with the payment of interest and other sums due to it under the Loan, the Loan Documents, the Guaranty, and the Unsecured Indemnity Agreement. If Lender or any Investor holding a direct interest in the Loan with respect to such Investor’s interest in the Loan issues mortgage pass‑through certificates or other securities evidencing a beneficial interest in a rated or unrated public offering or private placement, including depositing the Loan with a trust that may issue Securities, Lender or such Investor, as applicable, shall send notice to Borrower and to each other Investor holding a direct interest in the Loan.

(b)In addition, Borrower acknowledges that Lender may release or disclose to potential purchasers or transferees of the Loan or any portion thereof, or potential participants in the Loan (on a confidential basis except as required by law), originals or copies of the Loan Documents, the Guaranty, and the Unsecured Indemnity Agreement, title information, engineering reports, financial statements, operating statements, appraisals, leases, rent rolls, and all other materials, documents and information in Lender’s possession or which Lender is entitled to receive under the Loan Documents, the Guaranty, and the Unsecured Indemnity Agreement with respect to the Loan, Borrower, Liable Party or the Property. Borrower and Liable Party shall provide estoppel certificates in a form reasonably satisfactory to Lender and reasonably requested updates of prior information previously delivered to Lender with respect to the Loan to such Investor, such prospective Investors and/or such Rating Agency (in form and substance to their reasonable satisfaction) as may reasonably be required by Lender provided that such documents do not cause Borrower or Liable Party to incur any liability, potential liability, or any cost or expense. Borrower shall execute such non‑material amendments to the Loan Documents and the Unsecured Indemnity Agreement as may be reasonably requested by Lender or the Rating Agencies to effect the securitization or assignment; provided however, that Borrower shall not be required to modify or amend any Loan Documents if such modification or amendment would (i) change the interest rate, the stated maturity or the amortization of principal set forth in the Note, or (ii) modify or amend any other material economic term of the Loan; provided, further, however, that neither securitization nor anything else contained in this Section 12.01 shall diminish Borrower’s or Liable Party’s rights or increase its obligations under the Loan Documents, the Guaranty, and the Unsecured Indemnity Agreement, or require Borrower to make any additional representations or warranties or incur any additional liabilities. All costs of securitization and other transactions permitted under this Section 12.01 shall be paid by Lender, including reasonable out‑of‑pocket expenses of Borrower.

(c)Lender shall have the right, at any time and from time to time, to split or divide any one or more Note(s) into two or more promissory notes, each of which shall be secured by this Security Instrument. To that end, Borrower shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered by the then owner of the Property, to Lender and/or its designee or designees substitute notes in such principal amounts aggregating not more than the then unpaid amount of the Secured Indebtedness and containing the same terms and provisions as those contained in the Notes, and such other documents and instruments as may be required by Lender, provided, however, that nothing contained in this paragraph (c) shall diminish Borrower’s or Liable Party’s rights or increase its obligations under the Loan Documents, the Guaranty, or the Unsecured Indemnity Agreement, or require Borrower to make any additional representations or warranties or incur any additional liabilities.

Section 12.02 REPLACEMENT OF NOTE. Upon notice to Borrower of the loss, theft, destruction or mutilation of any Note, Borrower will execute and deliver, in lieu of the applicable original Note, a replacement note, identical in form and substance to the applicable Note and dated as of the Execution Date. Upon the execution and delivery of the replacement note, all references in any of the Loan Documents, the Guaranty and/or the Unsecured Indemnity Agreement to the applicable Note shall refer to the replacement note and all references in any of the Loan Documents, the Guaranty and/or the Unsecured Indemnity Agreement to the applicable Note shall include the replacement note.

Section 12.03 BORROWER’S ESTOPPEL. Within ten (10) days after a request by Lender, Borrower shall furnish an acknowledged written statement in form satisfactory to Lender (a) setting forth the amount of the Secured Indebtedness, (b) stating either that no known offsets or defenses exist against the Secured Indebtedness, or if any offsets or defenses are alleged to exist, their nature and extent, and (c) stating whether any known default then exists under the Loan Documents, the Guaranty, or the Unsecured Indemnity Agreement, or any known event has occurred and is continuing, which, with the lapse of time, the giving of notice, or both, would constitute such a default.

Section 12.04 FURTHER ASSURANCES. Borrower shall, without expense to Lender, execute, acknowledge and deliver all further acts, deeds, conveyances, mortgages, deeds of trust, assignments, security agreements, and financing statements as Lender shall from time to time reasonably require, to assure, convey, assign, transfer and confirm unto Lender the Property and rights conveyed or assigned by this Security Instrument or for carrying out the intention of the terms of this Security Instrument or any of the other Loan Documents, the Guaranty, or the Unsecured Indemnity Agreement, or for filing, refiling, registering, reregistering, recording or rerecording this Security Instrument. If Borrower fails to comply with the terms of this Section, Lender may, after the occurrence of an Event of Default, at Borrower’s expense, perform Borrower’s obligations for and in the name of Borrower, and Borrower hereby irrevocably appoints Lender as its attorney‑in‑fact to do so. The appointment of Lender as attorney‑in‑fact is coupled with an interest.

Section 12.05 SUBROGATION. Lender shall be subrogated to the lien of any and all encumbrances against the Property paid out of the proceeds of the Loan and to all of the rights of the recipient of such payment.

Section 12.06 LOAN SERVICING. MetLife shall be the initial servicer of the Loan. At the option of Lender, the Loan or any portion thereof may be serviced by (a) a Servicer together with, at the discretion of the Servicer, a third party sub-servicer for routine, administrative or ministerial servicing matters or (b) following a Securitization of the Loan, a third party servicer/trustee, including a master servicer and/or a special servicer selected by Lender, provided that if no Event of Default shall exist, any third party servicer shall be subject to the approval of Borrower, which approval shall not be unreasonably withheld, conditioned and/or delayed. Lender shall be responsible for any set‑up fees or any other initial costs relating to or arising under any third party servicing agreement and for payment of the monthly servicing fee due to the third party servicer under any servicing agreement. Notwithstanding anything to the contrary herein, or in the Note, any of the other Loan Documents, the Guaranty or the Unsecured Indemnity Agreement, and regardless of the number of Investors that may hold a portion of the Loan, (a) Borrower shall only be required to remit Debt Service payments under the Note and the other Loan Documents, and under the Guaranty and the Unsecured Indemnity Agreement to the Servicer (or sub-servicer, as applicable), (b) Borrower shall only be required to submit requests for consents or approvals to the Servicer (it being understood that the Servicer may require the consent or approval of other Persons pursuant to intercreditor or other arrangements), and (c) no one Investor shall exercise any of its rights and/or remedies (if any) pursuant to the Loan Documents, the Guaranty, or the Unsecured Indemnity Agreement independently from all other Investors.

ARTICLE XIII

SECURITY AGREEMENT

Section 13.01 SECURITY AGREEMENT. THIS SECURITY INSTRUMENT CREATES A LIEN ON THE PROPERTY. IN ADDITION, TO THE EXTENT THE PROPERTY IS PERSONAL PROPERTY OR FIXTURES UNDER APPLICABLE LAW, THIS SECURITY INSTRUMENT CONSTITUTES A SECURITY AGREEMENT UNDER THE COLORADO UNIFORM COMMERCIAL

CODE (THE “U.C.C.”) AND ANY OTHER APPLICABLE LAW AND IS FILED AS A FIXTURE FILING. UPON THE OCCURRENCE OF AN EVENT OF DEFAULT, LENDER MAY, AT ITS OPTION, PURSUE ANY AND ALL RIGHTS AND REMEDIES AVAILABLE TO A SECURED PARTY WITH RESPECT TO ANY PORTION OF THE PROPERTY, AND/OR LENDER MAY, AT ITS OPTION, PROCEED AS TO ALL OR ANY PART OF THE PROPERTY IN ACCORDANCE WITH LENDER’S RIGHTS AND REMEDIES WITH RESPECT TO THE LIEN CREATED BY THIS SECURITY INSTRUMENT. THIS FINANCING STATEMENT SHALL REMAIN IN EFFECT AS A FIXTURE FILING UNTIL THIS SECURITY INSTRUMENT IS RELEASED OR SATISFIED OF RECORD.

Section 13.02 REPRESENTATIONS AND WARRANTIES. Borrower represents, warrants and covenants as follows:

(a)Borrower owns the Personal Property free from any lien, security interest, encumbrance or adverse claim, except as otherwise permitted hereunder or expressly approved by Lender in writing. Borrower will notify Lender of, and will protect, defend and indemnify Lender against, all claims and demands of all persons at any time claiming any rights or interest in the Personal Property.

(b)The Personal Property has not been used and shall not be used or bought for personal, family, or household purposes, but shall be bought and used solely for the purpose of carrying on Borrower’s business.

(c)Borrower will not remove the Personal Property without the prior written consent of Lender, not to be unreasonably withheld or delayed, except in the ordinary course of Borrower’s business. Any items removed which are reasonably necessary for the operation of the Property shall be promptly replaced by Borrower with other Personal Property of value equal to or greater than the value of the replaced Personal Property.

Section 13.03 CHARACTERIZATION OF PROPERTY. The grant of a security interest to Lender in this Security Instrument shall not be construed to limit or impair the lien of this Security Instrument or the rights of Lender with respect to any property which is real property or which the parties have agreed to treat as real property. To the fullest extent permitted by law, everything used in connection with the production of Rents and Profits is, and at all times and for all purposes and in all proceedings, both legal and equitable, shall be regarded as real property, irrespective of whether or not the same is physically attached to the Land and/or Improvements.

Section 13.04 PROTECTION AGAINST PURCHASE MONEY SECURITY INTERESTS. It is understood and agreed that in order to protect Lender from the effect of U.C.C. Section 9‑313, as amended from time to time and as enacted in the State, in the event that Borrower intends to purchase any goods which may become fixtures attached to the Property, or any part of the Property, and such goods will be subject to a purchase money security interest held by a seller or any other party:

(a)Except as permitted under clause (t) of the definition of “Special Purpose Entity” in Section 2.10 hereof, before executing any security agreement or other document evidencing or perfecting the security interest, Borrower shall obtain the prior written approval of Lender. All requests for such written approval shall be in writing and contain the following information: (i) a description of the fixtures (ii) the address at which the fixtures will be located; and (iii) the name and address of the proposed holder and proposed amount of the security interest.

(b)Borrower shall pay all sums and perform all obligations secured by the security agreement. A default by Borrower under the security agreement shall constitute a default under this Security Instrument. If Borrower fails to make any payment on an obligation secured by a purchase money security interest in the Personal Property or any fixtures, Lender, at its option, may pay the secured amount and Lender shall be subrogated to the rights of the holder of the purchase money security interest.

(c)Except for the financing permitted under clause (t) of the definition of “Special Purpose Entity” in Section 2.10 hereof, Lender shall have the right to acquire by assignment from the holder of the security interest for the Personal Property or fixtures, all contract rights, accounts receivable, negotiable or non‑negotiable instruments, or other evidence of indebtedness and to enforce the security interest as assignee.

(d)The provisions of subparagraphs (b) and (c) of this Section 13.04 shall not apply if the goods which may become fixtures are of at least equivalent value and quality as the Personal Property being replaced and if the rights of the party holding the security interest are expressly subordinated to the lien and security interest of this Security Instrument in a manner satisfactory to Lender.

ARTICLE XIV

MISCELLANEOUS COVENANTS

Section 14.01 NO WAIVER. No single or partial exercise by Lender, or delay or omission in the exercise by Lender, of any right or remedy under the Loan Documents, the Guaranty, or the Unsecured Indemnity Agreement shall preclude, waive or limit the exercise of any other right or remedy. Lender shall at all times have the right to proceed against any portion of, or interest in, the Property without waiving any other rights or remedies with respect to any other portion of the Property. No right or remedy under any of the Loan Documents, the Guaranty, or the Unsecured Indemnity Agreement is intended to be exclusive of any other right or remedy but shall be cumulative and may be exercised concurrently with or independently from any other right and remedy under any of the Loan Documents, the Guaranty, or the Unsecured Indemnity Agreement (as applicable) or under applicable law.

Section 14.02 NOTICES. All notices, demands and requests given or required to be given by, pursuant to, or relating to, this Security Instrument shall be in writing. All notices shall be deemed to have been properly given if mailed by United States registered or certified mail, with return receipt requested, postage prepaid, or by United States Express Mail or other comparable overnight courier service to the parties at the addresses set forth in the Defined Terms (or at such other addresses as shall be given in writing by any party to the others) and shall be deemed complete upon receipt or refusal to accept delivery as indicated in the return receipt or in the receipt of such United States Express Mail or courier service.

Section 14.03 HEIRS AND ASSIGNS; TERMINOLOGY. (a) This Security Instrument applies to Lender and Borrower, and their heirs, legatees, devisees, administrators, executors, successors and assigns. The term “Borrower” shall include both the original Borrower and any subsequent owner or owners of any of the Property.

(b) In this Security Instrument, whenever the context so requires, the masculine gender includes the feminine and/or neuter, and the singular number includes the plural.

Section 14.04 SEVERABILITY. If any provision of this Security Instrument should be held unenforceable or void, then that provision shall be separated from the remaining provisions and shall not affect the validity of this Security Instrument except that if the unenforceable or void provision relates to the payment of any monetary sum, then, Lender may, at its option, declare the Secured Indebtedness immediately due and payable.

Section 14.05 APPLICABLE LAW. This Security Instrument shall be construed and enforced in accordance with the laws of the State.

Section 14.06 CAPTIONS. The captions are inserted only as a matter of convenience and for reference, and in no way define, limit, or describe the scope or intent of any provisions of this Security Instrument.

Section 14.07 TIME OF THE ESSENCE. Time shall be of the essence with respect to all of Borrower’s obligations under this Security Instrument, the other Loan Documents, and the Unsecured Indemnity Agreement.

Section 14.08 NO MERGER. In the event that Lender should become the owner of the Property, there shall be no merger of the estate created by this Security Instrument with the fee estate in the Property.

Section 14.09 NO MODIFICATIONS. This Security Instrument may not be changed, amended or modified, except in a writing expressly intended for such purpose and executed by Borrower and Lender.

Section 14.10 ENTIRE AGREEMENT. This Security Instrument, the Note, the other Loan Documents, the Guaranty, and the Unsecured Indemnity Agreement constitute the entire agreement between Borrower and Lender with respect to the subject matter hereof and all understandings, oral representations and agreements heretofore or simultaneously had among the parties are merged in, and are contained in, such documents and instruments.

Section 14.11 COUNTERPARTS. This Security Instrument may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. Signature and acknowledgment pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature and acknowledgment pages are physically attached to the same instrument.

Section 14.12 NO THIRD PARTY BENEFICIARIES. Nothing contained herein is intended or shall be deemed to create or confer any rights upon any third person not a party hereto, whether as a third‑party beneficiary or otherwise, except as expressly provided herein.

ARTICLE XV

SPECIAL COLORADO PROVISIONS

Section 15.01 INCONSISTENCIES. In the event of any inconsistencies between the terms and conditions of this Article XV and any other terms of this Security Instrument the terms and conditions of this Article XV shall control and be binding.

Section 15.02 GRANTING CLAUSE. The words “reservoirs and reservoir rights,” are hereby inserted following the words “ditches for irrigation” in Section 1.02(b) of this Security Instrument.

Section 15.03 PUBLIC TRUSTEE. The obligations of the Trustee under this Security Instrument shall be limited to those permitted to be required of a Public Trustee under the laws of the State of Colorado.

Section 15.04 PROMISSORY NOTE. The maturity date of the Note secured by this Security Instrument is June 1, 2028.

Section 15.05 FORECLOSURE. The following provisions shall apply with respect to foreclosure proceedings:

(a)Public Trustee Foreclosure. At any time at or after the occurrence and during the continuation of an Event of Default, Lender may execute the power of sale granted hereunder and elect to commence foreclosure proceedings by way of a trustee’s sale pursuant to the applicable provisions of Title 38, Article 38, Colorado Revised Statutes, as then currently in effect, as amended, or in any other manner then permitted by law.

(b)Judicial Foreclosure. At any time at or after the occurrence and during the continuation of an Event of Default, Lender may foreclose this Security Instrument by way of a judicial foreclosure by appropriate proceedings in any court of competent jurisdiction pursuant to Rule 105 of the Colorado Rules of Civil Procedure and the applicable provisions of Title 38, Article 38, Colorado Revised Statutes, as currently in effect, as amended, or in any other manner then permitted by law.

(c)Expenses of Foreclosure. All fees, costs and expenses of any kind incurred by Lender in connection with foreclosure of this Security Instrument, including, without limitation, the costs of any appraisals of the Property obtained by Lender, all costs of any receivership for the Property advanced by Lender, and all attorneys’ and consultants’ fees incurred by Lender, appraisers’ fees, outlays for documentary and expert evidence, stenographers’ charges, publication costs and costs (which may be estimates as to items to be expended after entry of the decree) of procuring all such abstracts of title, title searches and examination, title insurance policies and similar data and assurances with respect to title, as Lender may deem necessary either to prosecute such suit or to evidence to bidders at the sales that may be had pursuant to such proceedings the true conditions of the title to or the value of the Property, together with and including a reasonable compensation to sheriff, shall constitute a part of the Debt and may be included as part of the amount owing from Borrower to Lender at any foreclosure sale.

(d)Proceeds of Trustee’s or Foreclosure Sale. The proceeds of a foreclosure sale of the Property shall be distributed and applied in the following order of priority: first, on account of all costs and expenses incident to the foreclosure proceedings; second, all other items which constitute obligations additional to that evidenced by the Note, with interest on such items as provided in the Note; third, to interest remaining unpaid upon the Note; fourth, to the principal remaining unpaid upon the Note; and lastly, to Borrower and its successors or assigns, as their rights may appear.

(e)Insurance Upon Foreclosure. In case of an insured loss after judicial foreclosure or Trustee’s sale proceedings have been instituted, the proceeds of any insurance policy or policies, if not applied to rebuilding or restoring the buildings or improvements, shall be used to pay the amount due upon the Debt. In the event of judicial foreclosure, Lender is hereby authorized, without the consent of Borrower, to assign any and all insurance policies to the purchaser at the sale, or to take such other steps as Lender may deem advisable to cause the interest of such purchaser to be protected by any of the said insurance policies.

(f)No Conflict. Nothing in this Section 15.05 dealing with foreclosure procedures or specifying particular actions to be taken by Lender or by Trustee or any similar officer shall be deemed to contradict or add to the requirements and procedures now or hereafter specified by Colorado law, and any such inconsistency shall be resolved in favor of Colorado law applicable at the time of foreclosure.

(g)Right to Possession and Receiver. Upon or at any time after the occurrence and during the continuation of an Event of Default, Lender shall become entitled to the possession, use and enjoyment of the Property, and to the rents, issues and profits thereof, from the date of such occurrence and continuing during the pendency of any foreclosure proceedings, and the period of redemption, if any. Such possession shall be delivered to Lender on request, and on refusal, the delivery of such possession may be enforced by Lender by any appropriate civil suit or proceeding, and Lender shall be entitled to a receiver for the Property, and of the rents, issues and profits thereof, after the occurrence and during the continuation of any such Event of Default, including without limitation the time covered by any foreclosure proceedings and the period of redemption, as applicable.

Section 15.06 TRUSTEE’S FEES. Borrower shall pay all costs, fees and expenses of Trustee in connection with the foreclosure of this Security Instrument and all such costs, fees and expenses shall be secured by this Security Instrument.

Section 15.07 ADDITIONAL WAIVERS. To the full extent that the covenants and waivers contained in this Section 15.07 are permitted by law, but not otherwise, (a) Borrower hereby waives any and all rights under, and covenants and agrees that it will not at any time insist upon or plead or in any manner whatsoever claim or take advantage of, any stay, exemption, moratorium or extension law hereafter in effect or any law now or hereafter in effect providing for the valuation or appraisement of the Property or any part thereof prior to any sale or sales thereof and Borrower will not invoke or utilize any such law or laws or otherwise hinder, delay or impede the execution of any right, power or remedy herein or otherwise granted or delegated to Trustee or Lender, but will suffer and permit the execution of every such right, power and remedy as though no such law or laws have been made or enacted; and (b) Borrower hereby waives, and subordinates to the lien of this Security Instrument, any rights that Borrower may have in or to the Property as a homestead exemption under existing law or under any similar law that may hereafter be enacted, such waiver and subordination to be effective in connection with either a trustee’s or foreclosure sale under this Security Instrument or Lender’s redemption of the Property in the case of a trustee’s or foreclosure sale to enforce an encumbrance prior in right to that of this Security Instrument.

Section 15.08 WAIVER OF HOMESTEAD AND OTHER EXEMPTIONS. To the extent permitted by law, Borrower hereby waives all rights to any homestead or other exemption to which Borrower would otherwise be entitled under any present or future constitutional, statutory, or other provision of applicable state or federal law.

Section 15.09 NO MORTGAGEE IN POSSESSION. Nothing contained in this Security Instrument shall be construed as constituting Lender as a mortgagee in possession.

ARTICLE XVI

TRS SUBSIDIARY PROVISIONS

Section 16.01 TAXABLE REIT SUBSIDIARY. Notwithstanding the prohibitions in Article 10 hereof Lender will consent to Borrower forming a taxable REIT subsidiary (the “TRS Subsidiary”) which will operate a “TRS Subsidiary Business” at the Property and own all related TRS Subsidiary Revenues

(defined below), provided that Borrower satisfies the TRS Conditions Precedent and (b) TRS Subsidiary Revenues for any calendar year shall not exceed ten percent (10%) of the gross income from occupancy of the Property in any calendar year.

(a)A “TRS Subsidiary Business” means the operation of any business in which a real estate investment trust is not permitted to engage in without the potential for adverse tax consequences, to the extent that such business (i) is related to and conducted at the Property, and (ii) does not result in a material adverse change in the financial condition of the Borrower or to the Property.

(b)The “TRS Conditions Precedent” mean that prior to or at the time the TRS Subsidiary is formed as a subsidiary of Borrower, Borrower must satisfy the following conditions precedent, each in form and substance satisfactory to Lender in its reasonable discretion:

(i)Borrower and its general partner will continue to be an SPE Entity until the Loan is paid in full;

(ii)The Borrower will cause the TRS Subsidiary to be an SPE Entity and wholly-owned by Borrower until the Loan is paid in full;

(iii)Borrower shall have furnished to Lender certificates of insurance evidencing that insurance coverages are in effect with respect to the TRS Subsidiary, in accordance with the insurance requirements set forth in Article 3 hereof, for which premiums have been paid with endorsements reasonably satisfactory to Lender;

(iv)Borrower shall have furnished to Lender proof reasonably satisfactory to Lender of the authority, formation, organization and good standing of the TRS Subsidiary in the state of organization and each state in which the TRS Subsidiary is qualified to do business in order to discharge its obligations under the Loan Documents;

(v)Borrower shall have furnished to Lender opinions from counsel (which, as to due authorization, may be given by in-house counsel of The Taubman Company) for the TRS Subsidiary, Borrower and Liable Party covering due formation, existence and good standing, execution and delivery, authorization, enforceability of the TRS Subsidiary Loan Documents and any documents executed in connection therewith and the filing of any UCC-1 financing statements;

(vi)The TRS Subsidiary shall guaranty the Borrower’s obligations under the Loan Documents and pledge its assets and income to secure the Secured Indebtedness in a manner reasonably satisfactory to Lender and any other documents reasonably required by Lender (the “TRS Subsidiary Loan Documents”) following review of the organizational and other documentation with respect to the TRS Subsidiary;

(vii)Borrower shall have furnished Lender current searches of all Uniform Commercial Code Financing Statements filed with the Secretary of State in the jurisdiction in which the TRS Subsidiary is organized demonstrating the absence of security interests in the assets of the TRS Subsidiary; and

(viii)Borrower shall pay any reasonable expenses incurred by Lender in connection with the formation of the TRS Subsidiary and the documentation contemplated herein.

Section 16.02 TRS DOCUMENTS. The TRS Subsidiary Loan Documents shall include an agreement in favor of Lender pursuant to which the TRS Subsidiary will (i) guarantee payment of all obligations of Borrower under the Loan Documents and the Unsecured Indemnity Agreement to pay the Secured Indebtedness payable to Lender with respect to the Loan and to perform and observe all of the terms, covenants and provisions of each of the Loan Documents and the Unsecured Indemnity Agreement, including the payment of interest that, but for the commencement of a case under the Bankruptcy Code, would accrue on such Secured Indebtedness (the “TRS Guaranteed Obligations”); (ii) grant to Lender a first priority security interest in (a) any and all income, receivables, receipts, revenues, cash, profits, charges for services rendered, and other consideration of whatever form or nature received or paid to or for the account of or benefit of the TRS Subsidiary from any and all sources in connection with the operation of the TRS Subsidiary Business, whether constituting accounts, general intangibles, money or otherwise (the “TRS Subsidiary Revenues”), and (b) all property of any kind, including without limitation, all equipment and trade fixtures owned by the TRS (the “TRS Assets”), and all proceeds thereof as collateral security for the TRS Guaranteed Obligations and the TRS Subsidiary’s guaranty thereof; (iii) agree to distribute to the Borrower Account, no less frequently than monthly, all TRS Subsidiary Profits, which will become the property of Borrower and will become part of the Property; provided however, that upon the occurrence of and during the continuance of an Event of Default or a Lockbox Event until a Lockbox Termination Event, at such time that the TRS Subsidiary Profits accumulate to the extent that they exceed $100,000.00, Borrower and Manager shall cause all TRS Subsidiary Profits to be transferred (less and except reasonable reserves for anticipated operating expenses of the TRS Subsidiary, not to exceed $25,000.00), by wire transfer or the automated clearing house system, to the Lockbox Account; (iv) agree to subordinate any indebtedness of Borrower to the TRS Subsidiary then or later existing, together with any interest thereon, to the TRS Guaranteed Obligations. For purposes hereof, “TRS Subsidiary Profits” shall mean, for any period, TRS Subsidiary Revenues for such period minus all actual operating, renting, administrative, management, legal and other expenses of the TRS Subsidiary during such period.

ARTICLE XVII

GROUND LEASE PROVISIONS

Section 17.01 GROUND LEASE.

(a)Borrower shall (i) pay all rents, additional rents and other sums required to be paid by Borrower, as tenant under and pursuant to the provisions of the Ground Lease as and when such rent or other charge is payable, (ii) diligently perform and observe all of the terms, covenants and conditions of the Ground Lease on the part of Borrower, as tenant thereunder, to be performed and observed prior to the expiration of any applicable grace or cure period therein provided, and (iii) promptly notify Lender of the receipt by Borrower of any notice by the Ground Lessor to Borrower of any default by Borrower in the performance or observance of any of the terms, covenants or conditions of the Ground Lease on the part of Borrower, as tenant thereunder, to be performed or observed and deliver to Lender a true copy of each such notice. Borrower shall not, without the prior consent of Lender, surrender the leasehold estate created by the Ground Lease or terminate or cancel the Ground Lease or modify, change, supplement, alter or amend the Ground Lease, in any respect, either orally or in writing, and Borrower hereby assigns to Lender, as further security for the payment and performance of all Secured Indebtedness, all of the rights, privileges and prerogatives of Borrower, as tenant under the Ground Lease, to surrender the leasehold estate created by the Ground Lease or to terminate, cancel, modify, change, supplement, alter or amend the Ground Lease, and any such surrender of such leasehold estate or termination, cancellation, modification, change, supplement, alteration or amendment of the Ground Lease without the prior consent of Lender shall be void and of no force and effect.

(b)If Borrower shall default (irrespective of whether any applicable notice and cure periods in favor of Borrower under the Ground Lease have not expired) in the performance or observance of any term, covenant or condition of the Ground Lease on the part of Borrower, as tenant thereunder, to be performed or observed, then, without limiting the generality of the other provisions of this Security Instrument, and without waiving or releasing Borrower from any of its obligations hereunder, Lender shall have the right upon notice to Borrower, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the terms, covenants and conditions of such Ground Lease on the part of Borrower, as tenant thereunder, to be performed or observed or to be promptly performed or observed on behalf of Borrower, to the end that the rights of Borrower in, to and under the Ground Lease shall be kept unimpaired and free from default, even though the existence of such event of default or the nature thereof be questioned or denied by Borrower or by any party on behalf of Borrower. If Lender shall make any payment or perform any act or take action in accordance with the preceding sentence, Lender will notify Borrower of the making of any such payment, the performance of any such act, or the taking of any such action. In any such event, subject to the rights of tenants, subtenants and other occupants under the Leases, Lender and any person designated by Lender shall have, and are hereby granted, the right to enter upon the Property at any time and from time to time for the purpose of taking any such action. Lender may pay and expend such sums of money as Lender deems necessary for any such purpose and upon so doing shall be subrogated to any and all rights of the Ground Lessor. Borrower hereby agrees to pay to Lender immediately and without demand, all such sums so paid and expended by Lender, together with interest thereon from the day of such payment at the Default Rate. All sums so paid and expended by Lender and the interest thereon shall be secured by the legal operation and effect of the Security Instrument. If the Ground Lessor shall deliver to Lender a copy of any notice of default sent by said Ground Lessor to Borrower, as tenant under the Ground Lease, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender, in good faith, in reliance thereon. Borrower will not subordinate or consent to the subordination of the Ground Lease to any mortgage, deed of trust, security deed, lease or other interest on or in the Ground Lessor’s interest in all or any part of the Property, unless, in each such case, the written consent of Lender shall have been first had and obtained. Each Lease hereafter made and each renewal of any existing Lease shall provide that, (a) in the event of the termination of the Ground Lease, the Lease shall not terminate or be terminated by the tenant; and (b) in the event of any action for the foreclosure of the Security Instrument, the Lease shall not terminate or be terminable by the subtenant by reason of the termination of the Ground Lease unless the tenant is specifically named and joined in any such action and unless a judgment is obtained therein against the tenant.

Section 17.02 NO MERGER OF FEE AND LEASEHOLD ESTATES; RELEASES. So long as any portion of the Loan shall remain unpaid, unless Lender shall otherwise consent, the fee title to the Property and the leasehold estate therein created pursuant to the provisions of each Ground Lease shall not merge but shall always be kept separate and distinct, notwithstanding the union of such estates in Borrower, Lender, or in any other person by purchase, operation of law or otherwise.

Section 17.03 ACQUISITION OF FEE ESTATE.

(a) Except as permitted under this Section 17.03, neither Borrower nor any Affiliate of Borrower shall acquire fee title to the Land without the prior written consent of Lender. Any Affiliate of Borrower that is not an SPE Entity or owned by an SPE Entity required hereunder (a “Qualifying Fee Owner Borrower Affiliate”) may acquire fee title to the Land provided that (i) TRG is and remains the Liable Party and (ii) the Qualifying Fee Owner Borrower Affiliate that acquires the fee title to the Land is a Sponsor Affiliate. For the avoidance of doubt, if a Qualifying Fee Owner Borrower Affiliate acquires fee title to the

Land in accordance with the requirements of this Section 17.03(a), the lien of this Security Instrument shall not encumber the fee title to the Land.

(b) Notwithstanding anything to the contrary contained herein, Borrower shall not acquire fee title to the Land without the prior written consent of Lender. Without limiting the foregoing, so long as any portion of the Secured Indebtedness remains unpaid, in the event that Borrower shall be the owner and holder of the fee title to the Property, the lien of the Security Instrument shall be spread to cover Borrower’s fee title to the Property and said fee title shall be deemed to be included in the Property. Borrower agrees, at its sole cost and expense (including without limitation Lender’s reasonable attorneys’ fees) to (i) execute any and all documents or instruments necessary to subject its fee title to the Property to the lien of the Security Instrument; and (ii) provide a title insurance policy which shall insure that the lien of the Security Instrument is a first lien on Borrower’s fee title to the Property. Notwithstanding the foregoing, if the Ground Lease is for any reason whatsoever terminated prior to the natural expiration of its term, and if, pursuant to any provisions of the Ground Lease or otherwise, Lender or its designee shall acquire from the Ground Lessor thereunder another lease of the Property, Borrower shall have no right, title or interest in or to such other lease or the leasehold estate created thereby.

Section 17.04 REJECTION OF THE GROUND LEASE.

(a) If the Ground Lease is terminated for any reason in the event of the rejection or disaffirmance of the Ground Lease pursuant to the United States Bankruptcy Code, or any other law affecting creditor’s rights, (i) the Borrower, immediately after obtaining notice thereof, shall give notice thereof to Lender, (ii) Borrower, without the prior written consent of Lender, shall not elect to treat the Ground Lease as terminated pursuant to Section 365(h) of the Bankruptcy Code or any comparable federal or state statute or law, and any election by Borrower made without such consent shall be void and (iii) the Security Instrument and the liens, terms, covenants and conditions of the Security Instrument shall extend to and cover Borrower’s possessory rights under Section 365(h) of the Bankruptcy Code and to any claim for damages due to the rejection of the Ground Lease or other termination of the Ground Lease. In addition, Borrower hereby assigns irrevocably to Lender, Borrower’s rights to treat the Ground Lease as terminated pursuant to Section 365(h) of the Bankruptcy Code and to offset rents under such Ground Lease in the event any case, proceeding or other action is commenced by or against the Ground Lessor under the Bankruptcy Code or any comparable federal or state statute or law.

(b) Borrower hereby assigns to Lender, Borrower’s right to reject the Ground Lease under Section 365 of the Bankruptcy Code or any comparable federal or state statute or law with respect to any case, proceeding or other action commenced by or against Borrower under the Bankruptcy Code or comparable federal or state statute or law, provided the Lender shall not exercise such right, unless an Event of Default shall have occurred and be continuing. So long as any portion of the Loan remains unpaid, Borrower shall not reject or otherwise allow the Ground Lease to be terminated whether under Section 365 of the Bankruptcy Code or other comparable federal or state statute or law or otherwise, without the prior written consent of Lender.

(c)Borrower hereby assigns to Lender, Borrower’s right to seek an extension of the 60-day period within which Borrower must accept or reject the Ground Lease under Section 365 of the Code or any comparable federal or state statute or law with respect to any case, proceeding or other action commenced by or against Borrower under the Bankruptcy Code or comparable federal or state statute or law.

(d)In the event Ground Lessor, as debtor in possession, or by a trustee for Ground Lessor, attempts to sell or transfer its interest in the Land and the Improvements free and clear of the Ground Lease pursuant to Section 363 (or any similar provision) of the Bankruptcy Code, Borrower shall not consent, acquiesce or fail to object to such attempted sale or transfer. Any such consent, acquiescence or failure to object made shall be null and void as to Lender. In any event, Borrower hereby waives, for the benefit of Lender, its successors and assigns only, and not enforceable by anyone else, the provisions of Section 363 and Section 365 of the Bankruptcy Code, or of any statute or rule of law now or hereafter in effect which gives or purports to give Borrower any right to consent to or acquiesce in the sale or transfer of the Ground Lessor’s interest in the Land and the Improvements free and clear of the Ground Lease, to acquiesce in the termination of the Ground Lease or to surrender possession of the Property in the event of the bankruptcy, reorganization or insolvency of Ground Lessor or any other party.

Section 17.05 GROUND LEASE REQUIRED PROVISIONS.

(a) Ground Lease Requirements. This Security Instrument is executed upon the condition that no purchaser at any foreclosure sale or otherwise acquiring title as a result of a default hereunder shall acquire any right, title or interest in or to the Ground Lease, unless the said purchaser, or the person, firm or corporation to whom or to which such purchaser’s right has been assigned, shall, in the instrument transferring to such purchaser or to such assignee Borrower’s interest under the said Ground Lease agree that its interest in the leasehold created by the Ground Lease is subject to its performance from and after the date of such transfer of all of the terms, covenants and conditions of the Ground Lease to be observed or performed on the part of the tenant under the Ground Lease from and after the date of such transfer (provided, however, that neither said purchaser nor its successors or assigns shall have any personal liability for the performance of the Ground Lease), and moreover, that no further or additional mortgage or assignment of the Ground Lease, or of the term therein demised, shall be made, except subject to the provisions contained in Articles 8 and 9 of the Ground Lease, and that a duplicate original of said assumption agreement, in form satisfactory to Ground Lessor’s counsel, duly executed, and acknowledged by such purchaser or such assignee, is delivered to Ground Lessor immediately after the consummation of such sale, or, in any event, prior to taking possession of the Property.

(b) Waiver of Proceeds. The Lender waives all rights and option to retain and apply the proceeds of any insurance or the proceeds of any condemnation award toward payment of the sum secured by this Security Instrument to the extent such proceeds are required to be used for the repair or restoration of the Property in accordance with the provisions of the Ground Lease.

(c) Subleases. In the event of a foreclosure of this Security Instrument, no sublease shall be terminated, cut off or foreclosed, because of such foreclosure, without the prior joint written consent of Ground Lessor and Lender hereunder.

(d) Defaults. If this Security Instrument is in default and Lender determines to foreclose or take a transfer in lieu of foreclosure, Lender shall first give written notice thereof to Ground Lessor and Borrower. Within one hundred twenty (120) days thereafter, but not earlier than thirty (30) days thereafter, if Borrower has not fully cured and reinstated this Security Instrument, Ground Lessor may elect by written notice to the Borrower and Lender to take over Borrower’s position as tenant under the Ground Lease hereby encumbered in accordance with the Ground Lease as supplemented by the Estoppel.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Borrower and Lender have executed this Security Instrument, or have caused this Security Instrument to be executed by their respective duly authorized representative(s) as of the Execution Date.
BORROWER:
TAUBMAN CHERRY CREEK SHOPPING CENTER, L.L.C.,
a Delaware limited liability company

By:    /s/ Simon J. Leopold Name: Simon J. Leopold
Title: Authorized Signatory

ACKNOWLEDGMENT

STATE OF Michigan      )
     )    ss.
COUNTY OF Oakland      )

The foregoing instrument was acknowledged before me this 12th day of April 2016, by Simon J. Leopold as Authorized Signatory of Taubman Cherry Creek Shopping Center, L.L.C., a Delaware limited liability company, on behalf of the company.

SUSAN K. LINK
NOTARY PUBLIC, STATE OF MI
COUNTY OF OAKLAND
MY COMMISSION EXPIRES Oct 10, 2018
ACTING IN COUNTY OF Oakland
My commission expires:

Witness my hand and official seal.
/s/ Susan K. Link
Notary Public

BENEFICIARY:
METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation
By:     /s/ Michael Pace     Name: Michael Pace
Title: Director

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

STATE OF CALIFORNIA )
) ss.
County of San Francisco )

On May 2, 2016, before me, Michael W. Bernabe, a Notary Public, personally appeared Micahel Pace, who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the entity upon behalf of which the person acted, executed the instrument.

I certified under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

/s/ Micheal W. Bernabe
Signature of Notary

MICHAEL W. BERNABE
Commission # 2055861
Notary Public - California
San Francisco County
My Comm. Expires Jan 25, 2018

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation

By:    /s/ Christine Haskins
Name: Christine Haskins
Title: Vice President

39789.050045 EMF_US 59583753v12
ACKNOWLEDGMENT

STATE OF Illinois     )
    )    ss.
COUNTY OF Cook     )

The foregoing instrument was acknowledged before me this 11th day of April 2016, by Christine Haskins as Vice President of The Prudential Insurance Company of America, a New Jersey corporation, on behalf of the corporation.

RENEE MARIE DYBALA
OFFICAL SEAL
Notary Public, State of Illinois
My Commission Expires
July 27, 2017

My commission expires: July 27, 2017
Witness my hand and official seal.
/s/ Renee Marie Dybala
Notary Public

EXHIBIT “A”
PROPERTY DESCRIPTION
A Leasehold Estate by virtue of that certain Amended and Restated Ground Lease, dated November 15, 1988 by and between Temple Hoyne Buell Foundation, a Colorado not for profit corporation, Landlord, and Taubman - Cherry Creek Limited Partnership, a Colorado limited partnership, Tenant, evidenced by that certain Memorandum of Lease (Regional Shopping Center Site) recorded January 24, 1989 at Reception Number R-89-007595, Tenant’s interest having been assigned to Taubman Cherry Creek Shopping Center L.L.C., a Delaware limited liability company, by Assignment and Assumption of Ground Lease (Regional Shopping Center Site) recorded May 16, 2006 at Reception Number 2006078032 and Memorandum of Amendment of Lease recorded May 16, 2006 at Reception Number 2006078034, and any and all parties claiming by, through, or under said lease, over and across the following described land:
PARCEL I:
A parcel of land in the Southwest ¼ of Section 12, Township 4 South, Range 68 West of the 6th P.M., in the City and County of Denver, Colorado, described as:
Commencing at the West ¼ corner of said Section 12; thence East, along the North line of said Southwest ¼, a distance of 952.63 feet to the intersection with the West line of a 60 foot wide Denver Water Department Easement; thence South 0°04’20” East, a distance of 145.00 feet to a point on the South line of First Avenue as established by Quit Claim Deed recorded at Reception No. 00138338 on May 29, 1987, said point being the Point of Beginning; thence South 00°04’20” East, a distance of 688.32 feet; thence Easterly along a non-tangent (a radial from said intersection bears South 7°20’13” West) 2,751.75 foot radius curve, concave Southerly, through a central angle of 4°10’01” an arc distance of 200.13 feet to a reverse, 575 foot radius curve; thence Easterly along said curve through a central angle of 11°30’15” an arc distance of 115.45 feet; thence East, tangent to said curve, a distance of 88.46 feet; thence South 52°50’41” East, a distance of 44.70 feet; thence East a distance of 207.89 feet; thence South 31°10’34” East, a distance of 14.81 feet; thence East a distance of 29.78 feet; thence North 31°10’46” East, a distance of 14.81 feet; thence East a distance of 59.96 feet to a point in a non-tangent, 49.50 foot radius curve (a radial from said point bears South 68°54’25” West); thence Southerly along said curve, which is concave Westerly, through a central angle of 21°05’35” an arc distance of 18.22 feet; thence South, tangent to said curve, a distance of 31.50 feet to a tangent, 90.5 foot radius curve; thence Southerly along said curve, which is concave Easterly, through a central angle of 45° an arc distance of 71.08 feet; thence South 45° East, tangent to said curve, a distance of 144.47 feet to a tangent, 200 foot radius curve; thence Southeasterly along said curve, which is concave Northeasterly, through a central angle of 45° an arc distance of 157.08 feet; thence East, tangent to said curve, a distance of 105.04 feet; thence South 44°58’34” East, a distance of 41.01 feet; thence East a distance of 80.59 feet; thence South a distance of 40.97 feet to a point in a non-tangent, 2,794.58 foot radius curve (a radial from said point bears South 34°40’05” West); thence Southeasterly along said curve, which is concave

Southwesterly through a central angle of 1°56’22” an arc distance of 94.60 feet; thence South 89°54’37” East, a distance of 128.99 feet to a point in a non-tangent, 143 foot radius curve (a radial from said point bears North 64°50’22” East); thence Southerly along said curve, which is concave Easterly, through a central angle of 46°44’54” an arc distance of 116.68 feet; thence South 89°54’37” East, non-tangent to said curve, a distance of 129.70 feet to the West line of Steele Street; thence North 00°01’46” West, along said West line, a distance of 907.54 feet to a point in the South line of said First Avenue, said point being in a non-tangent, 290.00 foot radius curve to which a radial line bears North 81°54’31” East; thence along Southwesterly intersection through the following three courses:
1.    Northwesterly, along said curve, which is concave Southwesterly through a central angle 59°39’50”, an arc distance of 301.99 feet to a point of tangency;
2.    North 67°45’19” West, along said tangent, a distance of 204.92 feet to a tangent, 290.00 foot radius curve and;
3.    Westerly, along said curve which is concave Southerly, through a central angle of 22°14’41”, an arc distance of 112.59 feet to a point of tangency which is the Northerly point of said Southwesterly intersection;
Thence West, along the South line of First Avenue, a distance of 1,181.35 feet to the Point of Beginning.
PARCEL II:
Together with the non-exclusive easements created in that certain Construction, Operation and Reciprocal Easement Agreement recorded February 28, 1989, as Reception No. R-89-0018519, as amended by instruments recorded February 28, 1989, as Reception Nos. R-89-0018521 and R-89-0018522, as affected by Assignment of Agreements recorded January 2, 1991, as Reception No. R-91-0121055, and Assignment and Assumption of REA recorded May 12, 1995, as Reception No. 00055180, as amended by First Amendment to Construction, Operation and Reciprocal Easement Agreement by and between Taubman-Cherry Creek Limited Partnership, The May Department Stores Company, The Neiman Marcus Group, Inc., and Saks Fifth Avenue, Inc., dated June 5, 1998, recorded May 2, 2003, as Reception No. 2003081833, as affected by Assignment and Assumption of Real Estate Agreements dated as of May 19. 2005, recorded January 12, 2006 as Reception No. 2006009058, and as amended by Second Amendment to Construction, Operation and Reciprocal Easement Agreement by and between Taubman-Cherry Creek Limited Partnership, The May Department Stores Company, Nordstrom, Inc., The Neiman Marcus Group, Inc., and Saks Fifth Avenue, Inc., dated as of May 19, 2005 and recorded February 6, 2006, as Reception No. 2006023329, as affected by Omnibus Agreement by and between Taubman-Cherry Creek Limited Partnership and The May Department Stores Company, a Memorandum of which is dated as of May 19, 2005 and recorded February 6, 2006 as Reception No. 2006023330 and Assignment and Assumption of Construction, Operation and Reciprocal Easement Agreement recorded May 16, 2006 at Reception Number 2006078035 and Third Amendment to Construction, Operation and Reciprocal Easement Agreement by and between Taubman-Cherry Creek Shopping Center, L.L.C., Nordstrom, Inc., The Neiman Marcus Group, Inc., and Saks Fifth Avenue, Inc., dated October 31, 2006 and recorded December 8, 2006 at Reception No. 2006195435 and Fourth Amendment to Construction, Operation and Reciprocal Easement Agreement recorded July 14, 2014 at Reception No. 2014083490.
PARCEL III:
Together with the non-exclusive easement for ingress and egress as set forth in that certain Declaration of Easements by and between Taubman-Cherry Creek Limited Partnership, a Colorado limited partnership and Temple Hoyne Buell Foundation, a Colorado not for profit corporation recorded January 24, 1989 at Reception No. R-89-0007597.

EXHIBIT “B”
LEASING GUIDELINES
Borrower may, at all times, lease the Property in its discretion reasonably exercised in a manner consistent with its past practice and then current market conditions existing in the Denver, Colorado metropolitan area. Each Lease and License Agreement entered into after the Execution Date (including the renewal or extension on or after the Execution Date of any Lease entered into prior to the Execution Date if the rent payable during such renewal or extension, or a formula or other method to compute such rent, is not provided for in such Lease (such a renewal or extension a “Renewal Lease”)) either (a) (i) shall provide for payment of rent and all other material amounts payable thereunder at rates at least equal to the fair market rental value comparable to existing local market rates and terms (taking into account the type and quality of the tenant as of the date such Lease is executed by Borrower), contain then prevailing practices with respect to tenant concessions, tenant expense pass‑throughs, common area maintenance charges, and incentives in comparable shopping centers in the Denver, Colorado metropolitan area, and (ii) is an arms‑length transaction with a bona fide, independent third party tenant, or (b) shall not impair the value of the Property taken as a whole and is an arms‑length transaction with a bona fide third party tenant, or (c) shall be consented to by Lender. Borrower may, without the consent of Lender, amend, modify or waive the provision of any Lease or terminate, reduce rents under or shorten the term of any Lease or License Agreement provided that such action (taking into account, in the case of a termination, reduction in rent or shortening of term, the planned alternative use of the affected space) does not impair the value of the Property taken as a whole.
Notwithstanding the foregoing, if the Debt Yield with respect to the Loan falls below 6.75% (the “Minimum Debt Yield”), all Leases thereafter entered into by Borrower that (i) cover over five thousand (5,000) square feet, or (ii) have lease terms longer than ten (10) years, or (iii) are not substantially on the standard form of lease approved by Lender, must be approved by Lender, such approval not to be unreasonably withheld or delayed. Notwithstanding the foregoing, after the Debt Yield falls below the Minimum Debt Yield, if the Debt Yield shall thereafter rise to or above the Minimum Debt Yield and remain at or above the Minimum Debt Yield for six (6) consecutive months, the original leasing guidelines set forth above shall again become operative.
Lender shall respond to a request for Borrower’s approval of a Lease within fifteen (15) Business Days, with respect to any Major Lease, and ten (10) Business Days, with respect to any other tenants, and shall either (a) approve the draft, or (b) provide written comments or objections to the draft. Provided that Borrower prominently captions its request for approval in the following manner: “METLIFE’S FAILURE TO RESPOND TO THIS REQUEST FOR APPROVAL OF THIS LEASE WITHIN FIFTEEN(15)/TEN (10) [AS APPLICABLE] BUSINESS DAYS SHALL RESULT IN METLIFE’S APPROVAL OF THIS LEASE BEING DEEMED AUTOMATICALLY GIVEN”, in the event that Lender fails to so respond to such request for approval not later than the tenth (10th)/fifteenth (15th) (as applicable) Business Day after Lender’s receipt of a Borrower’s request and the foregoing information, Lender shall be deemed to have given such approval.

EXHIBIT “C”
SCHEMATIC DIAGRAM OF ORGANIZATIONAL STRUCTURE
[see attached]

ORGANIZATIONAL CHART FOR
CHERRY CREEK SHOPPING CENTER

As of May 2, 2016

The Taubman Realty Group
Limited Partnership,
a Delaware limited partnership
(EIN: 38-3097317)
100%
The Temple Hoyne Buell Foundation,
a Colorado charitable corporation
(EIN: 84-6037604; source:
https://projects.propublica.org/nonprofits/organizations/846037604)
Cherry Creek Holdings LLC,
a Delaware limited liability company
(EIN: 38-3479191)
50%
L.P.
50%
G.P.
Taubman-Cherry Creek Limited Partnership,
a Colorado limited partnership
(EIN: 38-3097122)
100%
Taubman Cherry Creek Shopping Center, L.L.C.,
a Delaware limited liability company
(EIN: 20-4701392)

ORGANIZATIONAL CHART
OF
THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP

As of May 2, 2016

EXHIBIT “D”
INTENTIONALLY OMITTED

EXHIBIT “E”
FORM OF TENANT DIRECTION LETTER

TAUBMAN CHERRY CREEK SHOPPING CENTER, L.L.C.
200 East Long Lake Road
Bloomfield Hills, Michigan 48304
____________________ __, 20___

[Tenant under Leases]
[Tenant Address]

Re:	Lease dated ____________________ between _____________________, as Landlord, and ________________________, as Tenant, concerning premises known as Cherry Creek Shopping Center, Denver, Colorado
Ladies and Gentlemen:
This letter shall constitute notice to you that the undersigned has granted a security interest in the captioned lease and all rents, additional rent and all other monetary obligations to landlord thereunder (collectively, “Rent”) in favor of Metropolitan Life Insurance Company, a New York corporation and The Prudential Insurance Company of America, a New Jersey corporation, as lender (collectively, “Lender”), to secure certain of the undersigned’s obligations to Lender. The undersigned hereby irrevocably instructs and authorizes you to disregard any and all previous notices sent to you which directed you to send Rent to a particular address and hereafter to deliver all Rent to the following address:
Comerica Bank
Department 89801
Taubman Cherry Creek Shopping Center, L.L.C.
P.O. Box 67000
Detroit, Michigan 48267-0898

The instructions set forth herein are irrevocable and are not subject to modification in any manner, except that Lender, or any successor lender so identified by Lender, may by written notice to you rescind the instructions contained herein.
Sincerely,
TAUBMAN CHERRY CREEK SHOPPING CENTER, L.L.C., a Delaware limited liability company

By:
Name: Simon J. Leopold
Title: Authorized Signatory

EXHIBIT “F”

FORM OF TERMINATION LETTER

[LENDER’S LETTERHEAD]

To All Tenants of Cherry Creek Shopping Center

Re:	Lease between you, as Tenant and Taubman Cherry Creek Shopping Center, L.L.C.,
as Landlord, concerning your leased premises at Cherry Creek Shopping Center in Denver, Colorado

Ladies and Gentlemen:

This letter shall constitute notice to you that Metropolitan Life Insurance Company, a New York corporation and The Prudential Insurance Company of America, a New Jersey corporation, collectively as lender, under a certain Assignment of Leases dated as of May 6, 2016, no longer have any interest in your lease or any rents due to Landlord thereunder. You are hereby instructed to send all rents due as directed by your Landlord or its successors and assigns.

Very truly yours,

LENDER:
METROPOLITAN LIFE INSURANCE
COMPANY, a New York corporation

By:
Name:
Title:

THE PRUDENTIAL INSURANCE
COMPANY OF AMERICA, a New Jersey
corporation

By:
Name:
Title: